Exhibit 10.41

FIFTH AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

Dated as of September 1, 2003

by and among

GENERAL AVIATION RECEIVABLES CORPORATION,

as Seller,

RAYTHEON AIRCRAFT RECEIVABLES CORPORATION,

as Transferor,

RAYTHEON AIRCRAFT CREDIT CORPORATION,

as Originator and as Servicer,

RECEIVABLES CAPITAL CORPORATION,

as Conduit Purchaser,

BANK OF AMERICA, N.A.,

as Administrative Agent, as Administrator and as an Alternate Purchaser,

and

THE OTHER ALTERNATE PURCHASERS

FROM TIME TO TIME PARTIES HERETO

-i-

(cont’d)

-ii-

(cont’d)

-iii-

(cont’d)

		Page
SECTION 11.18	Certain Understandings Regarding the Originator and the Transferor	100

SECTION 11.19	Representation of the Conduit Purchaser	101

Schedules

Schedule I	Yield and Rate Periods
Schedule II	Obligors, Subleases and Cash Deposits, Brazilian Operating Leases, Repossession Insurance, Subleases, Letters of Credit, Exempt Receivables and Extended Receivables
Schedule III	Performance Guarantor Financial Covenants
Schedule IV	Schedule of Receivables
Schedule V	Schedule of Sub-Servicers
Schedule 4.1(g)	List of Actions and Suits
Schedule 4.1(i)	Location of Certain Offices and Records
Schedule 4.1(j)	List of Subsidiaries, Divisions and Tradenames of the Transferor, the Seller and the Servicer; FEINs
Schedule 4.1(r)	List of Blocked Account Banks and Blocked Accounts
Schedule 11.3	Address and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Credit and Collection Policies
Exhibit C	Form of Monthly Servicer Report
Exhibit D	Form of Assignments of Rents
Exhibit E	Microsoft Excel Report
Exhibit F	Form of Certificate of Perfection
Exhibit G	Form of Notice of Release

Annexes

Annex A	Minimum Capital Payments and Related Settlement Dates
Annex B	Duties of the Servicer

-iv-

FIFTH AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

This FIFTH AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of September 1, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among GENERAL AVIATION RECEIVABLES CORPORATION, a Delaware corporation (in its individual capacity, “GARC”), as the Seller (in such capacity, together with its successors and permitted assigns, the “Seller”), RAYTHEON AIRCRAFT RECEIVABLES CORPORATION, a Kansas corporation (in its individual capacity, “RARC”), as the Transferor (in such capacity, together with its successors and permitted assigns in such capacity, the “Transferor”), RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation (in its individual capacity, “RACC”), as the Originator (in such capacity, together with its successors and permitted assigns in such capacity, the “Originator”), and as the initial Servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), RECEIVABLES CAPITAL CORPORATION, a Delaware corporation, as the Conduit Purchaser (the “Conduit Purchaser”), BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), as the Administrative Agent for the Purchasers (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”), BANK OF AMERICA, as the Administrator for the Conduit Purchaser (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrator”) and BANK OF AMERICA, as an Alternate Purchaser (in such capacity, together with its successors and permitted assigns in such capacity, an “Alternate Purchaser”), and the financial institutions from time to time parties hereto as Alternate Purchasers.

W I T N E S S E T H :

WHEREAS, RARC, RACC, the Conduit Purchaser, Bank of America, in its capacity as managing facility agent, and the various other financial institutions from time to time party thereto, are parties to the Fourth Amended and Restated Purchase and Sale Agreement, dated as of March 8, 2002 (as heretofore amended, amended and restated, supplemented or otherwise modified, the “Prior Purchase and Sale Agreement”); and

WHEREAS, the Seller has succeeded to certain of the Transferor’s rights and obligations under the Prior Purchase and Sale Agreement pursuant to the terms of the Sale and Conveyance Agreement (as defined below); and

WHEREAS, the parties hereto desire to amend and restate the Prior Purchase and Sale Agreement in its entirety; and

WHEREAS, the Transferor and the Seller have entered into that certain Sale and Conveyance Agreement, dated as of September 1, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Sale and Conveyance Agreement”), pursuant to which the Transferor has sold and conveyed to the Seller all of its right, title and interest in, to and under the Receivables, the Contracts and the other Affected Assets (other than title to the Leased Aircraft) and in connection therewith has granted to the Seller a security interest in all of its right, title and interest in, to and under the Leased Aircraft and the other Affected Assets;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Prior Purchase and Sale Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Capital Payments” means, on any Settlement Date, any and all amounts, if any, remaining in the Collection Account after giving effect to the application of Collections pursuant to clauses (i) through (viii) in Section 2.12, in accordance with the priorities for payment set forth therein, and payable pursuant to and in accordance with the terms of clause (ix) of Section 2.12 which such amounts shall be applied toward the repayment of the Net Investment until the Net Investment has been reduced to zero.

“Administrative Agent” is defined in the preamble.

“Administrative Agent Fee” has the meaning set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means the confidential letter agreement, dated the Closing Date, among the Seller, the Servicer and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms with the prior written consent of the Control Party and, to the extent that any Aggregate Unpaids are then due and owing to the Insurer, the Insurer.

“Administrator” means Bank of America or an Affiliate thereof, as Administrator for the Conduit Purchaser, or Bank of America or an Affiliate thereof, as administrator for any Conduit Assignee.

“Advance Payments” means each advance payment remitted by an Obligor to be deposited into the Collection Account and to be applied to the related Receivable as such advance payment becomes due, in accordance with the priorities for payment set forth in Section 2.12.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) each Aircraft and each Aircraft Fractional Share, (b) the Receivables, (c) the Related Security, (d) all rights and remedies (i) of the Transferor and the Seller under the First Tier Agreement (including all security interests created or arising thereunder) and (ii) of the Seller under the Sale and Conveyance Agreement (including all security interests created or arising thereunder), (e) each Contract related to a Receivable, (f)

each Security Agreement related to a Receivable and all rights in the collateral pledged thereunder, (g) each letter of credit related to a Receivable, (h) all financing statements filed in favor of the Transferor against the Originator or filed in favor of the Seller against the Transferor in connection with any of the foregoing, (i) each Blocked Account and all funds from time to time on deposit therein and each Blocked Account Agreement, (j) with respect to any Aircraft Fractional Share, all rights against Flight Options with respect thereto, and (k) all proceeds of each of the foregoing. For the avoidance of doubt, when used in this Agreement or in any other Transaction Document with respect to any Raytheon Entity, “Affected Assets” shall include only such Raytheon Entity’s right, title and interest in, to and under the property described in items (a) through (k).

“Affected Party” means each Purchaser, the Administrative Agent, the Administrator, each Program Support Provider and their respective agents.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Collateral Value” means, as of the Cut-off Date, the aggregate amount of the sum of the Unpaid Balance of each Receivable purchased by the Seller from RARC pursuant to the Sale and Conveyance Agreement.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate unpaid Yield accrued and to accrue to maturity with respect to all Rate Periods at such time, (b) the Net Investment at such time and (c) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the Originator, the Transferor, the Seller or the Servicer to the Administrative Agent, the Administrator, any of the Purchasers, the Insurer or any other Secured Party at such time.

“Agreement” is defined in the preamble.

“Aircraft” means each aircraft related to a Receivable and the related Contract, together with all other property used in the operation of such Aircraft or reflecting use or maintenance of such Aircraft, including but not limited to all engines, propellers, instruments, avionics, equipment and accessories attached to, connected with, located in or removed from such Aircraft together with any replacement airframe.

“Aircraft Fractional Share” means an undivided interest in an Aircraft, which undivided interest has been sold pursuant to a Flight Options Contract, together with any replacement aircraft fractional share related to such Flight Options Contract.

“Alternate Purchaser” means Bank of America and any other financial institution that shall become a party to this Agreement pursuant to Section 11.8.

“Alternate Purchaser Percentage” means, at any time, a fraction, expressed as a percentage, the numerator of which is the portion of the Net Investment funded by the Alternate Purchasers and the denominator of which is the Net Investment at such time.

“Alternate Rate” is defined in Section 2.4.

“Asset Interest” is defined in Section 2.1(b).

“Assignment Amount” means, with respect to an Alternate Purchaser at the time of any assignment pursuant to Section 3.1, an amount equal to the least of (a) such Alternate Purchaser’s Pro Rata Share of the Net Investment requested by the Conduit Purchaser to be assigned at such time; (b) such Alternate Purchaser’s unused Commitment (minus the unrecovered principal amount of such Alternate Purchaser’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party); and (c) in the case of an assignment, the sum of such Alternate Purchaser’s Pro Rata Share of the Conduit Purchaser Percentage of (i) the aggregate Unpaid Balance of the Receivables (other than Defaulted Receivables), plus (ii) all Collections received by the Servicer but not yet remitted by the Servicer to the Administrative Agent, plus (iii) any amounts in respect of Deemed Collections required to be paid by the Seller at such time, plus (iv) Yield to accrue through the end of the current Rate Period.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” is defined in Section 3.1(a).

“Assignment of Rents” means each Aircraft Security Agreement, Assignment of Rents and Proceeds under Aircraft Lease and Assignment, between among the Seller, the Transferor and the Administrative Agent, substantially in the form of Exhibit D, or such other agreement in form and substance satisfactory to the Administrative Agent and the Control Party, together with any consent by the related Obligor as required pursuant to the related Aviation Authority or the related Contract, as applicable, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified through the Closing Date, and thereafter, pursuant to and in accordance with the terms of this Agreement.

“Available Funds” means, with respect to a Fiscal Month, (a) the sum of (without duplication) (i) all interest payments received during such Fiscal Month into the Collection Account during such Fiscal Month with respect to the Receivables, plus (ii) any Recovery Proceeds received during such Fiscal Month, less (b) the sum of (i) payments necessary under clauses (i), (ii), (iii), (iv) and (vi) of Section 2.12 on the next succeeding Settlement Date, plus (ii) the Unpaid Balance of any Receivables that became Defaulted Receivables during such Fiscal Month.

“Aviation Authority” means, with respect to any Aircraft, the FAA or any other Person or Official Body that is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of aircraft or other matters relating to civil aviation in the jurisdiction of registration for aircraft.

“Bank of America” is defined in the preamble.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended, and any regulations promulgated and rulings issued thereunder.

“Base Rate” is defined in Section 2.4.

“Blocked Account” means each account (including, without limitation, each Lockbox Account and the Collection Account) in the name of the Seller and maintained by the Servicer at a Blocked Account Bank for the purpose of receiving Collections, as set forth in Schedule 4.1(r), or any account added as a Blocked Account pursuant to and in accordance with Section 4.1(r) and which is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an agreement among the Seller, the Servicer, the Administrative Agent and a Blocked Account Bank, in form and substance satisfactory to the Administrative Agent and the Control Party, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Blocked Account Bank” means each of the banks set forth in Schedule 4.1(r), as such Schedule 4.1(r) may be modified pursuant to Section 4.1(r).

“Blue Book Value” is defined in Section 2.14(b)(v).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, Wichita, Kansas or Boston, Massachusetts are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Reserve Account” is defined in Section 2.9(c).

“Cash Reserve Account Bank” means Bank of America, N.A., solely in such capacity.

“Certificate of Perfection” means a certificate, substantially in the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the Seller, the Servicer, the Administrative Agent and the Insurer, furnished by the Servicer pursuant to Section 2.9(c).

“Change of Control” means, with respect to (a) the Seller, the failure of the Transferor to own, free and clear of any Adverse Claim and on a fully diluted basis, one hundred percent (100%) of the outstanding shares of voting stock of the Seller; (b) the Transferor, the failure of

RACC to own, free and clear of any Adverse Claim and on a fully diluted basis, one hundred percent (100%) of the outstanding shares of voting stock of the Transferor; (c) RACC (if RACC is the Servicer), either (I) RACC ceases to be a wholly-owned subsidiary of the Performance Guarantor; or (II) RACC shall consolidate, merge, or convey or transfer its properties and assets substantially as an entity to any Person unless either (1) (A) either (i) the surviving Person’s performance is either guaranteed by the Performance Guarantor or another entity having the same or higher creditworthiness than the Performance Guarantor and in no event less than “A-” by S&P, “A3” by Moody’s and “A-” by Fitch, or (ii) the surviving Person has the same or higher creditworthiness than the Performance Guarantor and in no event less than “A-” by S&P, “A3” by Moody’s and “A-” by Fitch and (B) the Person formed by such consolidation shall be organized and existing under the laws of the United States and shall expressly assume, in an agreement in form and substance reasonably acceptable to each of the Administrative Agent and the Control Party, the performance of every covenant and obligation of the Servicer under the Transaction Documents to which it is a party or (2) each of the Administrative Agent and the Control Party consents in writing prior to such action and (d) the Performance Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the outstanding shares of voting stock of the Performance Guarantor.

“Closing Date” means September 30, 2003.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated and rulings issued thereunder.

“Collection Account” is defined in Section 2.9(a).

“Collection Account Bank” means the bank designated as such as set forth in Schedule 4.1(r), as such Schedule 4.1(r) may be modified pursuant to Section 4.1(r).

“Collections” means, with respect to Receivables, all cash collections and other cash proceeds of Receivables from and after the Cut-off Date (including, without limitation, Advance Payments), including all finance charges, if any, and cash proceeds of Affected Assets, Related Security and all Deemed Collections.

“Commercial Paper” means the promissory notes issued or to be issued by the Conduit Purchaser (or its related commercial paper issuer if the Conduit Purchaser does not itself issue commercial paper) in the commercial paper market.

“Commitment” means, with respect to each Alternate Purchaser, as the context requires, (a) the commitment of such Alternate Purchaser to make the Investment and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth opposite such Alternate Purchaser’s signature on the signature pages hereof under the heading “Commitment” (or in the case of an Alternate Purchaser which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Alternate Purchaser pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Alternate Purchaser’s Commitment consented to by such Alternate Purchaser prior to the time of determination; provided, however, that, except as otherwise provided in Section 3.3(b), in the event that the Facility Limit is reduced, the aggregate of the Commitments of all the Alternate Purchasers shall be reduced in a like amount and the Commitment of each Alternate Purchaser shall be reduced in proportion to such reduction.

“Conduit Assignee” means any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by Bank of America or any of its Affiliates and designated by Bank of America from time to time to accept an assignment from the Conduit Purchaser of all or a portion of the Net Investment.

“Conduit Purchaser” means Receivables Capital Corporation and any Conduit Assignee thereof.

“Conduit Purchaser Percentage” means at any time, one hundred percent (100%), minus the Alternate Purchaser Percentage at such time.

“Contract” means, in relation to any Receivable, the collective reference to the promissory notes, security agreements, leases, subleases, financing and security agreements, contracts, documents and instruments pursuant to which RACC has (i) lent such Obligor funds to purchase an Aircraft or, in the case of an Aircraft Fractional Share, an undivided interest in an Aircraft, and such Obligor has agreed to make monthly or quarterly installment payments in respect of such purchase, or (ii) leased an Aircraft to such Obligor, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time pursuant to and in accordance with the terms thereof.

“Contract File” means, with respect to each Contract (which may consist of one or more separate files) (a) in the case of (i) loans (including those relating to each Aircraft Fractional Share), the original promissory note and a copy of the recorded security agreement, (ii) leases, the original lease and either an assignment of rents and proceeds of any residual interest or a copy of the recorded Assignment of Rents, subject to the Investment Condition, and (iii) conditional sales, if any, the original conditional sale agreement and a copy of the recorded security agreement, and in all cases (b) the original guaranty (if applicable), (c) copies of all amendments to any of the foregoing documents, (d) the registration application of the related Obligor (or a legal opinion confirming the filing thereof) with respect to the related Aircraft, (e) the certificate of registration in favor of RARC or the related Obligor (or a legal opinion confirming that RARC or such Obligor has title to the related Aircraft), (f) all related account/billing information, (g) a current insurance certificate or other evidence of insurance, (h) all related credit/customer financial information, (i) to the extent applicable, copies of (x) all lease option agreements, (y) the associated purchase and sale agreement and (z) any associated assignment agreements, and (j) to the extent that such documents exist in the Contract File, all other agreements, documents, certificates, reports, schedules and correspondence relating thereto.

“Control Party” means, (i) if no Insurer Default has occurred and is continuing, the Insurer, and (ii) if an Insurer Default has occurred and is continuing, the Administrative Agent.

“Corporate Services Provider” is defined in Section 11.13.

“CP Rate” is defined in Section 2.4.

“Credit and Collection Policy” means RACC’s credit and collection policy or policies and practices, relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit B, as modified, from time to time, pursuant to and in accordance with Sections 6.1(a)(iv) and 6.2(c).

“Cut-off Date” means August 24, 2003.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 2.6.

“Default Interest” is defined in Section 2.7.

“Defaulted Receivable” means, as determined at the end of each Fiscal Month, a Receivable (a) as to which any payment of principal or interest, or part thereof, remains unpaid for 180 days or more from the original due date (excluding interest on arrears) for such Receivable; (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which, consistent with the Credit and Collection Policy, should be written off as uncollectible; or (d) as to which the related Aircraft has been repossessed or the Servicer has initiated the repossession process (it being understood that any Receivable (i) that became a Defaulted Receivable pursuant to clause (a) above during the previous Fiscal Month and has become less than 180 days past due by the end of such Fiscal Month, or (ii) for which an Eligible Substitute Receivable has been substituted therefor as provided in Section 2.17 shall no longer be considered a Defaulted Receivable for the purpose of calculating Minimum Equity under this Agreement or the other Transaction Documents unless and until one of the events described in clauses (a) through (d) subsequently occurs with respect thereto).

“Defaulting Alternate Purchaser” is defined in Section 2.3(e).

“Deferred Investment Amount” is defined in Section 2.9(c).

“Deferred Investment Return Date” is defined in Section 2.9(c).

“Deferred Investment Request Date” is defined in Section 2.9(c).

“Delinquent Receivable” means a Receivable: (a) as to which any payment of principal or interest, or part thereof, remains unpaid for more than ninety (90) days from the original due date (excluding interest on arrears) for such Receivable and (b) which is not a Defaulted Receivable.

“Dilution” means a reduction in the Unpaid Balance of any Receivable attributable to any non-cash items including credits, billing errors, sales or similar taxes, volume discounts, allowances, disputes, set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors, except any write-off in respect of a Defaulted Receivable.

“Dollar” or “$” means the lawful currency of the United States.

“Downgrade Collateral Account” is defined in Section 3.2(a).

“Downgrade Draw” is defined in Section 3.2(a).

“Eligible Investments” means any of the following investments denominated and payable solely in Dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States, (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated “A-1+” by S&P, “P-1” by Moody’s and “A-1+” by Fitch, (c) no load money market funds rated in the highest ratings category by each of the Rating Agencies (without the “r” symbol attached to any such rating by S&P), (d) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated “A-1+” by S&P, “P-1” by Moody’s and “A-1+” by Fitch (without the “r” symbol attached to any such rating by S&P) and (e) until such time as either the Administrative Agent or the Control Party notifies the Servicer that such investment is no longer an “Eligible Investment”, the JPMorgan U.S. Government Money Market Fund so long as such investments provide for daily liquidity and is rated “AAA” by S&P and “Aaa” by Moody’s.

“Eligible Receivable” means, as of the Closing Date, any Receivable:

(a) which (i) was originated by RACC in the ordinary course of its business and (ii) relates to an Aircraft manufactured by RAC;

(b) (i) which arises pursuant to a Contract and with respect to which each of the Raytheon Entities, as applicable, has performed all obligations then required to be performed by it thereunder, (ii) which has been billed to the relevant Obligor and (iii) which arises pursuant to a Contract that (I) conforms in all material respects with RACC’s standard form contracts (copies of which have been provided, on or prior to the Closing Date, to the Administrative Agent and the Insurer) on or prior to the Closing Date as such Contract may be modified (solely to the extent necessary to comply with applicable Law in such countries, or as recommended by Local Aviation Counsel so as to make such form more favorable to RACC) and (II) contains customary remedies after default (including, without limitation, acceleration of payments and foreclosure rights);

(c) (i) with respect to which no portion has been or should have been written off as uncollectible in accordance with the terms of the Credit and Collection Policy and (ii) which complies in all material respects with the Credit and Collection Policy existing on the Closing Date (including, without limitation, policies relating to writeoffs of any Receivable and the policies and practices maintained by the Servicer’s computer system);

(d) (i) which, together with the related Leased Aircraft and the other Affected Assets, has been sold or contributed by the Originator to the Transferor pursuant to (and in accordance with) the First Tier Agreement, (ii) which, together with the other Affected Assets (but not including the Transferor’s title to the related Leased Aircraft), has been sold by the Transferor to the Seller pursuant to (and in accordance with) the Sale and

Conveyance Agreement, and (iii) with respect to which the Transferor has good and marketable title to the related Leased Aircraft and the Seller has good and marketable title to such Receivables and the Related Security (other than title to the related Leased Aircraft), in each case, free and clear of all Adverse Claims (other than any Permitted Lien);

(e) which, together with the related Obligor, is listed on the Schedule of Receivables;

(f) (I) the Obligor of which (i) is not an Affiliate or employee of any of the Raytheon Entities, (ii) is not an Official Body, (iii) has not become the subject of an Event of Bankruptcy and (iv) has made at least one payment under the related Contract and (II) in the case of an Aircraft Fractional Share, the Obligor of which and each of the other co-owners of the related Aircraft (A) is a “Citizen of the United States” (as such term is defined in the Federal Aviation Act) and (B) has executed and filed with the FAA an “AC Form 8050-1 Aircraft Registration Application” covering such Aircraft showing each such Person’s undivided interest in the applicable Aircraft;

(g) [Reserved];

(h) which under the related Contract and applicable Law is freely assignable for the purposes of the transactions contemplated by this Agreement and the other Transaction Documents without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(i) which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to (i) to the knowledge of the Seller and the Servicer after due inquiry, any litigation to which any Raytheon Entity or Flight Options is a party or as to which any Raytheon Entity or Flight Options has received notice or (ii) any dispute (other than litigation), offset, counterclaim, rescission or other defense;

(j) which is denominated and payable only in Dollars in the United States;

(k) which is not a Defaulted Receivable;

(l) which is not a Delinquent Receivable;

(m) which, together with the related Contract, has not been, to the knowledge of the Seller and the Servicer after due inquiry, compromised, adjusted, released or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits), except as any such amendment, compromise, adjustment, release or modification is contained in the Contract File related thereto (other than Receivables in respect of Aircraft Fractional Shares);

(n) which is either an “account”, “chattel paper” or a “general intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions; and, if the related Contract constitutes “chattel paper”, with respect to which (i) there is an original executed counterpart thereof in the related Contract File and (ii) all other items in the related Contract File with respect thereto have been delivered to and are at all times, in the possession of the Servicer;

(o) which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940;

(p) which, together with the Contract related thereto, does not, to the knowledge of the Seller and the Servicer, conflict with any Laws applicable thereto (including, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any Law;

(q) the assignment of which under the First Tier Agreement by the Originator to the Transferor, under the Sale and Conveyance Agreement by the Transferor to the Seller, and hereunder by the Seller to the Administrative Agent, does not violate, conflict or contravene any applicable Law or any contractual or other restriction, limitation or encumbrance;

(r) which (together with the Related Security and the Affected Assets related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein, by the Seller to the Administrative Agent, subject to the Investment Condition, on behalf of the Secured Parties, of all of the Seller’s right, title and interest therein, effective until the Final Payout Date (unless repurchased or substituted at an earlier date pursuant to and in accordance with the terms of this Agreement);

(s) with respect to which the Servicer is in possession of each item contained in the related Contract File;

(t) with respect to which (i) the related Obligor has insurance coverage in full force and effect, as required under the related Contract, (ii) the Seller (or an Affiliate thereof) has insurance coverage in full force and effect with respect to contingent hull and liability and contingent war and liability and (iii) if so noted in Schedule II, the Seller (or an Affiliate thereof) has repossession insurance in full force and effect;

(u) with respect to which, to the knowledge of the Seller and the Servicer, (i) the related Obligor has not violated or failed to comply with any Law and (ii) the Aircraft related thereto complies with all applicable governmental aviation laws, regulations and rules;

(v) which, together with the related Contract, is in compliance with all applicable FAA laws and regulations and any other applicable Law;

(w) with respect to which each document, certificate, instrument and other agreement required to be on file with any Aviation Authority, subject to the Investment Condition, has been filed and recorded (i) in order to transfer to and perfect the Seller’s interest in such Receivable and the other Affected Assets related thereto and (ii) in order to perfect the Administrative Agent’s interest in such Receivable and the other Affected Assets related thereto;

(x) with respect to which the Seller (or the Servicer on behalf of the Seller) has, on or prior to the Closing Date, delivered to the Administrative Agent and the Insurer a true and accurate schedule of payments (based on current interest rates);

(y) which, if such Receivable arises under a Contract which is a lease, such lease (i) is a “triple net lease”, pursuant to which the related Obligor is responsible for the maintenance, taxes and insurance with respect to the related Aircraft in accordance with the Credit and Collection Policy, (ii) contains a “hell or high water” or other similar clause, which such clause unconditionally obligates the related Obligor to make all payments thereunder, without deduction or setoff of any kind, and (iii) is a non-cancelable contract and no portion of which has been or is (pursuant to the terms of such lease) subject to rejection, voluntary prepayment, early termination or non-assumption, prior to the original term of such lease (other than in the case of voluntary prepayments, solely in accordance with the terms of such lease);

(z) as to which, to the knowledge of the Seller and the Servicer, no scheduled maintenance with respect to the Aircraft related thereto has failed to be performed and completed in a timely fashion;

(aa) with respect to which, together with the related Contract thereto, any and all payments and deposits required to be made hereunder or under any other Transaction Document by the related Obligor are made free and clear of, and without deduction for, any and all present or future taxes (including, without limitation, withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto;

(bb) which arises under a Contract that requires payments to be made on a monthly or quarterly basis;

(cc) with respect to which, if the related Contract is a lease, the related Obligor has accepted the Aircraft and is in possession of the related Aircraft subject to the related lease and is not subleasing such Aircraft to any other Person, except as set forth in Schedule II;

(dd) which, if the related Contract is a lease, arises under a lease that (pursuant to its terms) is not a “consumer contract” (as such term is used in the applicable UCC);

(ee) with respect to which none of RACC, the Transferor nor the Seller has used any selection procedures that identified such Receivable as being less desirable or valuable than other receivables arising under comparable leases or contracts originated by RACC with respect to selection of the Receivables to be purchased hereunder and under any of the other Transaction Documents;

(ff) with respect to which the related Aircraft has not suffered a total loss and, any damage that is less than a total loss with respect to such Aircraft has been repaired and, to the knowledge of the Seller and the Servicer, such Aircraft is in good working condition;

(gg) which is secured by the applicable Obligor’s entire interest in the related Aircraft or Aircraft Fractional Share, as applicable;

(hh) with respect to which (i) no cash deposit exists (other than cash deposits by those Obligors set forth in Schedule II, in the amounts set forth therein) and (ii) no letter of credit exists (other than the letters of credit set forth in Schedule II and, on the Closing Date, which are in the possession of the Servicer, for the benefit of the Secured Parties);

(ii) with respect to which, together with the related Affected Assets, all written information provided by the Seller or the Servicer (or any Affiliate thereof) to the Administrative Agent or the Insurer is true and correct in all material respects (it being understood that to the extent any such information was provided by an Obligor to the Seller or the Servicer (or any Affiliate thereof), such information, to the knowledge of the Seller and the Servicer, has no inaccuracies); and

(jj) with respect to which the master data processing records of the Servicer contain codes which indicate the conveyances of such Receivable from the Originator to the Transferor, from the Transferor to the Seller and from the Seller to the Administrative Agent, in each case as contemplated by the Transaction Documents.

“Eligible Substitute Receivable” is defined in Section 2.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Originator, the Transferor or the Seller, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Originator, the Transferor or the Seller or any of their ERISA Affiliates from any Pension Plan or Multiemployer Plan; (f) the receipt by the Originator, the Transferor or the

Seller or any of their ERISA Affiliates from the Pension Benefit Guaranty Corporation (as defined in ERISA) or a plan administrator of any notice relating to the intention to termination any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (g) the receipt by the Originator, the Transferor or the Seller or any of their ERISA Affiliates of any notice that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a non-exempt “prohibited transaction” with respect to which the Originator, the Transferor or the Seller or any of their respective ERISA Affiliates or any of their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975) of the Code, or with respect to which the Originator, the Transferor or the Seller or any such Subsidiary could otherwise be liable.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person declaring or seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, liquidation, receivership, rehabilitation or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, agent, receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or one of the actions sought in such proceeding (including, without limitation, the entry of an order) for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (c) such Person or any Subsidiary of such Person shall take any corporate, partnership or other similar action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Event of Default” is defined in Section 8.1.

“Excluded Taxes” is defined in Section 9.3.

“Facility Limit” means two hundred eighty-six million forty thousand one hundred three dollars and fifty-three cents ($286,040,103.53), as such amount may be reduced in accordance with Section 3.3; provided, that such amount may not at any time exceed the aggregate Commitments then in effect.

“FAA” means the Federal Aviation Administration of the United States, or any successor agency performing the duties thereof.

“FASB” is defined in Section 9.2.

“Federal Aviation Act” means Subtitle VII of Title 49 of the United States Code, and the rules and regulations promulgated thereunder, as in effect on the Closing Date, and as modified or amended hereafter, or any subsequent legislation that supplements or supersedes such Subtitle.

“Federal Funds Rate” is defined in Section 2.4.

“Fee Letter” means a collective reference to the Administrative Agent Fee Letter, the Purchaser Fee Letter and the Insurance Premium Letter.

“Final Payout Date” means the date on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the Amended and Restated Intercompany Purchase and Contribution Agreement, dated as of September 1, 2003, between RACC and the Transferor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions of the Transaction Documents.

“Fiscal Month” means (i) so long as RACC (or an Affiliate of RACC) is acting as the Servicer, a fiscal month determined in accordance with the Performance Guarantor’s accounting policies or (ii) if RACC (or an Affiliate of RACC) is not the Servicer, a calendar month.

“Fitch” means Fitch, Inc., or any successor that is a nationally recognized statistical rating organization.

“Flight Options” means Flight Options, LLC, a Delaware limited liability company.

“Flight Options Contract” means those purchase, management and other agreements, pursuant to which Flight Options (or Raytheon Travel Air, as its predecessor in interest) has sold to an Obligor an Aircraft Fractional Share and agreed to the management (including interchange arrangements) with respect thereto.

“Flight Options Management Agreements” means (i) each management agreement constituting a Flight Options Contract and (ii) each other management agreement relating to an aircraft fractional share financed by RACC, pursuant to which Flight Options (or Raytheon Travel Air, as its predecessor in interest) has agreed to the management of such aircraft fractional share.

“Flight Options Trigger Event” means, at any time, that either (i) an Event of Bankruptcy has occurred and is continuing with respect to Flight Options, or (ii) obligors of five percent (5%) or more (by number) of receivables relating to the Flight Options Management Agreements have asserted or claimed in writing a default or an event of default (regardless of how described or named) by Flight Options with respect to the management obligations of Flight Options under the related Flight Options Management Agreement and in each case such assertion or claim is continuing at such time.

“Fluctuation Factor” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or in such other statements by such accounting profession, in effect from time to time.

“GARC” is defined in the preamble.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Indebtedness” means, without duplication, with respect to any Person, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, (g) reimbursement obligations with respect to any letters of credit and (h) any other liabilities which would be treated as indebtedness in accordance with GAAP.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Insurance and Reimbursement Agreement” means that certain Insurance and Reimbursement Agreement, dated as of the Closing Date, among the Insurer, the Transferor, the Seller, RACC, the Performance Guarantor and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Insurance Policy” means that certain financial guaranty insurance policy number 42457, dated the Closing Date, by the Insurer in favor of the Administrative Agent, for the benefit of the Purchasers, without giving effect to any amendment, amendment and restatement, supplement or other modification or replacement thereof that has not been consented to in writing by the Administrative Agent.

“Insurance Premium Letter” means that certain Premium Letter Agreement, dated as of the Closing Date, between the Seller and the Insurer, without giving effect to any amendment, amendment and restatement, supplement or other modification or replacement thereof that has not been consented to in writing by the Administrative Agent.

“Insurer” means (i) MBIA Insurance Corporation, a New York stock insurance company; and (ii) any other replacement Insurer, acceptable to the Administrative Agent, subject only to the conditions for replacement set forth in the Insurance and Reimbursement Agreement.

“Insurer Default” means (a) a default by the Insurer of its obligations to pay any amount payable under the Insurance Policy by the second (2nd) Business Day after such amount is due and payable, (b) the occurrence of an Event of Bankruptcy with respect to the Insurer or (c) the New York State Superintendent of Insurance shall have applied for an order to rehabilitate, liquidate or dissolve the Insurer, or shall have determined that the Insurer is insolvent, or that the Insurer shall have become subject to any of the actions set forth in the definition “Event of Bankruptcy”.

“Interest Component” means, at any time of determination, the aggregate Yield accrued and to accrue through the end of the current Rate Period for the Portion of Investment accruing Yield calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by the Administrator, multiplied by the Fluctuation Factor).

“Investment” is defined in Section 2.2.

“Investment Condition” means that Security Agreements in favor of the Seller and the Administrative Agent have been fully signed and properly filed with the FAA and other applicable Aviation Authorities with respect to Aircraft and Aircraft Fractional Shares constituting not less than ninety percent (90%) of the Aggregate Collateral Value.

“Investment Deficit” is defined in Section 2.3(e).

“knowledge” means, with respect to a Person, the actual knowledge of any responsible officer of such Person without any requirement of investigation or inquiry by such officer.

“Law” means any law (including, but not limited to, common law), the Federal Aviation Act, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Leased Aircraft” means each Aircraft subject to a Contract which is a lease and title with respect to which is held or is purported to be held by the Transferor.

“Leased Aircraft Collateral” is defined in Section 8.3.

“Local Aviation Counsel” means (a) with respect to each Aircraft which is registered with the FAA, Crowe & Dunlevy or, in certain cases, Harper Meyer, and (b) with respect to each Aircraft which is registered with an Aviation Authority (other than the FAA), special counsel in respect of local law applicable to general aviation matters, which counsel shall be reasonably acceptable to each of the Administrative Agent and the Control Party.

“Lockbox Account” is defined in Section 2.9(b).

“Majority Purchasers” means, at any time, the Administrative Agent and those Alternate Purchasers which hold Commitments aggregating in excess of sixty-six and two-thirds percent (66 2/3%) of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Administrative Agent and one or more Alternate Purchasers whose aggregate pro rata shares of the Net Investment exceed sixty-six and two-thirds percent (66 2/3%) of the Alternate Purchaser Percentage of the Net Investment).

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectibility of the Receivables, (b) the condition (financial or otherwise), businesses or properties of the Transferor, the Seller, the Servicer or the Performance Guarantor, (c) the ability of the Originator, the Transferor, the Seller, the Servicer or the Performance Guarantor to perform its respective obligations under the Transaction Documents to which it is a party, or (d) the interests of any of the Secured Parties under any Transaction Document.

“Maximum Permitted Dividend Amount” means, at any time prior to the Final Payout Date, twenty-three million five hundred seventy-eight thousand one dollars and seventeen cents ($23,578,001.17).

“Minimum Capital Payment” means, as of any Settlement Date, the amount (if any) necessary to cause the aggregate cumulative reductions in the Investment to be equal to the corresponding amount set forth on Annex A with respect to such Settlement Date and all prior Settlement Dates.

“Minimum Equity” means, as of the end of any Fiscal Month, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of the Receivables in which the Administrative Agent has an interest which are not Defaulted Receivables minus the Net Investment and (b) the denominator of which is the aggregate Unpaid Balance of the Receivables in which the Administrative Agent has an interest which are not Defaulted Receivables.

“Monthly Servicer Report” means a report, substantially in the form attached hereto as Exhibit C or in such other form as is mutually agreed to by the Seller, the Servicer, the Administrative Agent and the Insurer, furnished by the Servicer pursuant to Section 2.8 for each Fiscal Month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Investment” at any time means (a) the sum of the cash amount paid to the Seller pursuant to Sections 2.2 and 2.3 less (b) the aggregate amount of Collections theretofore received and applied by the Administrative Agent to reduce such Net Investment pursuant to Section 2.12; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason.

“Non-Defaulting Alternate Purchaser” is defined in Section 2.3(e).

“Notice of Release” means a notice, substantially in the form attached hereto as Exhibit G or in such other form as is mutually agreed to by the Seller, the Servicer, the Administrative Agent and the Insurer, furnished by the Control Party pursuant to Section 2.9(c).

“Obligor” means, with respect to any Receivable, the Person primarily obligated to make payments in respect of such Receivable pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator; or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Offshore Rate” is defined in Section 2.4.

“Originator” is defined in the preamble.

“Originator Obligations” is defined in Section 11.18.

“Overdue Rate” is defined in Section 2.7.

“Payee” is defined in Section 9.3.

“Payor” is defined in Section 9.3.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Performance Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Performance Guarantor” means Raytheon Company, a Delaware corporation.

“Performance Guaranty” means that certain Amended and Restated Guarantee, dated as of September 1, 2003, made by the Performance Guarantor in favor of the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions of the Transaction Documents.

“Permissible Servicer Expenses” means commercially reasonable out of pocket fees and expenses incurred by the Servicer in connection with the repossession, refurbishment and re-marketing of the Aircraft securing any Defaulted Receivable, including, without limitation, all such amounts paid by the Servicer to its Affiliates and other third parties for such services, but specifically excluding costs associated with the Servicer’s infrastructure, including costs associated with its physical offices and employee salaries.

“Permitted Aircraft Lien” means, with respect to any Aircraft:

(A) any materialman’s, mechanic’s, workman’s, repairman’s or other similar Adverse Claim which (i) arises in favor of a Person contracted by and on behalf of the Obligor on the related Contract, (ii) arises in the ordinary course of business and (iii) (X) has been released or bonded against (or other credit assurances provided) in favor of the Administrative Agent and the

Purchasers in an amount at least equal to the obligations secured by such Adverse Claim and otherwise in a manner reasonably satisfactory to each of the Administrative Agent and the Control Party not more than sixty (60) days after the earliest date on which the Transferor, the Seller or the Servicer knew of such Adverse Claim or (Y) secures obligations which are being contested in good faith by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of such Aircraft or any interest therein, or

(B) any Adverse Claim which (i) is involuntary in nature, (ii) secures either (X) state taxes not yet due by the Obligor on the related Contract or which are being contested in good faith by appropriate proceedings by the Obligor or (Y) any judgment or decree entered against such Obligor, (iii) secures obligations which are immaterial in amount in relation to such Receivable and (iv) does not involve any material danger of the sale, forfeiture or loss of such Aircraft; or

(C) any Adverse Claim arising under the related Contract or under the Transaction Documents in favor of the Originator, the Transferor, the Seller and/or the Administrative Agent, as applicable; or

(D) solely with respect to any Aircraft as to which the Originator’s, the Transferor’s and/or the Seller’s interest is limited to an Aircraft Fractional Share, Adverse Claims on the undivided interest(s) in the related Aircraft which are not owned by the related Obligor.

“Permitted Dividends” means, distributions from the Seller to its stockholders, which at all times shall be subject to the provisions of Section 2.14, and which distributions shall be payable from Available Funds and in accordance with and subject to the priorities for payment set forth in Section 2.12 (it being understood that at no time shall the aggregate amount of Permitted Dividends so distributed exceed the Maximum Permitted Dividend Amount).

“Permitted Lien” means a Permitted Aircraft Lien or a Permitted Receivable Lien, as applicable.

“Permitted Receivable Lien” means, with respect to any Receivable:

(A) if for any reason the Receivables are held to be the property of the Seller or if for any other reason the Transaction Documents are held or deemed not to effect an absolute sale of the Receivables to the Administrative Agent for the benefit of the Purchasers, any Adverse Claim which (i) is involuntary in nature, (ii) secures state taxes not yet due by the Seller or which are being contested in good faith by appropriate proceedings by the Seller or any of its Affiliates (so long as adequate reserves with respect thereto are maintained on the books of the Seller or such Affiliate in conformity with GAAP), (iii) secures obligations which are immaterial in amount in relation to the Receivables taken as a whole, (iv) does not involve any material danger of the sale, forfeiture or loss of any Receivable, the Collections with respect thereto and the related Contract, and Aircraft or any other Material Adverse Effect and (v) does not have priority over the lien of the Administrative Agent in such Receivable; or

(B) any Adverse Claim created under the Transaction Documents in favor of the Transferor, the Seller and/or the Administrative Agent, as applicable.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Portion of Investment” is defined in Section 2.4(a).

“Program Fee Rate” means a rate per annum specified as such in the Purchaser Fee Letter.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Purchaser (or any related commercial paper issuer that finances the Conduit Purchaser), the issuance of one or more surety bonds for which the Conduit Purchaser (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Purchaser (or such related issuer) to any Program Support Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Purchaser (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Purchaser (or any related commercial paper issuer that finances the Conduit Purchaser) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Purchaser’s (or such related issuer’s) commercial paper program.

“Pro Rata Share” means, for an Alternate Purchaser, (a) the Commitment of such Alternate Purchaser, divided by (b) the sum of the Commitments of all Alternate Purchasers (or, if the Commitments shall have been terminated, its pro rata share of the Alternate Purchaser Percentage of the Net Investment).

“Purchaser Fee Letter” means the confidential letter agreement, dated the Closing Date, among the Seller, the Servicer, the Conduit Purchaser and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and with written notice of each such modification from the Servicer to the Insurer and each of the Rating Agencies (and, solely to the extent that such amendment, amendment and restatement, supplement or modification causes the per annum rate at which Yield is calculated to exceed the equivalent of the Offshore Rate plus seventy-five basis points (0.75%) per annum, with the prior written consent of the Insurer).

“Purchaser(s)” means the Conduit Purchaser and/or the Alternate Purchasers, as the context may require.

“RAC” means Raytheon Aircraft Company, a Kansas corporation.

“RAH” means Raytheon Aircraft Holdings, Inc., a Kansas corporation.

“RACC” is defined in the preamble.

“RACC Intrust Bank Account” means, collectively, that certain lockbox account, in the name of RACC and maintained at Intrust Bank, N.A., and any successor account thereto where collections in respect of RACC’s or RARC’s receivables are sent.

“RARC” is defined in the preamble.

“Rate Period” is defined in Section 2.4.

“Rate Type” is defined in Section 2.4.

“Rating Agencies” means Fitch, Moody’s and S&P.

“Raytheon Aircraft and Affiliated Companies Account” means, collectively, that certain account (bearing account number 0053321112) in the name of RAC and maintained at Fleet Bank, N.A, and any successor account thereto where collections in respect of RACC’s or RARC’s receivables are sent.

“Raytheon Entities” means each of the Performance Guarantor, RACC, RARC and the Seller.

“Raytheon Revolver” means the Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of November 28, 2001, among the Performance Guarantor, as borrower, Raytheon Technical Services Company and RAC, as guarantors, the lenders party thereto, JPMorgan Chase Bank, as administrative agent, and the other agents party thereto, as in effect on the Closing Date and as the same may be amended, amended and restated, supplemented or otherwise modified, subject to the terms and provisions set forth in Schedule III of this Agreement.

“Raytheon Travel Air” means Raytheon Travel Air Company, a Kansas corporation.

“Receivable” means any indebtedness and other obligations owed to the Originator or to the Transferor or the Seller or any right of the Originator or the Transferor or the Seller to payment from or on behalf of an Obligor, in respect of any scheduled payment of interest, principal or otherwise under a Contract related to a Receivable listed on the Schedule of Receivables, or any right to reimbursement for funds paid or advanced by the Originator or the Transferor or the Seller on behalf of an Obligor under such Contract, whether constituting an account, chattel paper, payment intangible, instrument or general intangible (whether or not earned by performance), together with all supplemental or additional payments required by the terms of such Contract with respect to insurance, maintenance, ancillary products and services and any other specific charges (including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto).

“Recipient” is defined in Section 2.10.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the Originator, the Transferor, the Seller or the Servicer with respect to the Receivables, any other Affected Assets or the Obligors.

“Recovery Proceeds” means, for each Defaulted Receivable at the end of each Fiscal Month, any payments received into the Collection Account with respect to such Receivable following its classification and during its continuation as a Defaulted Receivable and after deduction of Permissible Servicer Expenses with respect to such Receivable which have not been previously paid to the Servicer pursuant to Section 2.12 (including, but not limited to, any further installments paid, any payments in relation to past due amounts, any proceeds resulting from the trade-in of the related Aircraft or otherwise and any sales proceeds following either the negotiated sale or repossession of the related Aircraft).

“Related Commercial Paper” means, at any time of determination, Commercial Paper, the proceeds of which are then allocated by the Administrator as the source of funding for the acquisition or maintenance of, the Asset Interest.

“Related Security” means with respect to any Receivable, as applicable, all of RACC’s (without giving effect to any transfer under the First Tier Agreement), the Transferor’s (without giving effect to any transfer under the Sale and Conveyance Agreement) or the Seller’s (without giving effect to any transfer under this Agreement) right, title and interest in, to and under:

(a) any Aircraft or any Aircraft Fractional Share (including returned or repossessed Aircraft) and documentation or title evidencing the shipment or storage of any Aircraft relating to any sale giving rise to such Receivable;

(b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings authorized or signed, as applicable, by an Obligor relating thereto;

(c) the Contract and all letters of credit, guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Reporting Date” is defined in Section 2.8.

“Required Downgrade Assignment Period” is defined in Section 3.2(a).

“Restricted Payments” is defined in Section 6.2(k).

“Sale and Conveyance Agreement” is defined in the recitals.

“Schedule of Receivables” means the listing of all Receivables and the Unpaid Balance and accrued interest with respect thereto as of the Cut-off Date, as initially set forth in Schedule IV (or, in the case of an Eligible Substitute Receivable, as of the date such Eligible Substitute Receivable is substituted pursuant to the terms of this Agreement) acquired by the Seller on or prior to the Closing Date, pursuant to the Sale and Conveyance Agreement, certified by the Transferor, the Seller and the Servicer, which list is, at all times, maintained by the Servicer for the benefit of the Administrative Agent on behalf of the Secured Parties, as such list shall be amended, amended and restated, supplemented or otherwise updated or modified by the Servicer from time to time in connection with any repurchase or substitution of any Receivable by the Seller or the Servicer, as applicable, pursuant to this Agreement and the other Transaction Documents (it being understood that if the Servicer fails to correctly update such Schedule of Receivables, such Schedule of Receivables may be updated by the Control Party).

“Secured Parties” means a collective reference to the Administrative Agent, the Administrator, each Purchaser, the Insurer, each Indemnified Party and each Affected Party.

“Security Agreement” means each Uniform Commercial Code financing statement and each other document, mortgage, charge, instrument, agreement or certificate (including, without limitation, any power of attorney granted by the Administrative Agent) which is or has been entered into pursuant to the terms of this Agreement or otherwise to establish and/or perfect the security interest of the Administrative Agent on behalf of the Secured Parties (including the underlying security interests of the Originator, the Transferor and the Seller) in any Aircraft or other Affected Asset or to otherwise protect the interests of the Administrative Agent, the Purchasers and the Insurer in any Aircraft or other Affected Asset.

“Seller” is defined in the preamble.

“Servicer” is defined in Section 7.1.

“Servicer Default” is defined in Section 7.5.

“Services” is defined in Section 7.2.

“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount equal to either (i) at any time when the Servicer is RACC or any of its Affiliates, eighty-five basis points (0.85%) per annum on the aggregate Unpaid Balances of the Receivables at the end of the immediately preceding Fiscal Month, or (ii) at any time when the Servicer is not RACC or any of its Affiliates, the amount determined upon the written agreement of such Person, the Administrative Agent and the Control Party in accordance with the provisions of Section 7.6, in each case payable in arrears on each Settlement Date from Collections in accordance with and subject to the priorities for payment set forth in Section 2.12.

“Settlement Date” means the second (2nd) Business Day following the related Reporting Date or such other day as the Seller, the Servicer, the Administrative Agent and the Control Party may from time to time mutually agree in writing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Standard of Care” is defined in Section 7.2.

“Sub-Servicer” is defined in Section 7.1(d).

“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earlier of (a) unless the Administrator elects otherwise, the date of termination of the related commitment of any Program Support Provider under a Program Support Agreement and (b) the Final Payout Date.

“Transaction Costs” is defined in Section 9.4(a).

“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Sale and Conveyance Agreement, the Administrative Agent Fee Letter, the Purchaser Fee Letter, the Insurance Premium Letter, each Blocked Account Agreement, the Performance Guaranty, the Insurance and Reimbursement Agreement, the Insurance Policy, each Assignment of Rents, each Security Agreement, and all of the other instruments, documents and other agreements executed and delivered by the Originator, the Transferor, the Seller, the Servicer or the Performance Guarantor in connection with any of the foregoing.

“Transferor” is defined in the preamble.

“Transferor Obligations” is defined in Section 11.18.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Unmatured Event of Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Unmatured Servicer Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Servicer Default.

“Unpaid Balance” of any Receivable means, at any time, the unpaid principal amount thereof, as calculated at the end of the most recent Fiscal Month by the Servicer and as identified by the Servicer’s loan management system after giving effect to amortization and prepayment, as applicable.

“U.S.” or “United States” means the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” is defined in Section 2.4.

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule, Exhibit and Annex are references to Sections, Schedules, Exhibits and Annexes in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

INVESTMENT AND SETTLEMENTS

SECTION 2.1 Transfer of Affected Assets; Intended Characterization. (a) Sale of Asset Interest. In consideration of the payment by the Administrative Agent (on behalf of either the Conduit Purchaser or the Alternate Purchasers as determined pursuant to Section 2.3) of the amount of the Investment on the Closing Date and the Administrative Agent’s agreement (on behalf of either the Conduit Purchaser or the Alternate Purchasers as determined below) to make the payment to the Seller in accordance with Section 2.2, effective upon the Seller’s receipt of payment for the Investment on the Closing Date, the Seller hereby sells, conveys, transfers and assigns to the Administrative Agent, on behalf of the Secured Parties, all of the Seller’s right, title and interest in, to and under (i) all Receivables existing on the Cut-off Date and listed on the Schedule of Receivables (as such schedule may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms of this Agreement), and (ii) all other Affected Assets, whether existing on the Cut-off Date or thereafter arising at any time.

(b) Purchase of Asset Interest. Subject to the terms and conditions hereof, the Administrative Agent (on behalf of the applicable Secured Parties) hereby purchases and accepts from the Seller, all of the Seller’s right, title and interest in, to and under the Receivables and all other Affected Assets sold, conveyed, transferred and assigned pursuant to Section 2.1(a). The Administrative Agent’s right, title and interest in and to the Receivables and all other Affected Assets is herein called the “Asset Interest”. The Administrative Agent shall hold the Asset Interest (i) on behalf of the Conduit Purchasers and/or the Alternate Purchasers, as applicable, in accordance with the Conduit Purchaser Percentage and the Alternate Purchaser Percentage, respectively, from time to time and (ii) on behalf of the Insurer and any other Secured Parties, in each case, to secure payment of all amounts owed from time to time to the Secured Parties under the Transaction Documents and each Raytheon Entity’s performance of its obligations under the Transaction Documents. To the extent the Administrative Agent holds the Asset Interest on behalf of the Alternate Purchasers, except as otherwise provided in Section 3.3(b), the Administrative Agent shall hold the Alternate Purchaser Percentage of the Asset Interest on behalf of each Alternate Purchaser pro rata in accordance with its respective outstanding portion of the Net Investment funded by such Alternate Purchaser.

(c) Obligations Not Assumed. The foregoing sale, conveyance, transfer and assignment does not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent, the Administrator, any Purchaser or the Insurer, of any obligation of the Originator, the Transferor or the Seller, or any other Person under or in connection with the Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the Originator pursuant to the First Tier Agreement.

(d) Intended Characterization; Grant of Security Interest.

(i) The Seller, the Administrative Agent and the Purchasers intend that the sale, conveyance, transfer and assignment of all of the Seller’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Administrative Agent (on behalf of the Secured Parties) hereunder shall be treated as a sale for all purposes, other than federal and state income tax purposes. If notwithstanding the intent of the parties, the sale, conveyance, transfer and assignment of the Seller’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Administrative Agent (on behalf of the Secured Parties) is not treated as a sale for all purposes, other than federal and state income tax purposes, the sale, conveyance, transfer and assignment of the Seller’s right, title and interests in, to and under the Receivables and the other Affected Assets shall be treated as the grant of, and the Seller hereby does grant, a security interest in all of its right, title and interest in, to and under the Receivables and the other Affected Assets to the Administrative Agent (on behalf of the Secured Parties) to secure the payment and performance of the Seller’s obligations to the Secured Parties hereunder and under the other Transaction Documents or as may be determined in connection herewith or therewith by applicable Law.

(ii) Each of the parties hereto further expressly acknowledges and agrees that the Commitments of the Alternate Purchasers hereunder, regardless of the intended true sale nature of the overall transaction, are financial accommodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code) to or for the benefit of the Seller. The parties acknowledge that the foregoing sentence is not intended to have any effect on the intended true sale nature of the transfers pursuant to the each of the First Tier Agreement and the Sale and Conveyance Agreement.

(iii) Each of the parties hereto acknowledges that the Transferor and the Seller intend that the sale, conveyance, transfer and assignment of all of the Transferor’s right title and interest in, to and under the Receivables and the other Affected Assets to the Seller under the Sale and Conveyance Agreement to be true sales of the Affected Assets by the Transferor to the Seller for all purposes, and it is not the intention of the parties to the Assignments of Rents that the Leased Aircraft Collateral include any of the applicable Affected Assets to the extent that the Sale and Conveyance Agreement effects a true sale thereof from the Transferor to the Seller.

SECTION 2.2 Request for Investment. Subject to the terms and conditions hereof, including Section 2.9(c) and Article V, in consideration for the sale, conveyance, transfer and assignment of the Seller’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Administrative Agent (on behalf of the Secured Parties) hereunder, the Seller shall, by written request to the Administrative Agent and the Insurer, given by facsimile at least two (2) Business Days prior to the Closing Date, request the Administrative Agent (on behalf of the Conduit Purchaser or the Alternate Purchasers as determined pursuant to Section 2.3) pay to the Seller an amount equal to two hundred eighty million four hundred thirty-one thousand four hundred seventy-four dollars and five cents ($280,431,474.05) (the “Investment”) on the Closing Date.

SECTION 2.3 Investment Procedures.

(a) Upon the Administrative Agent’s receipt of the request referred to in Section 2.2, the Administrative Agent will promptly notify the Conduit Purchaser, and the Conduit Purchaser shall instruct the Administrative Agent to accept or reject such request by notice given to the Seller and the Administrative Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of such request. The request by the Seller referred to in Section 2.2 shall be irrevocable and binding on the Seller, and the Seller shall indemnify the Administrative Agent and each Purchaser against any loss or expense incurred by such Purchaser, either directly or indirectly (including, in the case of the Conduit Purchaser, through a Program Support Agreement) as a result of any failure by the Seller to satisfy, on or prior to the Closing Date, any of the terms or conditions set forth herein (including, but not limited to, the conditions set forth in Article V), including any loss (including loss of profit) or expense incurred by the Administrative Agent or any Purchaser, either directly or indirectly (including, in the case of the Conduit Purchaser, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Purchaser (or the applicable

Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund the Investment.

(b) Alternate Purchaser’s Commitment. The Conduit Purchaser shall not have any obligation to fund the Investment. If the Conduit Purchaser has rejected the request for the Investment, the Administrative Agent shall so notify the Alternate Purchasers and the Alternate Purchasers shall make the Investment, on a pro rata basis, in accordance with their respective Pro Rata Shares, subject to the terms and conditions of this Agreement. Notwithstanding anything contained in this Section 2.3(b) or elsewhere in this Agreement to the contrary, no Alternate Purchaser shall be obligated to provide the Administrative Agent or the Seller with funds in connection with the Investment in an amount that would result in the portion of the Net Investment then funded by it exceeding its Commitment then in effect (minus the unrecovered principal amount of such Alternate Purchaser’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party). The obligation of each Alternate Purchaser to remit its Pro Rata Share of the Investment shall be several from that of each other Alternate Purchaser, and the failure of any Alternate Purchaser to so make such amount available to the Administrative Agent shall not relieve any other Alternate Purchaser of its obligation hereunder.

(c) Payment of Investment. On the Closing Date, the Conduit Purchaser or each Alternate Purchaser, as the case may be, shall remit its share of the aggregate amount of the Investment (as set forth in Section 2.2) to the account of the Administrative Agent specified therefor from time to time by the Administrative Agent by notice to such Persons by wire transfer of same day funds. Following the Administrative Agent’s receipt of funds from the applicable Purchasers as aforesaid, the Administrative Agent shall remit such funds received to the Seller’s account at the location indicated in Section 11.3, by wire transfer of same day funds.

(d) [Reserved].

(e) Defaulting Alternate Purchaser. If, by 2:00 p.m. (New York City time), whether or not the Administrative Agent has advanced the amount of the Investment, one or more Alternate Purchasers (each, a “Defaulting Alternate Purchaser”, and each Alternate Purchaser other than any Defaulting Alternate Purchaser being referred to as a “Non-Defaulting Alternate Purchaser”) fails to make its Pro Rata Share of the Investment available to the Administrative Agent pursuant to Section 2.3(c) or any Assignment Amount payable by it pursuant to Section 3.1 (the aggregate amount not so made available to the Administrative Agent being herein called in either case the “Investment Deficit”), then the Administrative Agent shall, by no later than 2:30 p.m. (New York City time) on the Closing Date or the applicable Assignment Date, as the case may be, instruct each Non-Defaulting Alternate Purchaser to pay, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the account designated by the Administrative Agent, an amount equal to the lesser of (i) such Non-Defaulting Alternate Purchaser’s proportionate share (based upon the relative Commitments of the Non-Defaulting Alternate Purchasers) of the Investment Deficit and (ii) its unused Commitment. Each Defaulting Alternate Purchaser shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the Non-Defaulting Alternate Purchasers all amounts paid by each Non-Defaulting Alternate Purchaser on behalf of such Defaulting Alternate Purchaser, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Alternate

Purchaser until the date such Non-Defaulting Alternate Purchaser has been paid such amounts in full, at the Overdue Rate. In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Investment Deficit with respect to any Assignment Amount continues to exist, each such Defaulting Alternate Purchaser shall pay interest to the Administrative Agent, for the account of the Conduit Purchaser, on such Defaulting Alternate Purchaser’s portion of such remaining Investment Deficit, at the Overdue Rate, for each day from the applicable Assignment Date until the date such Defaulting Alternate Purchaser shall pay its portion of such remaining Investment Deficit in full to the Conduit Purchaser.

SECTION 2.4 [IS RESERVED AND IS SPECIFIED IN SCHEDULE I.]

SECTION 2.5 Yield, Fees and Other Costs and Expenses. All amounts due and payable by the Seller hereunder as Yield, or under any Fee Letter or the Servicer Fees, shall be paid in accordance with and subject to the payment of priorities set forth in Section 2.12. Notwithstanding any limitation on recourse herein, the Seller shall pay, as and when due in accordance with this Agreement, all amounts payable pursuant to Article IX. Nothing in this Agreement shall limit in any way the obligations of the Seller and the Performance Guarantor to pay the amounts set forth in this Section 2.5 or in Article IX. The Administrative Agent agrees to notify the Servicer, no later than two (2) Business Days prior to the related Reporting Date, of the fees due and payable to the Administrative Agent and each Purchaser on the related Settlement Date; provided, that the failure of the Administrative Agent to so notify the Servicer shall in no manner whatsoever, impact, affect or impair the Administrative Agent’s or any Purchaser’s right to receive any such amounts as calculated by the Servicer in good faith on such Settlement Date.

SECTION 2.6 Deemed Collections. If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is canceled as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such Dilution (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or, otherwise in the amount of such reduction, and the Seller shall pay to the Collection Account an amount equal to such Deemed Collection and such amount shall be allocated by the Servicer and distributed as a Collection in accordance with and subject to the priorities for payment set forth in Section 2.12.

SECTION 2.7 Payments and Computations, Etc. All amounts to be paid or deposited by the Seller, the Servicer or any other Raytheon Entity hereunder shall be paid or deposited in immediately available funds by wire transfer in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due; if such amounts are payable to the Administrative Agent (whether on behalf of any Purchaser or otherwise) or the Insurer they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 11.3, until otherwise notified by the Administrative Agent or the Insurer, as applicable. The Seller shall, to the extent permitted by Law, pay to the Administrative Agent, in accordance with the immediately preceding sentence, upon demand, interest on all amounts not paid or deposited when due hereunder (such interest, the “Default Interest”) at a rate (such rate, the “Overdue Rate”) equal to the sum of two percent (2.00%) per annum plus the Base Rate. Such Default Interest shall be distributed by the Administrative Agent (i) following the date and to the extent the Insurer paid such amounts not so paid or deposited when due hereunder to the

Administrative Agent (for the benefit of the Purchasers or other applicable Secured Party) pursuant to the Insurance Policy, to the Insurer pursuant to Section 2.12 or (ii) otherwise, to the Purchasers. All computations of Yield and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Administrative Agent or the Insurer of amounts payable by the Seller or the Servicer hereunder shall be binding upon the Seller, the Servicer and each other Raytheon Entity, as applicable, absent manifest error.

SECTION 2.8 Reports. By no later than 4:00 p.m. (New York City time) on the tenth (10th) Business Day after the end of each Fiscal Month, or if such day is not a Business Day then on the next succeeding Business Day (each, a “Reporting Date”), the Servicer shall prepare and forward to the Administrative Agent, the Insurer and each of S&P and Moody’s a Monthly Servicer Report, certified as to accuracy, by the Servicer.

SECTION 2.9 Blocked Accounts. (a) The Seller shall establish on or prior to the Closing Date and shall maintain a segregated account (the “Collection Account”), with a Blocked Account Bank pursuant to a Blocked Account Agreement, which account shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties. The Administrative Agent shall have exclusive dominion and control over the Collection Account and all monies, instruments and other property from time to time on deposit in the Collection Account; provided, however, that the Administrative Agent hereby agrees that it will not terminate, assert its control, or give any notices with respect to the Collection Account without the prior written consent of the Insurer if at such time the Insurer is the Control Party (it being understood that the Administrative Agent shall, prior to taking any of the foregoing actions at the direction of the Insurer, if the Insurer is the Control Party, be first indemnified, in accordance with Section 10.4, to its satisfaction by the Control Party for any such action taken). The Servicer shall remit (or cause to be remitted) daily to the Collection Account, all Collections within five (5) Business Days (i) after deposit thereof into either of the Raytheon Aircraft and Affiliated Companies Account or the RACC Intrust Bank Account and (ii) in the case of Collections otherwise received by any Raytheon Entity or any Affiliate of a Raytheon Entity, after identification by the Servicer of such funds as Collections. The Servicer shall cause the applicable Blocked Account Bank to invest funds on deposit in the Collection Account in Eligible Investments maturing not later than the Business Day preceding the next Settlement Date. Earnings on such Eligible Investments shall be held in the Collection Account until such amounts are to be paid and applied in accordance with and subject to the priorities for payment set forth in Section 2.12. On each Settlement Date, all funds on deposit in the Collection Account (other than Advance Payments not then due and payable as identified in the related Monthly Servicer Report) shall be applied as Collections in accordance with and subject to the priorities for payment set forth in Section 2.12. On the Final Payout Date, any funds remaining on deposit in the Collection Account shall be distributed in accordance with and subject to the priorities for payment set forth in Section 2.12.

(b) The Seller shall establish on or prior to the Closing Date and shall maintain segregated Lockbox Accounts (each, a “Lockbox Account”), with a Blocked Account Bank pursuant to a Blocked Account Agreement, which accounts shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties. The Administrative Agent shall have exclusive dominion and control over each Lockbox Account and all monies, instruments and other property from time to time on deposit therein; provided, however, that the Administrative Agent hereby agrees that it will not terminate, assert its control, or give any notices with respect to any Lockbox Account without the prior written consent of the Insurer if at such time the Insurer is the Control Party. The Servicer shall remit (or cause to be remitted) daily to the Collection Account all Collections received in any Lockbox Account. Funds on deposit in a Lockbox Account shall not be invested by the applicable Blocked Account Bank, but rather shall be held in the Lockbox Account until such amounts are deposited into the Collection Account.

(c) The Seller shall establish on or prior to the Closing Date and the Administrative Agent shall maintain a segregated account (the “Cash Reserve Account”), with the Cash Reserve Account Bank, which account shall be in the name of the Administrative Agent and shall bear a designation clearly indicating that the funds deposited therein are held in trust by the Administrative Agent, for the benefit of the Secured Parties and the Seller. The Administrative Agent shall have exclusive dominion and control over the Cash Reserve Account and all monies, instruments and other property from time to time on deposit in the Cash Reserve Account. On the date of the Investment hereunder, proceeds from the Investment in an amount equal to $19,756,076 (the “Deferred Investment Amount”) will be deposited into the Cash Reserve Account. The Cash Reserve Account Bank, at the direction of the Administrative Agent, shall invest funds on deposit in the Cash Reserve Account in Eligible Investments maturing not later than the next Business Day. Earnings on such Eligible Investments shall be held in the Cash Reserve Account until such amounts are to be paid in accordance with this Agreement. On any date after the date of the Investment hereunder that the Servicer delivers to the Control Party and the Administrative Agent (each such date, a “Deferred Investment Request Date”), a Certificate of Perfection (i) if the Control Party (in its sole discretion) determines (such determination to be made within two (2) Business Days after the Deferred Investment Request Date), that the Receivables and the other Affected Assets set forth in such Certificate of Perfection have satisfied each of the requirements set forth in this Agreement, the Control Party shall, within two (2) Business Days of its determination, issue a Notice of Release to the Administrative Agent and, the Administrative Agent shall, within two (2) Business Days of its receipt of a Notice of Release, withdraw funds in the amount set forth in such Notice of Release (to the extent then on deposit in the Cash Reserve Account) and remit such funds to the Seller (at the account set forth in Schedule 11.3 and (ii) if the Control Party determines that any of the Receivables or any other Affected Asset set forth in such Certificate of Perfection have not satisfied the requirements set forth in this Agreement, the Control Party shall, within two (2) Business Days, so notify the Seller, the Servicer and the Administrative Agent as to which specific requirements have not been met, stating the reasons for such failure to satisfy the requirements or that insufficient time was given to review the applicable documentation. If on the date that is six (6) months after the date of the Investment hereunder (the “Deferred Investment Return Date”), the Investment Condition shall not have been satisfied (as determined by the Control Party in accordance with the terms of this Agreement), the Control Party shall notify the Administrative Agent, and the Administrative Agent shall withdraw all amounts then on deposit in the Cash Reserve Account and remit such funds pro rata to the Purchasers, as their interests may appear for distribution in accordance with, and to be applied towards, clauses (v) and (ix) of Section 2.12 (without giving effect to the parenthetical in clause (ix)) (it being understood that in the event that the entire Deferred Investment Amount is not paid to the Seller prior to the Deferred Investment Return Date, the amount of the “Investment” as set forth in Section 2.2 shall be reduced by the amount of funds distributed to the Purchasers from the Cash Reserve Account).

(d) Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each of the parties hereto, the Performance Guarantor and the Insurer hereby agree that the Cash Reserve Account Bank shall (i) not be liable to any such Person for any expense, claim, loss, damage or cost arising out of or relating to its performance as Cash Reserve Account Bank other than those arising out of the Cash Reserve Account Bank’s gross negligence or willful misconduct or failure to comply with its obligations under this Agreement, (ii) in no event be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits, (iii) be excused from failing to act or delay in acting, and no such failure or delay shall give rise to any liability of the Cash Reserve Account Bank, if: (a) such failure or delay is caused by circumstances beyond the Cash Reserve Account Bank’s reasonable control, including but not limited to, legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor difficulties, war, riot, terrorism, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, force majeure, court order or decree, the commencement of bankruptcy or other similar proceedings with respect to any Raytheon Entity or the Insurer or (b) such failure or delay resulted from Cash Reserve Account Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority, (iv) have no duty to inquire or determine whether any obligations of any party hereto have been satisfied or whether any of the parties hereto are in default or whether the Control Party or the Administrative Agent are entitled to take any action or provide any notice hereunder or under any of the other Transaction Documents, and (v) be entitled to rely on notices and communications it believes in good faith to be genuine and given by the appropriate party. The Servicer shall indemnify the Cash Reserve Account Bank against, and each of the parties hereto shall hold the Cash Reserve Account Bank harmless from, any and all liabilities, claims, costs, expenses and damages of any nature in any way arising out of or relating to disputes or legal actions concerning this Agreement other than those arising out of the Cash Reserve Account Bank’s gross negligence or willful misconduct.

SECTION 2.10 Sharing of Payments, Etc. If any Purchaser (for purposes of this Section 2.10 only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to the Purchaser Fee Letter, Section 3.3(b) or Article IX and other than as a result of the differences in the timing of the applications of Collections in accordance with and subject to the priorities for payment set forth in Section 2.12 and other than a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Purchasers entitled thereto, such Recipient shall forthwith purchase from the Purchasers entitled to a share of such amount participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.11 Right of Setoff. Without in any way limiting the provisions of Section 2.10, each of the Administrative Agent, each Purchaser and the Insurer is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Default or during the continuance of an Unmatured Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent, such Purchaser or the Insurer to, or for the account of, the Seller against the amount of the Aggregate Unpaids owing by the Seller to such Person or to the Administrative Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.12 Settlement Procedures; Order of Application. On each Settlement Date, funds then on deposit in the Collection Account (other than Advance Payments not yet then due and payable as identified on the related Monthly Servicer Report or in such other instructions referred to below) shall be released by the Collection Account Bank based on (i) prior to the delivery by the Administrative Agent of a “notice of control” (in accordance with the related Blocked Account Agreement) to the Collection Account Bank, the written instructions of the Servicer received on the Reporting Date and (ii) on or after the delivery by the Administrative Agent of a “notice of control” to the Collection Account Bank, the written instructions of the Administrative Agent (which shall be based upon written instructions provided to the Administrative Agent by the Control Party no later than the Business Day immediately preceding such Settlement Date), on such Settlement Date from the Collection Account for the following purposes and in the following order of priorities,

(i) to the Servicer, unreimbursed Servicing Fees, if any;

(ii) to the Servicer, the Servicing Fee (to the extent not in excess of eighty-five basis points (0.85%) per annum on the aggregate Unpaid Balances of the Receivables at the end of the immediately preceding Fiscal Month), and if the Servicer is not RACC or an Affiliate of RACC, Permissible Servicer Expenses (to the extent not previously reimbursed);

(iii) to the Insurer, if no Insurer Default has occurred and is continuing, the premium payable under the Insurance Premium Letter and all amounts owed to the Insurer in connection with any transitioning of servicing to a successor Servicer (such amounts, in the aggregate, not to exceed one hundred fifty thousand dollars ($150,000));

(iv) first, to the Purchasers, Yield accrued and unpaid through the end of the immediately preceding Fiscal Month; provided, however, that in the event at any time on any Settlement Date the accrued and unpaid Yield shall exceed the amount which would have accrued at a per annum rate equal to the Offshore Rate plus seventy-five basis points (0.75%) per annum, such excess shall be payable pursuant to clause (xi) of Section 2.12, and second, to the Insurer (to the extent previously paid by the Insurer to the Administrative Agent on behalf of the Conduit Purchaser or the Alternate Purchaser) or

to the Purchasers (to the extent not previously paid by the Insurer) all accrued and unpaid Yield (solely to the extent such Yield did not exceed a per annum rate equal to the Offshore Rate plus seventy-five basis points (0.75%) per annum on such Settlement Date) due on previous Settlement Dates;

(v) first, to the Purchasers the Minimum Capital Payment if any Minimum Capital Payment is due on such Settlement Date; and second, to the Insurer (to the extent previously paid by the Insurer to the Administrative Agent on behalf of the Conduit Purchaser or the Alternate Purchaser) or to the Purchasers (to the extent not previously paid by the Insurer) all accrued and unpaid Minimum Capital Payments due on previous Settlement Dates;

(vi) to the Administrative Agent, the Administrative Agent Fee;

(vii) to the Insurer, amounts in or towards the reimbursement of claims paid under the Insurance Policy and, if there is no Insurer Default then outstanding related to failure to pay amounts due under the Insurance Policy, any other unpaid amounts due to the Insurer;

(viii) to the Servicer, (A) Permissible Servicer Expenses to the extent not previously reimbursed and (B) any Servicing Fee in excess of the Servicing Fee paid pursuant to clause (ii) above;

(ix) to the Purchasers, Additional Capital Payments, to be applied toward the Minimum Capital Payments set forth on Annex A in the order of maturity until the Net Investment has been reduced to zero (it being understood that the amount available for Additional Capital Payments pursuant to this clause (ix) shall be determined taking into account and after deduction for the amount of Permitted Dividends that would be payable pursuant to the following clause (x) if no Additional Capital Payments were paid pursuant to this clause (ix));

(x) subject to the satisfaction of each of the provisions of Section 2.14(b), to the Seller for distribution to its stockholders on or after the first anniversary of the Closing Date, Permitted Dividends, if any, in an aggregate amount (including all other amounts, if any, previously paid to the Seller as Permitted Dividends) not to exceed the Maximum Permitted Dividend Amount (it being understood that any amounts available as Permitted Dividends pursuant to this clause (x) shall be determined taking into account and after deduction for the amounts that would be payable pursuant to the following clause (xi) if no Permitted Dividends were paid pursuant to this clause (x));

(xi) first, any other amounts payable to the Purchasers, including, without limitation, any Indemnified Amounts and any Yield in excess of a rate per annum equivalent of the Offshore Rate plus seventy-five basis points (0.75%) per annum, second, any other amounts payable to the Administrative Agent, and third, any other amounts payable, to the extent not previously paid, to the Insurer;

(xii) any amounts payable to the holders of any permitted subordinated interest in the Receivables consented to by each of the Administrative Agent and, if applicable, the Insurer pursuant to Section 11.8; and

(xiii) any remaining amounts to the Seller.

SECTION 2.13 [Reserved].

SECTION 2.14 Application of Collections Distributable to the Seller; Permitted Dividends. (a) The Servicer shall allocate and apply, on behalf of the Seller, Collections distributable to the Seller hereunder first, to the payment or provision for payment of the Seller’s operating expenses and, thereafter, for the general corporate purposes of the Seller.

(b) Notwithstanding anything in this Agreement or in any of the other Transaction Documents to the contrary, no amount of Collections shall be payable to the Seller as Permitted Dividends on any Settlement Date unless each of the following criteria are satisfied:

(i) such Settlement Date shall be a date occurring on or after September 27, 2004;

(ii) the Minimum Equity, calculated as of the end of the immediately preceding Fiscal Month, shall exceed thirteen percent (13%);

(iii) the Performance Guarantor shall have a controlling interest in Flight Options, unless each of the Administrative Agent and the Control Party has previously given its written consent to a transfer of such controlling interest in Flight Options (it being understood that any decision made by such Person shall be made in good faith and in a commercially reasonable manner) and the Servicer shall have provided each of the Rating Agencies with written notice of any transfer of such controlling interest;

(iv) as of the end of the immediately preceding Fiscal Month, the aggregate Unpaid Balance of all Receivables between 101 and 180 days past due (excluding any past due interest on arrears) shall not exceed four percent (4%) of the aggregate of the Unpaid Balances of all Receivables;

(v) on such Settlement Date, the Net Investment shall represent no more than one hundred percent (100%) of the total value of (i) the Aircraft as calculated with reference to the “Retail Value” of equivalent assets listed in the latest edition of the Aircraft Blue Book Price Digest published by PRIMEDIA Business Managers and Media (the “Blue Book Value”) and (ii) Aircraft Fractional Shares as calculated with reference to the relevant share percentage applied to the Blue Book Value (it being understood that, in the event that either the Administrative Agent or the Control Party reasonably determines that there is a material adverse change in the value of the Aircraft relative to the current Blue Book Value, such Person may request that desktop appraisals prepared by Back Aviation Solutions or another appraiser reasonably acceptable to each of the Administrative Agent and the Control Party be obtained for such Aircraft, in which event such appraised value shall replace the Blue Book Value for purposes of making a determination pursuant to this clause (v); provided that (y) the same Person shall not make such request more frequently than once per calendar year and (z) the aggregate annual cost of such appraisals for which the Seller is responsible shall not exceed twenty thousand dollars ($20,000));

(vi) on such Settlement Date (after giving effect to the payment of Permitted Dividends on such date) the aggregate amount of Collections distributed to the Seller as Permitted Dividends shall not exceed the Maximum Permitted Dividend Amount; and

(vii) immediately prior to and immediately after giving effect to the application of Collections on such Settlement Date, no Event of Default, Unmatured Event of Default or Servicer Default shall have occurred and be continuing.

(c) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the parties hereto, the Performance Guarantor and the Insurer hereby expressly agree that any distributions of the “Deferred Investment Amount” made directly from the Cash Reserve Account (as opposed to distributions made from Collections on deposit in the Collection Account) shall not be subject to the limitations on “Permitted Dividends” set forth in this Section 2.14.

SECTION 2.15 Collections Held in Trust. So long as the Seller or the Servicer shall hold any Collections or Deemed Collections then or thereafter required to be paid by the Seller to the Servicer or the Collection Account or by the Seller or the Servicer to the Administrative Agent or the Collection Account, it shall hold such Collections in trust, and, shall deposit (or cause to be deposited) such Collections or Deemed Collections within five (5) Business Days after its receipt thereof into the Collection Account (or such other account as designated by the Administrative Agent at such time). The Net Investment shall not be deemed reduced by any amount held in trust or in the Collection Account unless and until, and then only to the extent that, such amount is finally distributed to the Administrative Agent in accordance with and subject to the priorities for payment set forth in Section 2.12.

SECTION 2.16 Optional Repurchase by Transferor. As an administrative convenience, by providing the Administrative Agent and the Insurer with ten (10) days’ prior written notice, the Transferor may on any Settlement Date on or after the date on which the aggregate Unpaid Balance of all Receivables (as calculated at the end of the immediately preceding Fiscal Month) first becomes less than ten percent (10%) of the Investment and, so long as the repurchase price to be paid for the Receivables and all Affected Assets at such time is sufficient to pay in full the Net Investment at such time plus accrued Yield and all other amounts owing to the Purchasers, the Administrative Agent, the Insurer (including in respect of the reimbursement of claims, if any, paid pursuant to the Insurance Policy) and the other Secured Parties, purchase, in whole and not in part, all Receivables and other Affected Assets purchased (or substituted) for the benefit of the Secured Parties pursuant to this Agreement.

SECTION 2.17 Repurchase or Substitution of Receivables. (a) In the event that any representation or warranty relating to any Receivable made as of the Closing Date was not true and correct in any material respect when made, which, at any time after the Closing Date, has a materially adverse impact on the collectibility of such Receivable or on the value of such Receivable or the related Affected Assets taken as a whole, the Administrative Agent (with the prior written consent of the Control Party) may have the right at such time to, and at the written direction of the Control Party at such time shall, require that: (i) the Seller repurchase the Purchasers’ interest in such Receivable by depositing into the Collection Account an amount equal to the Unpaid Balance of such Receivable plus accrued interest thereon; or (ii) the Seller substitute another Eligible Receivable for such Receivable (an “Eligible Substitute Receivable”), which Eligible Substitute Receivable shall (A) have an Unpaid Balance (calculated as of the date of substitution) equal to or greater than that of the then Unpaid Balance of the replaced Receivable and a remaining average life not more than ten percent (10%) greater than the remaining average life of such replaced Receivable, (B) be approved by each of the Administrative Agent and the Control Party (in their respective reasonable credit judgment) as a Receivable acceptable for substitution hereunder, (C) satisfy the definition of “Eligible Receivable” at the time of such substitution without regard to the Investment Condition and without regard to the reference to the Closing Date set forth at the beginning of the definition of Eligible Receivable, and (D) if (x) the Aircraft relating to the Receivable being replaced is U.S. registered, the Aircraft relating to the substituted Receivable is also U.S. registered, (y) the Contract File for the Receivable being replaced contains recorded Security Agreements in favor of the Administrative Agent, then the Contract File for the substituted Receivable will contain substantially equivalent recorded Security Agreements and (z) the Contract File for the Receivable being replaced does not contain any recorded Security Agreements in favor of the Administrative Agent, then the Contract File for the substituted Receivable will not be required, on the date of substitution, to contain recorded Security Agreements (it being understood that (I) with respect to any Eligible Substitute Receivable and the related Contract File referred to in clause (z), the Servicer shall, within six (6) months of the date of substitution and subject to terms set forth in Section 6.1(q), perform all actions with respect to such Receivable, as would be required with respect to such Receivable if such Receivable were included on the Schedule of Receivables on the Closing Date, and (II) the Servicer shall direct the Obligor of each Eligible Substitute Receivable, not later than the date of the substitution thereof, to make all payments on such Eligible Substitute Receivable to a Blocked Account or to the Collection Account). For the avoidance of doubt, a breach of the representation and warranty in Section 4.1(z) with respect to any Receivable will be deemed to have a material adverse effect on the value of such Receivable.

(b) With respect to each substitution pursuant to Section 2.17(a) above, the Servicer shall deliver (or cause to be delivered) to the Administrative Agent and the Insurer, an updated Schedule of Receivables reflecting such substitution and the Servicer shall, subject to Section 2.17(a) above, have possession of each item required to be included in the related Contract File with respect to such Eligible Substitute Receivable (and each such Eligible Substitute Receivable and all Affected Assets related thereto shall, subject to Section 2.17(a) above, be subject to the Administrative Agent’s security interest for the benefit of the Secured Parties). The Administrative Agent shall authorize the filing of and/or execute such documents reasonably requested by the Servicer on behalf of the Seller in order to effect the reassignment and release of the Receivable being repurchased or substituted pursuant to Section 2.17(a) above at such time and the Seller and the Servicer shall, subject to Section 2.17(a) above, take or cause to be taken all action (including delivery of the related Contract File to a custodian pursuant to the terms of this Agreement and the authorization of the filing of financing statements in all applicable UCC jurisdictions with respect to any such Eligible Substitute Receivable) as may be reasonably requested by either the Administrative Agent or the Control Party from time to time, to evidence, perfect and protect the Administrative Agent’s security interest (for the benefit of the Secured Parties) in any such Eligible Substitute Receivable and all Affected Assets related thereto.

ARTICLE III

ADDITIONAL ALTERNATE PURCHASER PROVISIONS

SECTION 3.1 Assignment to Alternate Purchasers.

(a) Assignment Amounts. At any time, if the Administrator on behalf of the Conduit Purchaser so elects, by written notice to the Administrative Agent and the Servicer, the Servicer on behalf of the Seller hereby irrevocably requests and directs that the Conduit Purchaser assign, and the Conduit Purchaser does hereby assign, effective on the Assignment Date referred to below all or such portions as may be elected by the Conduit Purchaser of its interest in the Net Investment and the Asset Interest at such time to the Alternate Purchasers pursuant to this Section 3.1; provided, however, that no such assignment shall take place pursuant to this Section 3.1 at a time when an Event of Bankruptcy with respect to the Conduit Purchaser exists. No further documentation or action on the part of the Conduit Purchaser or the Seller shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the Administrator on behalf of the Conduit Purchaser referred to in such sentence and the delivery by the Administrative Agent of a copy of such notice to each Alternate Purchaser (the date of the receipt by the Administrative Agent of any such notice being the “Assignment Date”). Each Alternate Purchaser hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the Conduit Purchaser in immediately available funds to an account designated by the Administrative Agent. Upon payment of its Assignment Amount, each Alternate Purchaser shall acquire an interest in the Asset Interest and the Net Investment equal to its pro rata share (based on the outstanding portions of the Net Investment funded by it) of the Alternate Purchaser Percentage thereof.

(b) [Reserved].

(c) Administration of Agreement after Assignment from Conduit Purchaser to Alternate Purchasers following the Termination Date. After any assignment in whole by the Conduit Purchaser to the Alternate Purchasers pursuant to this Section 3.1 (and the payment of all amounts owing to the Conduit Purchaser in connection therewith), all rights of the Administrator set forth herein shall be given to the Administrative Agent on behalf of the Alternate Purchasers instead of the Administrator.

(d) Payments to Administrative Agent’s Account. After any assignment in whole by the Conduit Purchaser to the Alternate Purchasers pursuant to this Section 3.1, all payments to be made pursuant to this Agreement to the Conduit Purchaser shall be made to the Administrative Agent’s account as such account shall have been notified to the Seller and the Servicer.

(e) Recovery of Net Investment. In the event that the aggregate of the Assignment Amounts paid by the Alternate Purchasers pursuant to this Section 3.1 on any Assignment Date occurring on or after the Termination Date is less than the Net Investment of the Conduit

Purchaser on such Assignment Date, then to the extent Collections thereafter received by the Administrative Agent hereunder in respect of the Net Investment exceed the aggregate of the unrecovered Assignment Amounts and Net Investment funded by the Alternate Purchasers, such excess shall be remitted by the Administrative Agent to the Conduit Purchaser (or to the Administrator on its behalf) for the account of the Conduit Purchaser.

SECTION 3.2 Downgrade of Alternate Purchaser. (a) Downgrades Generally. If at any time on or prior to the Termination Date, the short term debt rating of any Alternate Purchaser shall be “A-2” or “P-2” from S&P or Moody’s, respectively, with negative credit implications, such Alternate Purchaser, upon request of the Administrative Agent, shall, within thirty (30) days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt rating shall be at least “A-2” or “P-2” from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Conduit Purchaser and the Administrative Agent). If the short term debt rating of an Alternate Purchaser shall be “A-3” or “P-3”, or lower, from S&P or Moody’s, respectively (or such rating shall have been withdrawn by S&P or Moody’s), such Alternate Purchaser, upon request of the Administrative Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt rating shall be at least “A-2” or “P-2”, from S&P or Moody’s, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Conduit Purchaser and the Administrative Agent). In either such case, if any such Alternate Purchaser shall not have assigned its rights and obligations under this Agreement within the applicable time period described above (in either such case, the “Required Downgrade Assignment Period”), the Administrator on behalf of the Conduit Purchaser shall have the right to require such Alternate Purchaser to pay upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period (and each such Alternate Purchaser hereby agrees in such event to pay within such time) to the Administrative Agent an amount equal to such Alternate Purchaser’s unused Commitment (a “Downgrade Draw”) for deposit by the Administrative Agent into an account, in the name of the Administrative Agent (a “Downgrade Collateral Account”), which shall be in satisfaction of such Alternate Purchaser’s obligations to make the Investment and to pay its Assignment Amount upon an assignment from the Conduit Purchaser in accordance with Section 3.1; provided, however, that if, during the Required Downgrade Assignment Period, such Alternate Purchaser delivers a written notice to the Administrative Agent of its intent to deliver a direct pay irrevocable letter of credit pursuant to this proviso in lieu of the payment required to fund the Downgrade Draw, then such Alternate Purchaser will not be required to fund such Downgrade Draw. If any Alternate Purchaser gives the Administrative Agent such notice, then such Alternate Purchaser shall, within one (1) Business Day after the Required Downgrade Assignment Period, deliver to the Administrative Agent a direct pay irrevocable letter of credit in favor of the Administrative Agent in an amount equal to the unused portion of such Alternate Purchaser’s Commitment, which letter of credit shall be issued through an United States office of a bank or other financial institution (i) whose short term debt ratings by S&P and Moody’s are at least equal to the ratings assigned by such statistical rating organization to the Commercial Paper and (ii) that is acceptable to the Conduit Purchaser and the Administrative Agent. Such letter of credit shall provide that the Administrative Agent may draw thereon for payment of the Investment or Assignment Amount payable by such Alternate Purchaser which is not paid hereunder when required, shall expire no earlier than the Termination Date and shall otherwise be in form and substance acceptable to the Administrative Agent.

(b) Application of Funds in Downgrade Collateral Account. If any Alternate Purchaser shall be required pursuant to Section 3.2(a) to fund a Downgrade Draw, then the Administrative Agent shall apply the monies in the Downgrade Collateral Account applicable to such Alternate Purchaser’s Pro Rata Share of Investments required to be made by the Alternate Purchasers, to any Assignment Amount payable by such Alternate Purchaser pursuant to Section 3.1 and to any purchase price payable by such Alternate Purchaser pursuant to Section 3.3(b) at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Downgrade Collateral Account by any Alternate Purchaser shall not constitute an Investment or the payment of any Assignment Amount (and such Alternate Purchaser shall not be entitled to interest on such monies except as provided below in this Section 3.2(b), unless and until (and then only to the extent that) such monies are used to fund Investments or to pay any Assignment Amount or purchase price pursuant to Section 3.3(b) pursuant to the first sentence of this Section 3.2(b). The amount on deposit in such Downgrade Collateral Account shall be invested by the Administrative Agent in Eligible Investments and such Eligible Investments shall be selected by the Administrative Agent in its sole discretion. The Administrative Agent shall remit to such Alternate Purchaser, on the last Business Day of each month, the income actually received thereon. Unless required to be released as provided below in this Section 3.2(b), Collections received by the Administrative Agent in respect of such Alternate Purchaser’s portion of the Net Investment shall be deposited in the Downgrade Collateral Account for such Alternate Purchaser. Amounts on deposit in such Downgrade Collateral Account shall be released to such Alternate Purchaser (or the stated amount of the letter of credit delivered by such Alternate Purchaser pursuant to Section 3.2(a) above may be reduced) within one (1) Business Day after each Settlement Date following the Termination Date to the extent that, after giving effect to the distributions made and received by the Purchasers on such Settlement Date, the amount on deposit in such Downgrade Collateral Account would exceed such Alternate Purchaser’s Pro Rata Share (determined as of the day prior to the Termination Date) of the sum of all Portion of Investment then funded by the Conduit Purchaser, plus the Interest Component. All amounts remaining in such Downgrade Collateral Account shall be released to such Alternate Purchaser no later than the Business Day immediately following the earliest of (i) the effective date of any replacement of such Alternate Purchaser or removal of such Alternate Purchaser as a party to this Agreement, (ii) the date on which such Alternate Purchaser shall furnish the Administrative Agent with confirmation that such Alternate Purchaser shall have short term debt ratings of at least “A-2” or “P-2” from S&P and Moody’s, respectively, without negative credit implications, and (iii) the Termination Date (or if earlier, the Termination Date in effect prior to any renewal pursuant to Section 3.3 to which such Alternate Purchaser does not consent, but only after giving effect to any required purchase pursuant to Section 3.3(b)). Nothing in this Section 3.2 shall affect or diminish in any way any such downgraded Alternate Purchaser’s Commitment to the Seller or the Conduit Purchaser or such downgraded Alternate Purchaser’s other obligations and liabilities hereunder and under the other Transaction Documents.

(c) Program Support Agreement Downgrade Provisions. Notwithstanding the other provisions of this Section 3.2, an Alternate Purchaser shall not be required to make a Downgrade Draw (or provide for the issuance of a letter of credit in lieu thereof) pursuant to Section 3.2(a) at a time when such Alternate Purchaser has a downgrade collateral account (or letter of credit in lieu thereof) established pursuant to the Program Support Agreement relating to the transactions contemplated by this Agreement to which it is a party in an amount at least equal to its unused

Commitment, and the Administrative Agent may apply monies in such downgrade collateral account in the manner described in Section 3.2(b) as if such downgrade collateral account were a Downgrade Collateral Account.

SECTION 3.3 Non-Renewing Alternate Purchasers. (a) If at any time the Administrator requests that the Alternate Purchasers renew their Commitments hereunder and some but less than all the Alternate Purchasers consent to such renewal within thirty (30) days of the Administrator’s request, the Administrator may arrange for an assignment to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Alternate Purchaser in accordance with Section 11.8. Any such assignment shall become effective on the then-current Termination Date. Each Alternate Purchaser which does not so consent to any renewal shall cooperate fully with the Administrator in effectuating any such assignment.

(b) If at any time the Administrator requests that the Alternate Purchasers extend the Termination Date hereunder and some but less than all the Alternate Purchasers consent to such extension within thirty (30) days after the Administrator’s request, and if none or less than all the Commitments of the non-renewing Alternate Purchasers are assigned as provided in Section 3.3(a), then (without limiting the obligations of all the Alternate Purchasers to make Investments and pay any Assignment Amount prior to the Termination Date in accordance with the terms hereof) the Conduit Purchaser may sell an interest in the Net Investment and the Asset Interest hereunder for an aggregate purchase price equal to the lesser of (i) the maximum aggregate Assignment Amounts which would be payable if the Conduit Purchaser assigned its entire interest in the Asset Interest at that time under Section 3.1, and (ii) the aggregate available Commitments of the non-renewing Alternate Purchasers, which purchase price shall be paid solely by the non-renewing Alternate Purchasers, pro rata according to their respective Commitments. Following the payment of such purchase price, (x) the extended Termination Date shall be effective with respect to the renewing Alternate Purchasers, (y) the Facility Limit shall automatically be reduced by the aggregate of the Commitments of all non-renewing Alternate Purchasers, and (z) this Agreement and the Commitments of the renewing Alternate Purchasers shall remain in effect in accordance with their terms notwithstanding the expiration of the Commitments of the non-renewing Alternate Purchasers. Prior to the Termination Date, all amounts which, under Section 2.12 are to be applied in reduction of the Net Investment, up to the aggregate Net Investment sold to the non-renewing Alternate Purchasers as described above in this Section 3.3(b), shall be distributed to the non-renewing Alternate Purchasers ratably according to the aggregate Investments held by them, in reduction of such Investments. On and after the Termination Date, each non-renewing Alternate Purchaser shall be entitled to receive distributions as otherwise provided in Section 2.12, such that all distributions of Collections in accordance with and subject to the priorities for payment set forth in Section 2.12 thereafter shall be allocated among the non-renewing Alternate Purchasers and the other Alternate Purchasers in accordance with each such Alternate Purchaser’s pro rata share (based on its Investments as of the Termination Date) of the Alternate Purchaser Percentage of the Net Investment. When (after the expiration of the Commitments of the non-renewing Alternate Purchasers) the aggregate of the Investments described above in this Section 3.3(b) shall have been reduced to zero and all accrued Yield allocable thereto and all other Aggregate Unpaids owing to such Alternate Purchasers shall have been paid to such Alternate Purchasers in full, then such Purchasers shall cease to be parties to this Agreement for any purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Originator, the Transferor, the Seller and the Servicer. Each of the Originator, the Transferor, the Seller and the Servicer severally represents and warrants to the Secured Parties, that, on the Closing Date:

(a) Corporate Existence and Power. It (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iii) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 5.1(f), 5.1(g) and 7.7, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or by-laws, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, and (v) do not result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as expressly provided by the Transaction Documents).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) Perfection. In the case of (i) the Transferor, it is the owner of each Leased Aircraft and, immediately prior to the transactions contemplated under the Sale and Conveyance Agreement, it is the owner of all of the Receivables and the Related Security (other than with respect to Aircraft or Aircraft Fractional Shares related to Receivables the Contract with respect to which is a loan), and it holds a valid, perfected first priority security interest in all Aircraft or Aircraft Fractional Shares related to Receivables the Contract with respect to which is a loan, in each case, free and clear of all Adverse Claims (other than any Permitted Lien) and upon the making of the Investment on the Closing Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Seller against all creditors of and purchasers from the Originator and the Transferor will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full and (ii) the Seller, immediately after giving effect to the transactions contemplated under the Sale and Conveyance Agreement, it is the owner of all of the Receivables and the Related Security, free and clear of all Adverse Claims (other than any Permitted Lien) and upon the making of the Investment on the Closing Date all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Administrative Agent on behalf of the Secured Parties in the Receivables and other Affected Assets in connection therewith against all creditors of and purchasers from the Originator, the Transferor and the Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All information heretofore furnished by it (including the Monthly Servicer Reports, any other reports delivered pursuant to Section 2.8 and its financial statements) to the Administrative Agent, the Administrator, any Purchaser or the Insurer for purposes of or in connection with this Agreement, the other Transaction Documents, or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by it to the Administrative Agent, the Administrator, any Purchaser or the Insurer will be, true, complete and correct in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (it being understood that with respect to any information received by the Seller or the Servicer from an Obligor and furnished to the Administrative Agent, the Administrator, any Purchaser or the Insurer, the Seller and the Servicer, as applicable, represents that any such information, to its knowledge is true, complete and correct in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading).

(f) Tax Status. It has (i) timely filed all federal, state and local tax returns or permitted extensions thereof in the United States and all other tax returns or permitted extensions thereof in foreign jurisdictions required to be filed, (ii) paid or made adequate provision in accordance with GAAP for the payment of all taxes, assessments and other governmental charges and (iii) in the case of the Seller, accounted for the sale of the Asset Interest hereunder, in its books and financial statements as sales, consistent with GAAP.

(g) Action, Suits. It is not in violation of any order of Official Body or arbitrator. Except as set forth in Schedule 4.1(g), there are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator which could reasonably be expected to have a Material Adverse Effect.

(h) Use of Proceeds. In the case of the Seller, no proceeds of the Investment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the

Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(i) Principal Place of Business; Chief Executive Office; Location of Records. Its jurisdiction of incorporation (which is the only jurisdiction in which it is incorporated), principal place of business, chief executive office and the offices where it keeps all its Records, are located at the address(es) described in Schedule 4.1(i) (and (a) with respect to the Originator and the Transferor, it has been located at such locations at all times during the five-year period ending on the Closing Date and (b) with respect to the Seller, it has been located at such locations at all times since its incorporation) or such other locations notified to the Administrative Agent and the Insurer in accordance with Section 7.7 in jurisdictions where all actions required by Section 7.7 have been taken and completed.

(j) Subsidiaries; Tradenames, Etc. With respect to the Transferor and the Seller, as of the Closing Date: (i) it has no Subsidiaries (other than, with respect to the Transferor only, the Seller); (ii) it has operated only under its name set forth in the preamble to this Agreement, and has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code and (iii) Schedule 4.1(j) lists the correct federal employer identification number of the Transferor and the Seller. With respect to the Servicer, as of the Closing Date: (i) has operated only under its name set forth in the preamble to this Agreement, and has not within five (5) years prior to the Closing Date, changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code, and (ii) Schedule 4.1(j) lists the correct federal employer identification number of the Servicer.

(k) Good Title. The Originator, the Transferor and the Seller intend that (i) the sale, conveyance, transfer and assignment of all of the Originator’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Transferor under the First Tier Agreement to be true sales of the Affected Assets by the Originator to the Transferor for all purposes, providing the Transferor with the full risks and benefits of ownership of the Affected Assets (such that the Affected Assets would not be property of the Originator’s estate in the event of an Event of Bankruptcy with respect to the Originator) and (ii) the sale, conveyance, transfer and assignment of all of the Transferor’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Seller under the Sale and Conveyance Agreement to be true sales of the Affected Assets by the Transferor to the Seller for all purposes, providing the Seller with the full risks and benefits of ownership of the Affected Assets (such that the Affected Assets would not be property of the Transferor’s estate in the event of an Event of Bankruptcy with respect to the Transferor). Solely to the extent that (i) the First Tier Agreement does not effect a true sale of the Affected Assets from RACC to the Transferor for all purposes and (ii) the Sale and Conveyance Agreement does not effect a true sale of the Affected Assets from the Transferor to the Seller for all purposes, as applicable, (A) the First Tier Agreement creates in favor of the Transferor a legal, valid and enforceable security interest in the Affected Assets which security interest has been assigned by the Transferor to the Seller in accordance with the terms of the Sale and Conveyance Agreement and further assigned by the Seller to the Administrative Agent (on behalf of the Secured Parties) in accordance with the terms of this Agreement; and the Sale and Conveyance Agreement creates in favor of the Seller a legal, valid and enforceable security interest in the Affected Assets which security interest has been assigned by the Seller to the Administrative Agent (on behalf of the Secured Parties) in accordance with the terms of this Agreement. The Seller, the Administrative Agent and the Purchasers intend that the sale, conveyance, transfer and assignment of all of the Seller’s right, title and interest in, to and under the Receivables and the other Affected Assets to the Administrative Agent (on behalf of the Secured Parties) hereunder shall be treated as a sale for all purposes, other than federal and state income tax purposes. Solely to the extent that this Agreement does not affect a true sale of the Affected Assets from the Seller to the Administrative Agent (on behalf of the Secured Parties), this Agreement creates in favor of the Administrative Agent (on behalf of the Secured Parties) a legal, valid and enforceable security interest in the Affected Assets, together with a security interest in any Affected Assets that were the subject of a true sale from the Originator to the Transferor under the First-Tier Agreement or from the Transferor to the Seller under the Sale and Conveyance Agreement. No authorization, approval or other action by, and no notice to or filing with, any Official Body that has not already been taken or made and which is in full force and effect, is required for the grants of security interest described in the immediately preceding sentence. Upon the Investment, the Administrative Agent (on behalf of the Secured Parties) shall acquire a legal, valid and enforceable perfected first priority ownership interest in each Receivable and all other Affected Assets, that exist on the Closing Date, free and clear of any Adverse Claim (other than any Permitted Lien) or, if the Administrative Agent (on behalf of the Secured Parties) does not acquire such a first priority ownership interest, then, upon the Investment, the Administrative Agent (on behalf of the Secured Parties) shall acquire a first priority perfected security interest in each Receivable and all other Affected Assets, that exist on the Closing Date, free and clear of any Adverse Claim (other than any Permitted Lien).

(l) Nature of Receivables. Each Receivable listed on the Schedule of Receivables satisfies the definition of “Eligible Receivable” set forth herein on the Closing Date. It has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(m) Credit and Collection Policy. Since August 31, 2003, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables. In the case of the Transferor, the Seller and the Servicer, it has at all times materially complied with the Credit and Collection Policy with regard to each Receivable and each Contract, and in the case of the Originator, it has at all times materially complied with each Receivable and each Contract, as applicable.

(n) Material Adverse Effect. With respect to the Originator, the Transferor and the Servicer, since December 31, 2002, there has been no Material Adverse Effect, and with respect to the Seller, since its formation, there has been no Material Adverse Effect.

(o) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from the Investment or from the application of the proceeds therefrom, which constitutes an Event of Default or an Unmatured Event of Default.

(p) Not an Investment Company or Holding Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act. It is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(q) ERISA. Each of the Originator, the Transferor and the Seller and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under all Pension Plans (based on those assumptions used to fund each such Pension Plan) did not, as of the last certified annual valuation date of January 1, 2002, exceed the fair market value of the assets of all Pension Plans as of such date, and the present value of all benefit liabilities of all underfunded Pension Plans (based on those assumptions used to fund each such Pension Plan) did not, as of the last certified annual valuation dates applicable thereto before the Closing Date, exceed by more than two hundred eighty million dollars ($280,000,000) the fair market value of the assets of all such underfunded Pension Plans as of such dates. However, it is anticipated that as of the next annual certification date of January 1, 2003, the present value of all benefit liabilities under all Pension Plans will exceed the fair market value of the assets of all Pension Plans and that there will be a material increase in the levels of underfundings.

(r) Blocked Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are as specified in Schedule 4.1(r) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been approved by the Administrative Agent and the Control Party in writing and for which Blocked Account Agreements have been executed in accordance with Section 7.3 and copies of which have been delivered to the Servicer, the Administrative Agent and the Control Party). All Blocked Accounts are subject to Blocked Account Agreements. Within five (5) Business Days after the Closing Date, the Servicer will instruct all Obligors to make payments with respect to Receivables directly to a Blocked Account or to the Collection Account or to post office boxes or lock-boxes to which only Blocked Account Banks have access. No funds other than Collections will be deposited into the Blocked Accounts, and, with respect to the Receivables, all amounts received by any of the Originator, the Transferor, the Seller or the Servicer representing interest accrued thereon from the period on and after the Cut-Off Date through the Closing Date shall be deposited into the Collection Account within five (5) Business Days after the Closing Date.

(s) Bulk Sales. In the case of the Originator, the Transferor and the Seller, no transaction contemplated by this Agreement or the other Transaction Documents requires compliance with any bulk sales act or similar law.

(t) Transfers Under First Tier Agreement and Sale and Conveyance Agreement. In the case of the Originator and the Transferor, each Receivable, the related Leased Aircraft and all other Affected Assets (other than Aircraft and Aircraft Fractional Shares related to a Receivable which arises under a Contract which is a loan) have been purchased or the prior purchase has been reaffirmed, by it pursuant to, and in accordance with, the terms of the First Tier Agreement, and the Originator has no further right, title or interest therein. In the case of the Transferor and the Seller, each Receivable and all Affected Assets (other than the Aircraft) have been sold or purchased, as applicable, by it pursuant to, and in accordance with, the terms of the Sale and Conveyance Agreement, and the Transferor has no further right, title or interest therein (other than title with respect to the Leased Aircraft).

(u) Preference; Voidability. In the case of the Originator and the Transferor, the Transferor has given reasonably equivalent value to the Originator, in consideration for the transfer to it by the Originator of the Originator’s interest in the Affected Assets, and such transfer has not been made for or on account of an antecedent debt owed by the Originator to the Transferor and no such transfer is or may be voidable under any section of the Bankruptcy Code. In the case of the Transferor and the Seller, the Seller has given reasonably equivalent value to the Transferor, in consideration for the transfer to it by the Transferor of the Transferor’s interest in the Affected Assets (other than title to the Leased Aircraft), and such transfer was not made for or on account of an antecedent debt owed by the Transferor to the Seller and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(v) Nonconsolidation. Each of the Transferor and the Seller is operated in such a manner that the separate corporate existence of each of the Transferor and the Seller, on the one hand, and the Originator or any Affiliate thereof, on the other, would not be disregarded in the event of the bankruptcy or insolvency of any of the Originator or any Affiliate thereof, the Transferor or the Seller and, without limiting the generality of the foregoing:

(i) each of the Transferor and the Seller is a limited purpose corporation whose activities are restricted in its certificate of incorporation to activities related to purchasing or otherwise acquiring receivables (including the Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) neither the Transferor nor the Seller has engaged, or presently engages, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the Transferor or the Seller entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of each of the Administrative Agent and the Control Party, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii) (A) each of the Transferor and the Seller maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the Transferor and the Seller are not and have not been diverted to any other Person for any use other than the corporate use of the Transferor or the Seller, as applicable and (C), except as may be expressly permitted by this Agreement and except, in the case of the Transferor only, in connection with the Performance Guarantor’s integrated cash management system, the funds of the Transferor and the Seller are not and have not been commingled with those of any other Person;

(iv) to the extent that the Transferor or the Seller contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the Transferor or the Seller, as the case may be, and such entities for whose benefit the goods and services are provided, and the Transferor and the Seller, as the case may be, and each such entity bears its fair share of such costs; and all material transactions between the Transferor or the Seller, as applicable, and any of their respective Affiliates shall be only on an arm’s-length basis;

(v) each of the Transferor and the Seller maintains a principal executive and administrative office through which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted, in each case separate from those of its Affiliates;

(vi) each of the Transferor and the Seller conducts its affairs strictly in accordance with its certificate of incorporation and observes all necessary, appropriate and customary corporate formalities, including (A) holding all regular and special stockholders’ and directors’ meetings appropriate to authorize all corporate action (which, in the case of regular stockholders’ and directors’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii) all decisions with respect to its business and daily operations are independently made by the Transferor or the Seller, as applicable (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the Transferor or the Seller, as applicable) and are not dictated by any Affiliate of the Transferor or the Seller (it being understood that the Servicer, which is an Affiliate of the Transferor and the Seller, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the Transferor and the Seller, to perform certain of such operations, functions and obligations);

(viii) each of the Transferor and the Seller acts solely in its own corporate name and through its own authorized officers and agents, has not held itself out as a “division” or “part” of any other Person, and no Affiliate of such Person shall be appointed to act as its agent, except as expressly permitted by this Agreement and the other Transaction Documents;

(ix) no Affiliate of the Transferor or the Seller advances funds to the Transferor or the Seller, other than as is otherwise expressly provided herein or in the other Transaction Documents, and no Affiliate of the Transferor or the Seller otherwise supplies funds to, or guaranties debts of, the Transferor or the Seller; provided, however, that the Transferor, as an Affiliate of the Seller, may provide funds to the Seller in connection with the capitalization of the Seller;

(x) other than organizational expenses and as expressly provided herein, each of the Transferor and the Seller pays all expenses, indebtedness and other obligations incurred by it;

(xi) neither the Transferor nor the Seller guarantees, or is otherwise liable for, any obligation of any of their respective Affiliates;

(xii) any financial reports required of the Transferor and the Seller comply with generally accepted accounting principles and are issued separately from, but may be consolidated with, any reports prepared for any of their respective Affiliates;

(xiii) each of the Transferor and the Seller is adequately capitalized to engage in the transactions contemplated in its certificate of incorporation;

(xiv) neither the Transferor nor the Seller acts as agent for the other or any Affiliate thereof, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xv) each of the Transferor and the Seller maintains a five person board of directors, including at least one independent director who has never been, and shall at no time be, a stockholder, director, officer, employee or associate, or any relative of the foregoing, of any Affiliate of the Transferor or the Seller (other than the Seller and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of the Transferor or any Affiliate thereof), all as provided in its certificate of incorporation, and is otherwise reasonably acceptable to the Administrative Agent and the Insurer;

(xvi) the bylaws or the certificate of incorporation of each of the Transferor and the Seller require (A) the affirmative vote of an independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by such Person, and (B) such Person to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors; and

(xvii) RACC hereby agrees that it will retain all ERISA liabilities related to its employees who provide services to GARC or RARC, and GARC or RARC, respectively, will pay to RACC its pro rata share of ERISA contributions for RACC’s employees who provide services to GARC or RARC, respectively.

Without limiting the foregoing, all of the factual statements and assumptions relating to the Transferor and the Seller that are set forth in each of the “true sale” and “non-consolidation” opinions of Bingham McCutchen LLP, delivered pursuant to Section 5.1, are true and correct.

(w) Representations and Warranties in other Transaction Documents. Each of the representations and warranties made by it contained in any of the Transaction Documents (other than this Agreement) to which it is a party is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent, the Administrator, the Purchasers and the Insurer, as if the same were set forth in full herein and each of the Originator and the Transferor hereby ratifies all of the Transaction Documents previously executed by it and confirms that except as modified hereby, each such Transaction Document remains in full force and effect.

(x) No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from the Investment or from the application of the proceeds therefrom, which constitutes a Servicer Default or an Unmatured Servicer Default.

(y) Parties Necessary to Amend Prior Purchase and Sale Agreement. Each of the Originator and the Transferor hereby represents and warrants that all parties necessary to amend and restate the Prior Purchase and Sale Agreement are parties to this Agreement.

(z) No Extension. The Originator, the Transferor, the Seller and the Servicer have not granted any payment extension of the terms of any Receivable or any Contract related to any Receivable, nor any right on the part of the related Obligor to implement any extension, other than (i) extensions granted prior to the Cut-off Date which have been paid in full prior to the Cut-off Date or (ii) as disclosed in the “Extended Receivables” section in Schedule II to a date no later than the maturity date for such Receivable set forth in Schedule IV.

(aa) No Defaults. The Originator, the Transferor, the Seller and the Servicer are not in default under any material contract, lease agreement, instrument or commitment to which such Person is a party which has or would have a Material Adverse Effect.

(bb) Indonesian Aircraft. With respect to the Originator, the Transferor and the Servicer, title to the two (2) Indonesian Aircraft listed on Schedule IV was transferred by Raytheon Aircraft Credit Special Purpose Company, a Kansas corporation (“RACSPC”), to RACC pursuant to bills of sale executed by RACSPC, subject to the assignment and novation in favor of RACC of the underlying lease Receivables pursuant to novation agreements executed by RACSPC, RACC, RARC and the related lessees, in consideration for RACC’s repayment in full of the mortgage loans made by RACC, in the case of one Indonesian Aircraft, and by RARC, in the case of the other, that were secured by the respective Indonesian Aircraft, which consideration was determined by RACSPC, RACC and RARC in good faith to be the fair market value of such Indonesian Aircraft.

SECTION 4.2 Additional Representations and Warranties of the Originator and the Servicer. The Originator and the Servicer each for itself only represents and warrants on the Closing Date to the Administrative Agent, the Administrator, the Purchasers and the Insurer, which representation and warranty shall survive the execution and delivery of this Agreement, that (a) each of the representations and warranties of the Originator and the Servicer (whether made in its individual capacity or as the Originator or the Servicer, as applicable) contained in any Transaction Document to which it is a party is true, complete and correct and, if made by the Originator or the Servicer in its individual capacity, applies with equal force to the Originator or the Servicer, as applicable, in its capacity as the Originator or the Servicer, as applicable, and the Originator and the Servicer each hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent, the Administrator, the Purchasers and the Insurer, as if the same were set forth in full herein, and (b) without limiting the foregoing, all of the factual statements and assumptions relating to the Originator and the Servicer that are set forth in each of the “true sale” and “non-consolidation” opinions of Bingham McCutchen LLP, delivered pursuant to Section 5.1, are true and correct.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent to Closing and Investment. The occurrence of the Closing Date, the effectiveness of the Commitments hereunder and the Investment shall be subject to the conditions precedent that (i) the Transferor and the Seller shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Closing Date pursuant to each of the Fee Letters and (B) the fees and expenses described in clause (a)(i) of Section 9.4 and invoiced prior to the Closing Date, and (ii) each of (A) the Administrative Agent shall have received, for itself and each of the Purchasers and the Administrative Agent’s counsel, and (B) the Insurer shall have received, for itself and its counsel, an original (unless otherwise indicated) of each of the following, each dated (if applicable) the Closing Date (unless otherwise indicated) and each in form and substance satisfactory to the Administrative Agent and the Insurer and each of their respective counsel (unless otherwise indicated).

(a) A duly executed counterpart of this Agreement, the First Tier Agreement, the Sale and Conveyance Agreement, the Administrative Agent Fee Letter, the Purchaser Fee Letter, the Insurance Premium Letter, the Performance Guaranty, the Insurance and Reimbursement Agreement, the Insurance Policy and each of the other Transaction Documents to which each of the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor, as applicable, is a party (other than the Security Agreements, in which case the Investment Condition shall have been satisfied with respect to such Security Agreements).

(b) A certificate of the secretary or assistant secretary of the Seller, certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document of the Seller (certified by the Secretary of State or other similar official of the Seller’s jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of the Seller;

(iii) the resolutions of the board of directors or other governing body of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement, the Sale and Conveyance Agreement and the other Transaction Documents to be delivered by the Seller hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents, if required) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of the Seller executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the Seller.

(c) A certificate of the secretary or assistant secretary of each of the Originator, the Transferor and the Servicer certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document of each of the Originator, the Transferor and the Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of each of the Originator, the Transferor and the Servicer;

(iii) resolutions of the board of directors or other governing body of each of the Originator, the Transferor and the Servicer authorizing the execution, delivery and performance by it of this Agreement, the Sale and Conveyance Agreement, the First Tier Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents, if required) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of the Originator, the Transferor and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d) A good standing certificate for the Seller issued by the Secretary of State or a similar official of the Seller’s jurisdiction of incorporation or organization, as applicable, and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated as of a recent date.

(e) A good standing certificate for each of the Originator, the Transferor and the Servicer issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated as of a recent date.

(f) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-1), filed on or before the Closing Date naming the Seller, as debtor, in favor of the Administrative Agent, as secured party, for the benefit of the Secured Parties, or, subject to the Investment Condition, other similar instruments or documents as may be necessary or in the reasonable opinion of the Administrative Agent or the Insurer desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s ownership or security interest in all Receivables and the other Affected Assets.

(g) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-1), filed on or before the Closing Date naming the Transferor, as debtor, the Seller, as secured party and the Administrative Agent, as assignee of secured party, or, subject to the Investment Condition, other similar instruments or documents as may be necessary or in the reasonable opinion of the Administrative Agent or the Insurer desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Seller’s ownership or security interest in all Receivables and the other Affected Assets (other than with respect to any ownership interest in the related Aircraft or Aircraft Fractional Shares) and to perfect the Administrative Agent’s security interest in all Receivables and the other Affected Assets.

(h) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-1), filed on or before the Closing Date naming the Originator, as debtor, the Transferor, as secured party and the Administrative Agent, as assignee of secured party, or, subject to the Investment Condition, other similar instruments or documents as may be necessary or in the reasonable opinion of the Administrative Agent or the Insurer desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s ownership interest in the Affected Assets and to perfect the Administrative Agent’s security interest in the Affected Assets.

(i) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-3), if applicable, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person (other than title to the Aircraft or Aircraft Fractional Shares, which shall remain in favor of the Transferor in the case of Leased Aircraft or the Obligor in the case of loans) in Receivables and the other Affected Assets previously granted by the Seller.

(j) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-3), if applicable, filed on or before the Closing Date necessary to terminate all security interests (other than any Permitted Lien) and other rights of any Person (other than Obligors) in Receivables or the other Affected Assets previously granted by the Transferor (other than those filed in favor of Bank of America in connection with the Prior Purchase and Sale Agreement).

(k) Evidence of filing, acceptable to the Administrative Agent and the Insurer, of proper financing statements (Form UCC-3), if applicable, filed on or before the Closing Date necessary to terminate all security interests (other than any Permitted Lien) and other rights of any Person (other than Obligors) in Receivables or the other Affected Assets previously granted by the Originator (other than those filed in favor of Bank of America in connection with the Prior Purchase and Sale Agreement).

(l) Search reports from a third-party search company acceptable to the Administrative Agent and the Insurer, dated a date reasonably near the Closing Date, listing all effective financing statements which name the Originator, the Transferor or the Seller (under their respective present names and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (f), (g) or (h) above and such other jurisdictions where the Administrative Agent or the Insurer may reasonably request, together with copies of such financing statements (none of which shall cover any Receivables other Affected Assets), and similar search reports with respect to judgments, state tax liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no such liens (other than any Permitted Lien) on any of the Receivables or on the other Affected Assets.

(m) Evidence that each Blocked Account required to be established pursuant to this Agreement (including the Collection Account) has been established in accordance with the terms hereof, and executed copies of each of the Blocked Account Agreements relating to each of the Blocked Accounts, and the Servicer shall have the processes in place to insure that all Collections from and after the Cut-off Date have been deposited in the Collection Account within five (5) Business Days after the Seller’s or the Servicer’s receipt thereof.

(n) A favorable opinion, dated the Closing Date and addressed to the Administrative Agent, each Purchaser, the Insurer and each of the Rating Agencies, of Martin, Pringle, Oliver, Wallace & Bauer L.L.P., special counsel to the Originator and the Transferor, covering certain UCC perfection and priority matters and such other matters as the Administrative Agent or Insurer may reasonably request.

(o) Favorable opinion(s), dated the Closing Date and addressed to the Administrative Agent, each Purchaser, the Insurer and each of the Rating Agencies, of Bingham McCutchen LLP, special counsel to the Raytheon Entities, covering (i) certain UCC perfection and priority matters (based on UCC search reports) and certain corporate matters of the Seller including, but not limited to, non-contravention, (ii) “true sale” and “non-consolidation” matters, (iii) enforceability matters and (iv) such other matters as the Administrative Agent or the Insurer may reasonably request.

(p) A favorable opinion, dated the Closing Date and addressed to the Administrative Agent, each Purchaser, the Insurer and each of the Rating Agencies, of in-house counsel to each Raytheon Entity (other than the Seller) which is party to a Transaction Document, covering certain corporate matters, including, but not limited to, non-contravention and such other matters as the Administrative Agent or the Insurer may reasonably request.

(q) A favorable opinion, dated the Closing Date and addressed to the Administrative Agent, each Purchaser and each of the Rating Agencies, of in-house counsel to the Insurer, covering such matters as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent and its counsel.

(r) A Schedule of Receivables identifying all Receivables and the respective Unpaid Balance and accrued interest with respect thereto as of the Cut-off Date, and such other information as the Administrative Agent or the Insurer may reasonably request.

(s) Satisfactory results of a review and audit of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy, historical receivables data and accounts,

including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval by the Administrative Agent and the Control Party of the Eligible Receivables in existence on the Cut-off Date and a written outside audit report of Ernst & Young or another nationally-recognized accounting firm satisfactory to the Administrative Agent and the Insurer as to such matters.

(t) Evidence of the appointment of CT Corporation System as agent for service of process as required by Section 11.4.

(u) Evidence from each of the Rating Agencies that (i) prior to giving effect to the issuance of the Insurance Policy, the transactions contemplated by this Agreement have been rated to a level satisfactory to each of the Administrative Agent and the Insurer, and (ii) after giving effect to the issuance of the Insurance Policy, the transactions contemplated by this Agreement, have been rated “AAA” (or its equivalent) by such Rating Agency.

(v) A schedule (i) specifying the days on which Fiscal Months for the period from the Closing Date through December 31, 2003 will begin and end, and (ii) listing all days that are not Business Days during such period.

(w) Evidence that each of the parties to the Prior Purchase and Sale Agreement shall have received all amounts owing to such Person immediately prior to giving effect to this Agreement.

(x) Such other approvals, documents, instruments, certificates and opinions as the Administrative Agent, the Administrator, any Purchaser or the Insurer may reasonably request.

SECTION 5.2 Additional Conditions Precedent to Investment. The Investment shall be subject to the additional conditions precedent that on the Closing Date the following statements shall be true, complete and correct (and the Seller by accepting any amount of the Investment shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 4.1 and 4.2 are true, complete and correct on and as of such date.

(b) Each of (I) the Administrative Agent shall have received, for itself and each of the Purchasers and the Administrative Agent’s counsel, and (II) the Insurer shall have received for itself and its counsel, each of the following documents or such other evidence thereof, as applicable, each in form and substance satisfactory to the Administrative Agent and the Insurer:

(i) evidence, in the form of a certificate from an authorized officer of the Servicer, that (A) in the case of Receivables, the related Contract with respect to which is not a lease, an executed copy of such Contract and each related Security Agreement with respect thereto is in the possession of the Servicer, (B) the Servicer is in possession of every other Security Agreement subject to clause (C) of this clause (i), and (C) notwithstanding clauses (B) and (C) of this clause (i), in the case of leases, each Assignment of Rents in favor of the Administrative Agent is in possession of the Administrative Agent;

(ii) evidence, in the form of a certificate from an authorized officer of the Servicer, that, in the case of each Receivable related to a lease, an executed copy of an Assignment of Rents, covering any proceeds of any residual interest in such Aircraft, is in the possession of the Administrative Agent, and, if applicable, has been filed with the FAA, or in the case of Aircraft registered under the laws of a jurisdiction other than the United States, the appropriate Aviation Authority or Official Body, subject to the satisfaction of the Investment Condition;

(iii) evidence, in the form of a certificate from an authorized officer of the Servicer, that, in the case of each Receivable related to a loan, an executed original security agreement, made by the Obligor and assigned in favor of the Seller and the Administrative Agent, has been filed with the FAA, or in the case of Aircraft registered under the laws of a jurisdiction other than the United States, the appropriate Aviation Authority or Official Body, subject to the satisfaction of the Investment Condition;

(iv) evidence in the form of a certificate from an authorized officer of the Servicer that, with respect to each Receivable related to an Aircraft Fractional Share, (A) the Originator has assigned to the Transferor all of the Originator’s rights to require Flight Options to repurchase such Aircraft Fractional Share upon the occurrence of a default under the related Contract by the related Obligor, (B) the Transferor has assigned such rights to the Seller and (C) the Seller has assigned such rights to the Administrative Agent; and

(v) in the case of:

(A) each Aircraft with respect to which the related Receivable arises under a loan, evidence of lien search results and a favorable opinion from Local Aviation Counsel, as special counsel to the Transferor and the Seller, dated on or prior to the Closing Date, addressed to the Administrative Agent, each Purchaser and the Insurer, covering (i) certain perfection and priority matters under local law with respect to each Aircraft and (ii) such other matters as the Administrative Agent or the Insurer may reasonably request, in each case in form and substance satisfactory to each of the Administrative Agent and the Control Party;

(B) (i) each Aircraft Fractional Share, evidence, in the form of an opinion from in-house counsel to the Transferor and the Seller, dated the Closing Date, addressed to the Administrative Agent, each Purchaser and the Insurer, that the FAA bill of sale and the Transferor’s form documents which are required to properly evidence title in the Obligor’s name and reflect the security interest therein, are in the related Contract File and contain accurate conveyance numbers, (ii) one Aircraft Fractional Share designated by the in-house counsel referred to in clause (i) above as having related documentation filed with the FAA that is representative of those for other Aircraft Fractional Shares, evidence, in the form of an opinion from Local Aviation Counsel, as special counsel to the Transferor and the Seller, dated the Closing Date, addressed to the Administrative Agent, each Purchaser and the Insurer that such representative documentation is in proper form for filing and recording with the FAA, and that no renewal or other filing will be required in order to maintain the perfection of such security interest (or if any such renewal or filing is required, such opinion shall so specify), (iii) each Aircraft Fractional Share, searches from a third-party search company listing the liens of record, including the related security agreement, with respect to such Aircraft Fractional Share, and (iv) one Aircraft Fractional share per Aircraft, evidence in the form of an opinion from in-house counsel to the Transferor and the Seller, dated the Closing Date, addressed to the Administrative Agent, each Purchaser and the Insurer that, based on the results in clause (iii) of this Section 5.2(b)(v)(B), no liens on the related Aircraft Fractional Share are prior to the lien in favor of the Administrative Agent (on behalf of the Secured Parties), in each case, in form and substance satisfactory to the Administrative Agent and the Control Party; and

(C) each Aircraft with respect to which the related Receivable arises under a lease, subject to the Investment Condition, evidence, in the form of an opinion from Local Aviation Counsel, as special counsel to the Transferor and the Seller, dated the Closing Date, addressed to the Administrative Agent, each Purchaser and the Insurer, that (i) title to each related Aircraft as reflected in the records of the FAA is vested in the Transferor and (ii) the related Assignment of Rents is in proper form for filing and recording with the FAA or applicable Aviation Authority or Official Body, and covering such other matters as the Administrative Agent or the Control Party may reasonably request in each case, in form and substance satisfactory to the Administrative Agent and the Control Party.

(c) The Termination Date has not occurred.

ARTICLE VI

COVENANTS

SECTION 6.1 Affirmative Covenants of the Originator, the Transferor, the Seller and the Servicer. At all times from the date hereof to the Final Payout Date, unless the Administrative Agent and the Control Party shall otherwise consent in writing:

(a) Reporting Requirements. Each of the Originator, the Transferor, the Seller and the Servicer shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and each of the Seller and the Servicer shall furnish (or cause to be furnished) to the Administrative Agent and the Insurer:

(i) Annual Reporting. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, an unaudited balance sheet of the Seller as of the end of such fiscal year and the related unaudited consolidated statements of income and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on and certified by an authorized officer of the Seller.

(ii) Notice of an Event of Default or an Unmatured Event of Default or a Servicer Default; Etc. (A) As soon as possible and in any event within two (2) Business Days after the Servicer knows or should have known of the occurrence of an Event of Default or an Unmatured Event of Default or a Servicer Default, a statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of such Event of Default, Unmatured Event of Default or Servicer Default and the action which the Servicer proposes to take (or cause to be taken) with respect thereto, which information shall be updated promptly from time to time; (B) promptly after the Servicer obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly after the occurrence thereof, notice of a Material Adverse Effect.

(iii) Change in Credit and Collection Policy and Debt Ratings. Within ten (10) Business Days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within five (5) Business Days after the date of any change in the Performance Guarantor’s public or private debt ratings, if any, a written certification of such public or private debt ratings after giving effect to any such change.

(iv) Credit and Collection Policy. Within ninety (90) days after the close of each of the Servicer’s fiscal years, a complete copy of the Credit and Collection Policy then in effect, if requested by the Administrative Agent or the Insurer.

(v) ERISA. Promptly upon the occurrence thereof, written notice of any contribution failure with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

(vi) Change in Accountants or Accounting Policy. Promptly, notice of any change in the accountants or accounting policy of the Originator, the Transferor, the Seller or the Servicer.

(vii) Documents Provided to the Insurer. Any document, notice, certificate, report or information (including non-financial information) provided from time to time by any Raytheon Entity to the Insurer, at the same time that the same is being provided to the Insurer.

(viii) Other Information. Such other information (including non-financial information) as the Administrative Agent, the Administrator or the Insurer may from time to time reasonably request with respect to any Raytheon Entity or any of their respective Subsidiaries or Affiliates.

(ix) Annual UCC Opinions of Counsel. Within ninety (90) days after the beginning of each calendar year, beginning with the calendar year 2004, the Servicer on behalf of the Seller shall furnish to the Administrative Agent (for the benefit of the Secured Parties) an opinion of counsel (which counsel shall not be in-house counsel to the Seller or any of its Affiliates) addressed to the Administrative Agent, each Purchaser and the Insurer, either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording or re-filing of any financing statements and continuation statements under Article 9 of the UCC as are necessary to maintain the security interests created by the First Tier Agreement, the Sale and Conveyance Agreement and this Agreement and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such security interest, in all cases in form and substance satisfactory to each of the Administrative Agent and the Control Party. Such opinion of counsel shall also describe the recording, filing, re-recording and re-filing of any financing statements and continuation statements that, in the opinion of such counsel, are required under Article 9 of the UCC to maintain such security interests.

(b) Conduct of Business; Ownership. Each of the Originator, the Transferor, the Seller and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Transferor and the Seller shall at all times be (either directly or indirectly) a wholly-owned Subsidiary of RACC, and the Seller shall at all times be (either directly or indirectly) a wholly-owned Subsidiary of the Transferor.

(c) Compliance with Laws, Etc. Each of the Originator, the Transferor, the Seller and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. Each of the Originator, the Transferor, the Seller and the Servicer (including each Sub-Servicer) shall furnish to the Administrative Agent and the Insurer from time to time such information with respect to the Affected Assets as the Administrative Agent or the Insurer may reasonably request. Each of the Transferor, the Seller and the Servicer shall, at any time and from time to time (and, if no Event of Default or Servicer Default has occurred, upon reasonable prior written notice from the Administrative Agent, the Administrator or the Insurer to the Servicer), permit each of the Administrative Agent, the Administrator and the Insurer (or any of their respective agents), during regular business hours (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the Originator, the Transferor, the Seller or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the Originator’s, the Transferor’s, the Seller’s, or the Servicer’s performance hereunder or under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Originator, the Transferor, the Seller, or the Servicer, as applicable, having knowledge of such matters. The costs and expenses of the first such audit in any calendar year incurred by the

Control Party or, if an Insurer Default shall have occurred and be continuing, each of the Insurer and the Administrative Agent, and all such audits after the occurrence of an Event of Default or a Servicer Default shall be paid by the Servicer. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, prior to the occurrence of a Servicer Default the Servicer shall provide “read only” access to the data in the Servicer’s management information systems; provided that the Servicer shall not be required to provide access to such data to any of the Administrative Agent’s and the Insurer’s employees who are not U.S. citizens.

(e) Keeping of Records and Books of Account. Each of the Originator, the Transferor, the Seller and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the Originator, the Transferor, the Seller and the Servicer shall give the Administrative Agent and the Insurer prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence. All such records will be maintained at the offices set forth in Schedule 4.1(i).

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. (i) The Originator shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it, if any, under the Contracts related to the Receivables; and (ii) each of the Transferor, the Seller and the Servicer shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Notice of the Administrative Agent’s Interest. In the event that the Originator, the Transferor or the Seller shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by any of the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the Transferor’s ownership interest in the Leased Aircraft, the Seller’s ownership of the Receivables and the other Affected Assets (other than with respect to title to any Aircraft or Aircraft Fractional Shares) and the Administrative Agent’s security interest in the Affected Assets.

(h) Collections. The Servicer shall, within five (5) Business Days after the Closing Date, instruct all Obligors to make payments with respect to Receivables directly to a Blocked Account or the Collection Account or to post office boxes or lock-boxes to which only Blocked Account Banks have access, and shall cause all items and amounts relating to such Collections received in such post office boxes or lock-boxes to be removed and deposited into a Blocked Account on a daily basis.

(i) Collections Received. Each of the Originator, the Transferor, the Seller and the Servicer shall hold in trust for the benefit of the Administrative Agent on behalf of the Secured Parties, and the Servicer shall remit (or cause to be remitted) daily to the Collection Account, all Collections within five (5) Business Days (i) after deposit thereof into either of the Raytheon

Aircraft and Affiliated Companies Account or the RACC Intrust Bank Account and (ii) in the case of Collections otherwise received by any Raytheon Entity or any Affiliate of a Raytheon Entity, after identification by the Servicer of such funds as Collections. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, the Servicer shall, as soon as practicable following the Servicer’s receipt and identification of any cash collections or other cash proceeds deposited in the Collection Account not constituting Collections, and in any event within two (2) Business Days after its identification thereof, notify the Administrative Agent and the Control Party in writing, and the Administrative Agent shall, within two (2) Business Days after its receipt of such notice, instruct the Blocked Account Bank maintaining the Collection Account, to turn over to the Servicer such cash collections or other cash proceeds on deposit in the Collection Account not constituting Collections. Within five (5) Business Days after the Closing Date, the Servicer will instruct all Obligors to make payments with respect to Receivables directly to a Blocked Account or to the Collection Account or to post office boxes or lock-boxes to which only Blocked Account Banks have access. With respect to the Receivables, all amounts received by the Originator, the Transferor, the Seller and the Servicer representing interest accrued thereon from the period on and after the Cut-off Date shall be deposited into the Collection Account within five (5) Business Days after the later of (i) the Closing Date and (ii) receipt thereof.

(j) Blocked Accounts. Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(k) Sale Treatment. None of the Originator, the Transferor nor the Seller shall (i) account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by the First Tier Agreement or the Sale and Conveyance Agreement, as applicable, in any manner other than as a sale by the Originator of its right, title and interest in, to and under the Affected Assets to the Transferor, or as a sale by the Transferor of its right, title and interest in, to and under the Receivables and its right, title and interest in, to and under the Affected Assets (other than the related Leased Aircraft) to the Seller, as the case may be, or (ii) account for (other than for tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of the Asset Interest by the Seller to the Administrative Agent on behalf of the Secured Parties. In addition, each of the Originator, the Transferor and the Seller shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Person’s financial statements) the existence and nature of the transactions contemplated by the First Tier Agreement, the Sale and Conveyance Agreement and this Agreement and the ownership interest of the Seller and the security interest of the Administrative Agent, on behalf of the Secured Parties, in the Affected Assets (it being understood that such financial statements shall not show the Seller as owner of any Aircraft or Aircraft Fractional Shares unless the Seller properly obtains title to such Aircraft or Aircraft Fractional Shares).

(l) Separate Business; Nonconsolidation. Neither the Transferor nor the Seller shall (i) engage in any business not permitted by its articles of incorporation or by-laws as in effect on the Closing Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 4.1(v). The officers and directors of the Transferor and the Seller (as appropriate) shall make decisions with respect to the business and daily operations of the Transferor and the Seller independent of and not dictated by any other controlling Person. Each of the Originator, the

Transferor, the Seller and the Servicer shall comply with the factual statements and assumptions applicable to it set forth in each of the “true sale” and “non-consolidation” opinions of Bingham McCutchen LLP delivered pursuant to Section 5.1.

(m) Corporate Documents. Neither the Originator, the Transferor nor the Seller shall amend, alter, change or repeal its respective articles of incorporation except with the prior written consent of each of the Administrative Agent and the Control Party.

(n) Ownership Interest, Etc. Each of the Transferor, the Seller and the Servicer shall, at its own expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership interest in or, to the extent that the First-Tier Agreement, the Sale and Conveyance Agreement or this Agreement, as applicable, does not effect a true sale of the Affected Assets by such Person, as the case may be, a valid and enforceable security interest in, the Receivables, the Related Security (other than the related Aircraft) and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets to the extent a valid and enforceable ownership interest was not established in favor of the Transferor, the Seller and the Administrative Agent (on behalf of the Secured Parties), as applicable, in each case free and clear of any Adverse Claim (other than any Permitted Lien), in favor of the Administrative Agent for the benefit of the Secured Parties, including taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent, for the benefit of the Secured Parties, as the Administrative Agent or the Insurer may reasonably request. If the Transferor or the Servicer fails to take any action required to establish, protect, or maintain the rights of the Administrative Agent in any Affected Asset, subject to the Investment Condition, the Administrative Agent may (with the prior written consent of the Control Party) and at the written direction of the Control Party, shall, perform the same and all of the expenses of the Administrative Agent shall be payable in accordance with Section 9.4(ii)(B). In addition, each of the Originator, the Transferor and the Seller hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto covering the applicable Affected Assets.

(o) Enforcement of First Tier Agreement and Sale and Conveyance Agreement. The Transferor, on its own behalf and on behalf of the Administrative Agent, each Purchaser and the Insurer, shall promptly enforce all covenants and obligations of the Originator contained in the First Tier Agreement, as may be directed from time to time by the Administrative Agent (with the prior written consent of the Control Party) or by the Control Party (with prior written notice to the Administrative Agent). The Seller, on its own behalf and on behalf of the Administrative Agent, each Purchaser and the Insurer, shall promptly enforce all covenants and obligations of the Transferor contained in the Sale and Conveyance Agreement as may be directed from time to time by the Administrative Agent (with the prior written consent of the Control Party) or by the Control Party (with prior written notice to the Administrative Agent). The Transferor shall deliver to the Administrative Agent and the Insurer all consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement, as may be directed from time to time by the Administrative Agent (with the prior written consent of the Control Party) or by the Control Party (with simultaneous written notice to the Administrative Agent). The Servicer (on behalf of the Seller but, for the avoidance of doubt, not RACC in its individual capacity) shall deliver to the Administrative Agent and the Insurer all consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement and the Sale and Conveyance

Agreement, as may be directed from time to time by the Administrative Agent (with the prior written consent of the Control Party) or by the Control Party (with simultaneous written notice to the Administrative Agent).

(p) Insurance Requirements. The Originator, the Transferor, the Seller and the Servicer shall maintain or cause to be maintained (i) contingent hull and liability and contingent war and liability gap insurance coverage, to include terrorism coverage so long as it is commercially available, for Aircraft in the possession of the related Obligors and Aircraft Fractional Shares and (ii) hull and liability insurance coverage, to include terrorism coverage so long as it is commercially available, for Aircraft in the possession of the Servicer or its Affiliates, and, shall, on or prior to the first renewal of each such type of insurance after the Closing Date, cause all such insurance coverage (and the insurance coverage required to be maintained by each Obligor) to provide that each of the Administrative Agent and the Insurer are named as an additional insured under all such insurance coverage and the Administrative Agent is the loss payee (on behalf of the Secured Parties) under all such insurance coverage; provided, that upon the occurrence of an Event of Default, the Servicer shall cause (including by causing Obligors to cause) the Administrative Agent and the Insurer to be named as an additional insured and the Administrative Agent to be named as loss payee (on behalf of the Secured Parties) under all such insurance coverage as soon as commercially possible after the request of either the Administrative Agent or the Insurer. Without limiting the foregoing, the Servicer shall provide all notices and obtain all consents necessary to cause the insurance contemplated by clauses (i) and (ii) of this paragraph to remain in full force and effect.

(q) Certain Post-Closing Agreements. The Originator, the Transferor, the Seller and the Servicer shall use commercially reasonable efforts for a period of six (6) months after the date of the Investment (or, in the case of an Eligible Substitute Receivable, the date of substitution) to deliver evidence satisfactory to the Administrative Agent and the Control Party that all items related to Receivables (other than those exempt Receivables set forth in the “Exempt Receivables” section in Schedule II), which as of the date of the Investment or, the date of substitution, as applicable, did not satisfy the requirements of perfection referred to in the definition of “Investment Condition”, have been executed, recorded and delivered so that, with respect to such items all documents required to be recorded or filed in order to perfect and protect the interest of (i) the Seller against all creditors of and purchasers from the Originator and the Transferor and (ii) the Administrative Agent of behalf of the Secured Parties against all creditors of and purchasers from the Originator, the Transferor and the Seller, will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full; provided, that none of the Originator, the Transferor, the Seller or the Servicer shall be required to incur related costs in respect of any such remaining items in an amount materially greater than the average cost per Aircraft incurred by any of the Originator, the Transferor, the Seller or the Servicer with respect to the items satisfying the Investment Condition as of the date of the Investment. Notwithstanding the foregoing, if the long-term senior unsecured debt of the Performance Guarantor fails to be rated at least “BB+” by S&P, “Ba1” by Moody’s or “BB+” by Fitch, the Originator, the Transferor, the Seller and the Servicer shall promptly cause Security Agreements in favor of the Seller and the Administrative Agent to have been fully signed and properly filed with the FAA and other applicable Aviation Authorities with respect to all Aircraft and Aircraft Fractional Shares except for those Aircraft that are registered in a jurisdiction which does not provide for the filing of liens on aircraft similar to the lien to be created pursuant to the related Assignment of Rents. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document, any term, provision or condition with respect to any requirement for a security interest or the perfection thereof with respect to any Affected Asset, shall be deemed to be satisfied in all respects if the Investment Condition with respect thereto is satisfied as of the Closing Date, or the date of substitution, as applicable, and thereafter, the Originator, the Transferor, the Seller and the Servicer are in compliance with their obligations pursuant to this Section 6.1(q) and Section 2.17(a)(ii)(D).

(r) FAA Requirements. The Transferor shall, so long as any Leased Aircraft is registered with the FAA, remain a “Citizen of the United States” (as such term is defined in the Federal Aviation Act).

(s) Taxes. The Originator, the Transferor, the Seller and the Servicer, shall file all tax returns and permitted extensions thereof and reports required by Law to be filed by such Person and will promptly pay all taxes and governmental charges at any time owing, except such as are being contested by it in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. Each of the Originator, the Transferor, the Seller and the Servicer, shall pay when due any taxes payable by it in connection with the Receivables and the other Affected Assets (other than any tax with respect to any Aircraft for which the related Obligor is responsible under the related Contract).

(t) ERISA Matters. (a) Each of the Originator, the Transferor, the Seller and the Servicer shall comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and Insurer as soon as possible after, and in any event within thirty (30) days after any responsible officer of such Person or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event known to have occurred, could reasonably be expected to result in liability of such Person in an aggregate amount exceeding seventy-five million dollars ($75,000,000) in any year, a statement of a financial officer of such Person setting forth details as to such ERISA Event and the action, if any, that such Person proposes to take with respect thereto.

(u) List of Business Days. The Servicer shall provide to the Administrator, the Administrative Agent and the Insurer, not later than December 1 of each calendar year beginning in 2003, a schedule specifying the days on which Fiscal Months during the next calendar year will begin and end, and listing all days that are not Business Days during the next calendar year.

(v) Evidence of UCC Filings. Not later than sixty (60) days after the Closing Date, the Servicer shall provide to the Administrative Agent and the Insurer search reports from a third-party search company (A) which reflect the filing in the applicable filing offices of the UCC financing statements filed pursuant to Article V and (B) attached to which are copies of such UCC financing statements bearing the file-stamps of such filing offices.

SECTION 6.2 Negative Covenants of the Originator, the Transferor, the Seller and the Servicer. At all times from the date hereof to the Final Payout Date, unless each of the Administrative Agent and the Control Party shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as expressly provided in the First Tier Agreement, the Sale and Conveyance Agreement and in this Agreement, (i) none of the Originator, the Transferor, the Seller nor the Servicer shall, nor shall it permit any of its respective Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than any Permitted Lien) upon (or the filing of any financing statement) or with respect to any of the Affected Assets, or assign any right to receive income in respect thereof (other than in the case of the Transferor, the sales and assignments expressly permitted pursuant to the Sale and Conveyance Agreement), and (ii) neither the Transferor nor the Seller shall issue any note, bond or similar security to, or sell, transfer or otherwise dispose of any of its property or other assets to any other Person.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2 and Annex B, none of the Originator, the Transferor, the Seller nor the Servicer shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. Unless otherwise approved in accordance with Section 11.2, none of the Originator, the Transferor, the Seller nor the Servicer shall make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

(d) No Mergers; Subsidiaries, Etc. None of the Originator, the Transferor, the Seller or the Servicer shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, except as expressly provided or permitted by the terms of this Agreement, and in the case of any such action by the Servicer, prior to any such consolidation or merger, the Servicer shall deliver to the Administrative Agent, each Purchaser, the Insurer and each of the Rating Agencies, (i) a certificate from its President and an opinion of counsel (who shall be reasonably acceptable to each of the Administrative Agent and the Insurer) stating, inter alia, that all conditions and requirements under this Agreement and each other Transaction Document have been complied with and the agreement pursuant to which such new entity expressly assumes the duties and obligations as Servicer hereunder is legal, binding and enforceable against such Person and all actions in respect of perfection and priority under the applicable UCC (including authorizing the filing of UCC-3 financing statements) have been taken or will be taken prior to such consolidation or merger or that no such actions are required and (ii) other agreements, certificates and/or opinions of counsel as the Administrative Agent or the Control Party may reasonably request. The Transferor shall not form or create any Subsidiary other than the Seller. The Seller shall not form or create any Subsidiary.

(e) Change in Payment Instructions to Obligors. None of the Originator, the Transferor, the Seller nor the Servicer shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(r) or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables, unless (i) such instructions are to deposit such payments to an existing Blocked Account or to the Collection Account (or to a post office box or a lock-box covered by a Blocked Account Agreement) or (ii) each of the Administrative Agent and the Control Party shall have provided their prior written consent to such addition, termination or change at least fifteen (15)

days prior thereto and each of the Administrative Agent and the Control Party shall have received a Blocked Account Agreement in form and substance reasonably satisfactory to each of the Administrative Agent and the Control Party executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, post office box or lock-box, as applicable.

(f) Deposits to Blocked Accounts. None of the Originator, the Transferor, the Seller nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account or to post office boxes or lock-boxes to which only Blocked Account Banks have access, cash or cash proceeds other than Collections.

(g) Change of Name, Etc. None of the Originator, the Transferor nor the Seller shall change its name, identity or structure (including a merger), its form of organization or its jurisdiction of incorporation, unless at least thirty (30) days prior to the effective date of any such change such Person delivers to the Administrative Agent and the Insurer (i) such documents, instruments or agreements, executed by such Person as are necessary to reflect such change and to continue the perfection and priority of the Administrative Agent’s ownership interests or security interests in the Affected Assets and (ii) new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Administrative Agent to continue to exercise its rights contained in Section 7.3.

(h) Amendment to Transaction Documents. None of the Originator, the Transferor, the Seller nor the Servicer shall amend, modify, or supplement any Transaction Document or waive any provision thereof, except in any case with the prior written consent of each of the Administrative Agent and the Control Party; nor shall the Originator, the Transferor, the Seller or the Servicer take, or permit the Transferor or the Seller to take, any other action under any Transaction Document that could have a Material Adverse Effect or which is inconsistent with the terms of this Agreement or any other Transaction Document.

(i) Other Debt. Except as provided herein, neither the Transferor nor the Seller shall create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) in the case of the Transferor, indebtedness of the Transferor representing the purchase price under the First Tier Agreement and fees, expenses and indemnities arising under the First Tier Agreement, the Sale and Conveyance Agreement and this Agreement, (ii) in the case of the Seller, indebtedness of the Seller representing the purchase price under the Sale and Conveyance Agreement and fees, expenses and indemnities arising under the Sale and Conveyance Agreement and this Agreement and (iii) in the case of each of the Transferor and the Seller, other indebtedness incurred in the ordinary course of its business in an amount not to exceed nine thousand five hundred dollars ($9,500) at any time outstanding.

(j) Payment to the Transferor. The Seller shall not acquire any Receivable other than through, under, and pursuant to the terms of, the Sale and Conveyance Agreement, either as a capital contribution from the Transferor or in exchange for the payment by the Seller in cash, or a combination of the two of an amount equal to the purchase price for such Receivable as required by the terms of the Sale and Conveyance Agreement.

(k) Restricted Payments. Neither the Transferor nor the Seller shall (A) purchase or redeem any shares of its capital stock, (B) prepay, purchase or redeem any Indebtedness, (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that the Seller may (1) make Restricted Payments out of funds received pursuant to Section 2.2 and Section 2.9(c) and (2) may make other Restricted Payments (including the payment of Permitted Dividends) if, (i) each of the requirements set forth in Section 2.14 have been satisfied and (ii) after giving effect thereto, no Event of Default shall have occurred and be continuing.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Servicer.

(a) The servicing, administering and collection of the Receivables and the Affected Assets shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the Originator, the Transferor, the Seller, the Administrative Agent, the Insurer and the Purchasers hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section 7.1, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, each of the Originator, the Transferor and the Seller (to the extent such Person is not then acting as Servicer hereunder) hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the Originator’s, the Transferor’s and/or the Seller’s name and on behalf of the Originator, Transferor or the Seller as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Receivables and the Affected Assets, including endorsing the Originator’s, the Transferor’s and/or the Seller’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Subject to the immediately following sentence, RACC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer, pursuant to the terms of this Agreement. RACC shall act as Servicer until the date which is one year and one day after the Final Payout Date, unless the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent and each of the Rating Agencies), gives notice to RACC and the Transferor (in accordance with this Section 7.1) of the designation of a new Servicer following the occurrence of a Servicer Default. Upon the occurrence of a Servicer Default, the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent and each of the Rating Agencies), may designate as Servicer any Person (including itself) to succeed RACC or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer following the occurrence of a Servicer Default as set forth above, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent), determines will facilitate the transition of the performance of such activities to the successor Servicer, and the Servicer shall cooperate with and assist such successor Servicer. Such cooperation shall include providing all computer tapes and disks, documents, instruments and other records relating to the Receivables and access to information technology personnel and transferring to any successor Servicer all cash amounts and documents or instruments relating to the Receivables held by the Servicer at the time of the acceptance by such successor Servicer of the obligation to perform the Services and access to and transfer of records and use by the successor Servicer of all records necessary or desirable to collect the Receivables and the Related Security. The Servicer shall be responsible for all costs incurred in connection with transitioning servicing to a successor Servicer as a result of a Servicer Default.

(c) The Servicer acknowledges that each of the Transferor, the Seller, the Administrative Agent, the Purchasers and the Insurer have relied on the Servicer’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Accordingly, the Servicer agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any Affiliate of RAH or any other third party sub-servicer, including, but not limited to, Flight Options (with respect to Aircraft Fractional Shares) and to each other sub-servicer listed (together with the general servicing functions performed by such Person) in Schedule V (each, a “Sub-Servicer”), as such schedule shall be amended, amended and restated, supplemented or otherwise modified by the Servicer, and provided to the Administrative Agent and the Control Party in connection with the addition of any new Sub-Servicer (together with the servicing function to be performed by such Sub-Servicer) or any change to the servicing functions provided by a Sub-Servicer on such Schedule V, provided that, in each such delegation, (i) the Servicer shall remain primarily liable to the Transferor, the Seller, the Administrative Agent, the Purchasers and the Insurer for the performance of the duties and obligations so delegated, (ii) the Transferor, the Seller, the Administrative Agent, the Purchasers and the Insurer shall have the right to look solely to the Servicer for such performance and (iii) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent (with the prior written consent of the Control Party) or the Control Party (with prior written notice to the Administrative Agent) may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer). The Servicer shall be liable for any and all fees and expenses incurred by or through a Sub-Servicer (but shall be entitled to reimbursement for any fees and expenses to the extent such fees and expenses constitute Permissible Servicer Expenses from related Recovery Proceeds and in accordance with the priorities for payment set forth in Section 2.12) and no such Sub-Servicer shall have any rights to the Affected Assets or Collections for payment of any amounts owing to such Sub-Servicer or any other Person. The Servicer may appoint professional advisers, but shall immediately notify the Administrative Agent and the Insurer of such appointment.

(e) If (i) a Flight Options Trigger Event has occurred, and (ii) the Insurer is not the Control Party, then notwithstanding any term or provision of any Transaction Document, the Control Party, with respect to the Flight Options Contracts or with respect to any Receivable related to the Flight Options Contracts, shall have (and at its option may exercise) rights of the type contemplated by Section 8.2(c), solely with respect to the applicable Flight Options Contracts.

SECTION 7.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action, including the services more specifically set forth on Annex B (collectively, the “Services”) as may be necessary or advisable to collect each Receivable and the Affected Assets from time to time and except as otherwise expressly provided in Section 6.1(q), to maintain the perfection of the Transferor’s, the Seller’s and the Administrative Agent’s respective interests in any Aircraft or Aircraft Fractional Shares, including, without limitation, maintenance of recordation with the FAA or other applicable Aviation Authority, all in accordance with this Agreement and all applicable Law, and shall use such care and diligence at all times in the performance of the Services consistent with the care and diligence that it uses for servicing receivables for its own account, and in no event shall use less than such care and diligence as is customary and reasonable in the general aviation finance industry (the “Standard of Care”). Without prejudice to the Standard of Care, the Servicer shall not (i) be imputed with the knowledge of any Affiliate or any of such Affiliate’s directors, officers or employees or (ii) be obligated to take or refrain from taking any action that will violate applicable Law. The Servicer shall remit (or cause to be remitted) daily to the Collection Account, all Collections within five (5) Business Days (i) after deposit thereof into either of the Raytheon Aircraft and Affiliated Companies Account or the RACC Intrust Bank Account and (ii) in the case of Collections otherwise received by any Raytheon Entity or any Affiliate of a Raytheon Entity, after identification by the Servicer of such funds as Collections. The Servicer will not commingle funds collected with respect to the Affected Assets with its own funds or the funds of any other Person except, prior to the occurrence of a Servicer Default, for security deposits related to Receivables. The Servicer shall hold (as trustee on behalf of the Administrative Agent, for the benefit of the Secured Parties) all Collections and Advance Payments, prior to the deposit of the same into the Collection Account associated with the Receivables and the Affected Assets; upon the occurrence of a Servicer Default, the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent), may require that the Servicer transfer all cash collateral related to Receivables to an account controlled by the Administrative Agent and subject to a blocked account agreement in form and substance satisfactory to each of the Administrative Agent and the Control Party, and the Servicer, at its own expense, hereby agrees to cause the transfer of cash collateral to be completed within thirty (30) days after such request to do so. In the event the Servicer shall be entitled (pursuant to the terms of the applicable Contract) to apply any portion of such cash collateral to any Receivable, such cash collateral shall be deposited into the Collection Account for distribution as a “Collection” pursuant to and in accordance with Section 2.12. The Servicer may not extend, amend or otherwise modify the terms of any Contract (other than as expressly set forth in Annex B) or adjust the Unpaid Balance of any Receivable. The Seller shall deliver to the Servicer and the Servicer shall hold in trust for the Seller and the Administrative Agent, on behalf of the Secured Parties, in accordance with their respective interests, all Contract Files and all Records which evidence or relate to any Affected Asset, in each case in accordance with the Credit and Collection Policy and customary and reasonable standards in the commercial aviation finance industry. Each promissory note, security agreement and lease relating to a Receivable will be marked with the following legend: “This document and all related documentation are subject to a Uniform Commercial Code security agreement among Bank of America, N.A., as

Administrative Agent (the “Administrative Agent”), Raytheon Aircraft Credit Corporation, Raytheon Aircraft Receivables Corporation, General Aviation Receivables Corporation and certain of their affiliates, and financing statements evidencing the Administrative Agent’s security interest therein have been filed of record in the manner provided for by the Uniform Commercial Code and other applicable law. The granting of another security interest in, or the sale of, this document and related documentation would, without consent of the Administrative Agent, violate the Administrative Agent’s rights under such security agreement” (or such other legend acceptable to each of the Administrative Agent and the Control Party). Upon the occurrence of a Servicer Default, the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent), may require that the Servicer transfer all Contract Files to a third party custodian acceptable to each of the Administrative Agent and the Control Party (pursuant to a custodial agreement acceptable to each of the Administrative Agent and the Control Party), and the Servicer, at its own expense, hereby agrees to cause the transfer of the Contract Files to be completed within thirty (30) days after such request to do so. The Servicer may use any legal action necessary to enforce collection of any Receivable as provided in this Agreement without the consent of the Administrator, the Administrative Agent, any of the Purchasers or the Insurer; provided, that the Servicer shall not add the Administrator, the Administrative Agent, any of the Purchasers or the Insurer as a party to any litigation without the prior written consent of such Person. Notwithstanding anything to the contrary contained herein, the Control Party (with prior written notice to the Administrative Agent), shall have the absolute and unlimited right to direct the Servicer (whether RACC or any other Person is the Servicer) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset. At any time when an Event of Default or a Servicer Default exists, each of the Administrative Agent and the Control Party may notify any Obligor of the Administrative Agent’s interest, on behalf of the Secured Parties, in the Receivables and the other Affected Assets.

(b) Notwithstanding anything to the contrary contained in this Article VII, the Servicer, if not RACC, the Seller or any Affiliate of RACC or the Seller, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any indebtedness that is not included in the Asset Interest other than to remit to the Collection Account the Collections and to deliver any documents related to any such indebtedness as described in this Agreement.

(c) (I) Prior to the occurrence of (x) a Servicer Default, or (y) an Unmatured Servicer Default, so long as the Performance Guarantor is rated at least “BBB-” (or its equivalent) by each of the Rating Agencies, the Servicer shall deliver to the Administrative Agent and the Insurer (A) within 120 days after the last day of each fiscal year, a report of internationally recognized independent accountants to the effect that the firm has made an examination of management’s assertion that the Servicer has maintained effective internal control over financial reporting and that firm has performed the agreed upon procedures relating to settlements of receivables to be mutually agreed by the Servicer, the Administrative Agent and the Control Party and (B) within thirty (30) days of the end of each fiscal quarter, a Microsoft Excel download containing an extract from the Servicer’s management information system substantially in the form of Exhibit E and (II) at all other times, the Servicer shall deliver the items referred to in clause (I)(B) on each Reporting Date.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to the Originator, the Transferor or the Seller shall, except as otherwise specified by such Obligor (including in response to a Servicer query), required by contract or law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Administrative Agent and the Control Party, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

SECTION 7.3 Blocked Account Arrangements. Prior to the Closing Date, the Transferor, the Seller, the Servicer and the Administrative Agent shall enter into a Blocked Account Agreement with each of the Blocked Account Banks, covering each Blocked Account, and the Servicer shall deliver original counterparts thereof to the Administrative Agent and the Insurer. Upon the occurrence of an Event of Default or a Servicer Default, the Administrative Agent may (or at the written direction of the Control Party, shall) at any time thereafter give notice to any Blocked Account Bank that the Administrative Agent is exercising its rights under the related Blocked Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of each related Blocked Account (and any related post office boxes or lock-boxes) transferred to the Administrative Agent and to exercise exclusive dominion and control over the funds deposited from time to time therein, (ii) to have the proceeds that are sent to such Blocked Account (and any related post office boxes or lock-boxes) be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account, without the consent of the Transferor, the Seller or the Servicer and (iii) to take any or all other actions permitted under the related Blocked Account Agreement, without the consent of the Transferor, the Seller or the Servicer. Each of the Transferor, the Seller and the Servicer hereby agrees that if the Administrative Agent, at any time, takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control of the proceeds (including Collections) of all Receivables, and each of the Transferor, the Seller and the Servicer hereby further agrees to take any other action that the Administrative Agent or the Control Party may reasonably request to transfer such control. Any proceeds of Receivables received by the Transferor, the Seller or RACC, as Servicer or otherwise, thereafter shall be sent immediately to the Administrative Agent (or to such account as the Administrative Agent may designate in writing from time to time). All such proceeds received by the Administrative Agent shall be distributed pursuant to and in accordance with the priorities for payment set forth in Section 2.12.

SECTION 7.4 Enforcement Rights After Designation of New Servicer. (a) At any time following the designation of a Servicer (other than RACC or an Affiliate of RACC) pursuant to Section 7.1(a):

(i) the Servicer shall, at the Control Party’s request (with prior written notice to the Administrative Agent) and at the Servicer’s expense, give notice of the Administrative Agent’s (on behalf of the Secured Parties), the Servicer’s, and/or the Purchasers’ ownership of the Receivables and (in the case of the Administrative Agent, the Administrative Agent’s) interest in the Asset Interest to each Obligor and direct such Obligor to make payments under each Receivable directly to the Collection Account (or to such account as the Control Party (with the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld) may designate in writing from time to time to the Servicer and the Administrative Agent), except that if the Servicer fails to so notify any Obligor, the Control Party (with prior written notice to the Administrative Agent) may so notify such Obligor; and

(ii) the Servicer shall, at the Control Party’s request (with prior written notice to the Administrative Agent) and at the Servicer’s expense, (A) assemble all of the Records and shall make the same available to each of the Administrative Agent and the Control Party or any of their respective designees at a place selected by the Control Party (with prior written notice to the Administrative Agent) or its related designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to each of the Administrative Agent and the Control Party and shall, promptly upon receipt, remit all such cash, checks and other instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or the Control Party or their respective designees.

(b) Each of the Originator, the Transferor, the Seller and the Servicer hereby authorizes the Administrative Agent, and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Originator, the Transferor, the Seller or the Servicer, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the Originator, the Transferor, the Seller or the Servicer, as applicable, and on behalf of the Originator, the Transferor, the Seller or the Servicer, as applicable, necessary or desirable, in the determination of the Administrative Agent or the Control Party, to collect any and all amounts or portions thereof due under any and all Receivables, the other Affected Assets, the Related Security or the related Contracts, including endorsing the name of the Originator, the Transferor, the Seller or the Servicer on checks and other instruments representing Collections and enforcing such Raytheon Entity’s rights with respect to the Receivables, the other Affected Assets, the Related Security and the related Contracts, subject to the terms and conditions of this Agreement, the other Transaction Documents and the related Contracts. Notwithstanding anything to the contrary contained in this Section 7.4(b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever (it being understood that the Administrative Agent, as attorney-in-fact, shall only take the actions set forth in this Section 7.4(b) after the occurrence of a Servicer Default).

SECTION 7.5 Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) the Servicer (I) shall fail to remit (or cause to be remitted) to the Collection Account any Collections within five (5) Business Days (i) after deposit thereof into either of the Raytheon Aircraft and Affiliated Companies Account or the RACC Intrust Bank Account and (ii) in the case of all other Collections otherwise received by any Raytheon Entity or any Affiliate of a Raytheon Entity, after identification by the Servicer of such funds as Collections; provided that, in the case of any Collections deposited pursuant to clause (i) which the related Obligor failed to provide reasonably adequate identification of the indebtedness to which the applicable payment relates, the Servicer shall fail to remit (or cause to be remitted) to the

Collection Account such Collections within seven (7) Business Days, after such deposit or (II) shall fail to observe or perform any term, provision, covenant (other than as set forth in clause (a)(I) above) (whether financial or otherwise), agreement, obligation or duty (including the Services) of the Servicer set forth in this Agreement or in any of the other Transaction Documents to which it is a party, which failure, if capable of cure, shall fail to be cured (i) within the time period so specified for such term, provision, other covenant, agreement, obligation or duty or (ii) if no such time period is so specified, within thirty (30) days of the earlier of the Servicer’s knowledge or notice of such failure; or

(b) any representation, warranty, certification or statement made or deemed made by the Servicer in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered, and, if capable of cure, shall fail to be cured within thirty (30) days of the earlier of the Servicer’s knowledge or notice thereof; or

(c) any Event of Bankruptcy shall occur (i) with respect to the Servicer or any other Raytheon Entity or any Subsidiary of the Servicer or (ii) with respect to any Subsidiary of any Raytheon Entity, (solely with respect to this clause (ii)) the effect of which could reasonably be expected to have a Material Adverse Effect; or

(d) a Change of Control with respect to RACC shall have occurred; or

(e) an “Event of Default” under the Raytheon Revolver (as such term is defined therein) shall have occurred that has not been cured within the time period provided for therein, if any, or waived by the required parties thereto; or

(f) if the Servicer is not RACC (or an Affiliate thereof), the long-term senior unsecured debt of the Servicer fails to be rated at least “BBB” by S&P, “Baa2” by Moody’s or “BBB” by Fitch; or

(g) any Event of Default shall occur and be continuing; or

(h) the Servicer shall fail to submit a Monthly Servicer Report within ten (10) days after the due date therefor; or

(i) RACC shall resign as the Servicer; or

(j) Either RACC or RAC shall cease to be (a) directly or indirectly majority owned by the Performance Guarantor or (b) actively involved in the business of financing and servicing aircraft related receivables, as applicable, in a substantially similar manner as that conducted on the Closing Date; or

(k) the Servicer shall cease to maintain access to a world-wide dealer network substantially similar to the one maintained by the Servicer and its Affiliates on the Closing Date; or

(l) any Person shall receive any indication or evidence that the Servicer has been involved in any criminal activity that might result in the forfeiture of any substantial portion of the Servicer’s property to any Official Body; or

(m) an event set forth in Schedule III with respect to the Performance Guarantor shall have occurred and shall not have been waived in accordance with the provisions for waiver set forth in Schedule III.

SECTION 7.6 Servicing Fee. The Servicer shall be paid a Servicing Fee in accordance with and subject to the priorities for payment set forth in Section 2.12. If the Servicer is not RACC or an Affiliate thereof, the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent), by giving three (3) Business Days’ prior written notice to the Seller, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds one hundred ten percent (110%) of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of each of the Administrative Agent and the Control Party.

SECTION 7.7 Protection of Ownership Interest of the Purchasers. Each of the Originator, the Transferor, the Seller and the Servicer agrees that it shall, from time to time, at its own expense, promptly execute and deliver all instruments and documents and take all reasonable actions as may be necessary or as the Administrative Agent or the Control Party may reasonably request in order to perfect or protect the Asset Interest or to enable the Administrative Agent, any of the Purchasers or the Control Party to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, each of the Originator, the Transferor, the Seller and the Servicer shall, upon the request of the Administrative Agent or the Control Party, in order to accurately reflect this purchase and sale transaction or any other purchase and sale transaction contemplated by any of the Transaction Documents, (i) file (and, if necessary, execute and/or authorize) such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be filed pursuant hereto) as may be requested by the Administrative Agent or the Control Party or as otherwise may be required under Section 6.2(g) and (ii) mark its respective master data processing records and other documents with a legend describing the conveyances contemplated by the Transaction Documents. Each of the Originator, the Transferor, the Seller and the Servicer shall, upon request of the Administrative Agent, any of the Purchasers or the Control Party obtain such additional search reports as the Administrative Agent, any of the Purchasers or the Control Party shall request. To the fullest extent permitted by applicable Law, the Administrative Agent shall be permitted to file (and, if necessary, execute) continuation statements and amendments thereto and assignments thereof without the Originator’s, the Transferor’s, the Seller’s or the Servicer’s approval. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

SECTION 7.8 Servicer Liability. (a) Except as otherwise expressly provided herein (including, without limitation, pursuant to Section 6.1(p)) the Servicer shall not be liable for (i) the failure by any Obligor or guarantor with respect to the Receivables or any other Person (other than the Servicer or any of its Sub-Servicer or delegates) to perform any of its obligations, (ii)

the accuracy or completeness of any notices, reports or other communications (other than those from the Servicer or any of its Sub-Servicers or delegates) and shall be entitled to rely upon all such notices, reports and communications, except to the extent that the Servicer has actual notice to the contrary or reasonably should have known if the Servicer had acted in accordance with the Standard of Care and (iii) for any action or inaction taken at the written request or at the written direction of the Administrative Agent or the Control Party. The Servicer shall not be subject to any obligations or liabilities other than to those set forth in the Transaction Documents.

(b) The Servicer shall be liable to the Purchasers, the Administrative Agent and Insurer for any and all direct (but not special, exemplary, punitive or consequential) losses arising out of, in connection with or related to, the failure of the Servicer to perform its duties (including, but not limited to, the Services) and obligations with respect to the Services, but specifically excluding any losses on account of any non-payment by Obligors arising from the financial inability of such Obligors to make payments or resulting from the gross negligence or willful misconduct of any Person seeking such payment.

SECTION 7.9 Conflicts of Interest. Each of the Administrative Agent, the Purchasers and the Insurer hereby acknowledges that the Servicer may from time to time perform services for its own separate assets and businesses and those of the Performance Guarantor and other third parties. In the course of conducting such activities, the Servicer may have conflicts of interest and each of the parties hereto acknowledges that if such a conflict of interest arises, the Servicer shall perform the Services in accordance with the Standard of Care, and in any event will not perform the Services in a manner that discriminates against any of the Purchasers, the Administrative Agent or the Insurer. For the avoidance of doubt, notwithstanding the foregoing, the Servicer shall not be required to perform the Services in a manner that prefers any of the Purchasers, the Administrative Agent or the Insurer.

SECTION 7.10 Limitation of Servicer Authority. The Servicer shall have no authority or agency to make any representations or warranties or give any instructions on behalf of any of the Secured Parties. The Servicer shall have no authority or agency to enter into any binding or in principle obligation on behalf of any of the Secured Parties, except to the extent expressly provided in this Agreement. The Servicer shall comply at all times with instructions of the Administrative Agent (with the prior written consent of the Control Party, if the Administrative Agent is not the Control Party, and if such Person’s consent is required pursuant to the terms of this Agreement or any of the other Transaction Documents) or the Control Party, if the same are communicated by a duly authorized person. The Servicer will not propose any transaction relating to or affecting any Receivable or any Contract, which transaction would (i) not be an arm’s-length transaction, (ii) not comply with the Standard of Care and the Credit and Collection Policy or (iii) impair any of the rights of the Administrative Agent or any of the other Secured Parties under this Agreement or any other Transaction Document.

SECTION 7.11 Servicer Information. Neither the Administrative Agent nor the Insurer (nor any of their respective agents) shall have any rights to information which is the property of the Servicer or have any right to amend the information in the Servicer’s management systems, except, in either case, as expressly set forth in this Agreement or any other Transaction Document. Subject to Section 11.10, if either the Administrative Agent or the Insurer gains access to non-public information related to the Servicer, such Person agrees to keep such information confidential.

ARTICLE VIII

EVENT OF DEFAULTS

SECTION 8.1 Event of Defaults. The occurrence of any one or more of the following events shall constitute a “Event of Default”:

(a) any Raytheon Entity shall fail to observe or perform any term, provision, covenant (whether financial or otherwise), agreement or obligation of such Person set forth in any of the Transaction Documents to which it is a party, which failure, if capable of cure, shall fail to be cured within thirty (30) days of the earlier of such Person’s knowledge or notice thereof;

(b) any representation, warranty, certification or statement made or deemed made by any Raytheon Entity in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered, and, if capable of cure, shall fail to be cured within thirty (30) days of the earlier of such Person’s knowledge or notice thereof; or

(c) any Event of Bankruptcy shall occur (i) with respect to the Servicer or any other Raytheon Entity or any Subsidiary of the Servicer or (ii) with respect to any Subsidiary of any Raytheon Entity (solely with respect to this clause (ii)), the effect of which could reasonably be expected to have a Material Adverse Effect; or

(d) the Administrative Agent, on behalf of the Secured Parties, shall for any reason fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim (other than any Permitted Lien); or

(e) a Servicer Default shall have occurred and, within thirty (30) days after the giving notice by the Administrative Agent or the Control Party to the Servicer that the Servicer shall be replaced as a result of such Servicer Default, no successor Servicer reasonably satisfactory to each of the Administrative Agent and the Control Party shall have accepted the duties of Servicer; or

(f) an “Event of Default” under the Raytheon Revolver (as such term is defined therein) shall have occurred that has not been cured within the time period provided for therein, if any, or waived by the required parties thereto; or

(g) the failure of any Raytheon Entity (or any Subsidiary of any Raytheon Entity) to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than fifty million dollars ($50,000,000) is governed; or the default by any Raytheon Entity (or any Subsidiary of any Raytheon Entity) in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by any Raytheon Entity (or any Subsidiary of any

Raytheon Entity) greater than such amount was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement if the effect of such default is to cause such Indebtedness to become due and payable prior to its stated maturity; or any Indebtedness owing by any Raytheon Entity (or any Subsidiary of any Raytheon Entity) greater than such amount shall be declared to be due and payable, required to be prepaid or accelerated (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(h) the entry of any judgment (a) against the Transferor or the Seller or (b) for money in excess of fifty million dollars ($50,000,000) against any other Raytheon Entity, which such judgment shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the date of entry thereof; or

(i) a Change of Control with respect to the Transferor or the Seller shall have occurred or, without the prior written consent of each of the Administrative Agent and the Control Party, a Change of Control with respect to any other Raytheon Entity shall have occurred; or

(j) this Agreement or any other Transaction Document to which any Raytheon Entity is a party, or any provision hereunder or thereunder, shall cease to be the legal, valid and binding obligation of any such Person or shall cease to be in full force and effect, enforceable as against such Person, or any Raytheon Entity shall so state in writing; or

(k) the long-term, senior unsecured debt of the Performance Guarantor shall cease to be rated by S&P, Moody’s or Fitch or shall be rated below “BB+” by S&P, below “Bal” by Moody’s or below “BB+” by Fitch; or

(l) any draw shall occur under the Insurance Policy; or

(m) either the Transferor or the Seller becomes subject to the Investment Company Act; or

(n) any Raytheon Entity shall assign any of its rights or obligations under any of the Transaction Documents to which it is a party in violation of the terms of this Agreement or thereof; or

(o) an ERISA Event shall have occurred with respect to any Raytheon Entity that, in the reasonable opinion of the Control Party, when taken together with all other ERISA Events that have occurred with respect to any Raytheon Entity could reasonably be expected to have a Material Adverse Effect; or

(p) the Net Investment and Yield, if any, shall not have been paid in full from Collections on or prior to the Settlement Date occurring in October 2014.

SECTION 8.2 Remedies. Upon the occurrence of (a) an Event of Default in clause (b) or clause (d) of Section 8.1 above, the Administrative Agent may (with the prior written consent of the Control Party) and at the written direction of the Control Party, shall, by notice to the Seller and the Servicer, require that (i) the Seller repurchase each Receivable in respect of which such Event of Default arises by depositing into the Collection Account an amount equal to the

Unpaid Balance of such Receivable and accrued interest thereon or (ii) the Seller substitute an Eligible Substitute Receivable for such Receivable, in accordance with Section 2.17, (b) an Event of Default in clause (c) of Section 8.1 above with respect to the Transferor or the Seller, the Termination Date shall be deemed to have automatically occurred and all Aggregate Unpaids shall be deemed to be immediately due and payable without presentment, demand, protest or other notice each of which are hereby expressly waived and (c) an Event of Default in Section 8.1 above (other than as set forth in clause (a) of this Section 8.2), the Administrative Agent may (with the prior written consent of the Control Party) and at the written direction of the Control Party, shall, exercise all rights under all applicable Laws in respect of the Receivable and the other Affected Assets related thereto, including declaring the Termination Date to have occurred, and have the right to foreclose on or dispose of the Affected Assets or any portion thereof or interests therein, at one or more public or private sales called and conducted in any manner permitted by Law and to apply all proceeds of any such foreclosure or disposition as Collections pursuant to and in accordance with Section 2.12 (it being understood that the Administrative Agent’s right to take any action with respect to any Aircraft shall be subject to the terms of the related Contract); provided, however, that the Administrative Agent shall not conduct (and the Control Party shall not instruct) any public auction or accept any private sale contract with respect to all or any portion of the Affected Assets unless, not less than two (2) weeks prior thereto, the Administrative Agent (at the written direction of the Control Party) shall have given the Seller and the Servicer written notice that the Administrative Agent (at the direction of the Control Party) intends to conduct a public auction or solicit or consider a private sale contract of the Affected Assets or such portion thereof. The proceeds of such sale or liquidation shall be delivered to the Collection Account for distribution in accordance with and subject to the priorities for payment set forth in Section 2.12. For the avoidance of doubt, except as may otherwise be specifically provided in Section 2.12 or Article IX of this Agreement or as provided in any other Transaction Document there shall be no recourse to any Raytheon Entity or any Affiliate thereof as a result of the occurrence of any Event of Default.

SECTION 8.3 Leased Aircraft Collateral. If an Event of Default shall have occurred and be continuing, the Administrative Agent may (with the prior written consent of the Control Party) and at the written direction of the Control Party, shall, by notice to the Transferor and the Servicer, request that the Transferor transfer any of its right, title or interest in or to the underlying collateral set forth in any Assignment of Rents (the “Leased Aircraft Collateral”) or take such action as may be reasonably requested to permit the Administrative Agent, the Servicer or their respective designees to exercise any of their rights with respect to the Leased Aircraft Collateral, all subject to any rights that the related Obligor may have under the lease related to such Aircraft.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1 Indemnities by the Seller. Without limiting any other rights which the Administrative Agent, the Administrator, any of the Purchasers, the Insurer, the Program Support Providers and each of their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be an employ of any Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between any Raytheon Entity (including, in its capacity as the Servicer or any Affiliate of RACC acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Administrative Agent, any Purchaser or the Insurer of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (iii) any indirect, special, exemplary, punitive or consequential losses or damages. Without limiting the generality of the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by any Raytheon Entity or any officers of any Raytheon Entity under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Servicer Report or any other information or report delivered by any Raytheon Entity pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false, inaccurate, untrue or incorrect in any respect when made or deemed made (without regard to any materiality or knowledge qualification set forth in any such representation or warranty);

(b) the failure by the Seller or the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract or related Aircraft, or the nonconformity of any Receivable or the related Contract or related Aircraft with any such applicable Law (other than any noncompliance or nonconformity of any Aircraft for which the related Obligor is responsible under the related Contract);

(c) the failure (i) to vest and maintain vested in the Administrative Agent, on behalf of the Secured Parties, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and first priority, perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Affected Assets, free and clear of any Adverse Claim;

(d) the failure to file, or any delay in filing, financing statements, continuation statements, amendments or other similar instruments or documents under the UCC or the Federal Aviation Act or any similar statute of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets or the failure to file, or any delay in filing, any other Security Agreement;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f) any failure of any Raytheon Entity to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document which is a party;

(g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with Aircraft or Aircraft Fractional Shares which are the subject of any Receivable;

(h) the transfer of an interest pursuant to the terms of this Agreement in any Receivable other than an Eligible Receivable at the time of such transfer;

(i) the failure by any Raytheon Entity to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts;

(j) the failure of the Seller or the Servicer to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables or any other Affected Asset (other than any tax with respect to any Aircraft for which the related Obligor is responsible under the related Contract);

(k) any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made to the extent that such amount was distributed to the Seller pursuant to Section 2.12;

(l) the commingling by the Seller or the Servicer of Collections at any time with any other funds;

(m) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of the Investment by the Seller or the Servicer, the ownership of the Asset Interest, or any Affected Asset;

(n) any failure of any Blocked Account Bank to remit any amounts held in the related Blocked Account or any related post office boxes or lock-boxes pursuant to, and in accordance with, the terms hereof and of the applicable Blocked Account Agreement, whether by reason of the exercise of set-off rights or otherwise;

(o) any inability to obtain any judgment in or utilize the court or other adjudication system of, any jurisdiction in which an Obligor may be located as a result of the failure of the Seller or the Servicer to qualify to do business or file any notice of business activity report or any similar report;

(p) any attempt by any Person to void, rescind or set-aside any transfer of the Originator’s right, title and interest in the Affected Assets to the Transferor or any transfer of the Transferor’s right, title and interest in the Affected Assets to the Seller, whether under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(q) any action taken by the Seller or the Servicer in the enforcement or collection of any Receivable, subject to Section 7.8 (with the same exculpatory language in Section 7.8 being applied to the Seller as if such Section 7.8 were also applicable to the Seller);

(r) the use of the proceeds of the Investment; or

(s) the transactions contemplated hereby being characterized as other than debt for the purposes of the Code; or

(t) any dispute or claim of any Person or third party related to or in connection with the existence of more than one originally executed counterpart of a Contract constituting chattel paper.

SECTION 9.2 Indemnity for Taxes, Reserves and Expenses. (a) If the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law) occurring after the Closing Date:

(i) shall subject any of the Affected Parties, or a lending office of an Affected Party, to any tax, duty or other charge (other than Excluded Taxes) with respect to any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or thereunder, or shall change the basis of taxation of payments to any Affected Party of amounts payable in respect of any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or thereunder or its obligation to advance funds hereunder or thereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for changes in the rate of income tax imposed on such Affected Party by the jurisdiction in which such Affected Party’s principal executive office is located);

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Affected Party or shall impose on any Affected Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or thereunder or its obligation to advance funds hereunder or thereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider or otherwise in respect of any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest; or

(iii) imposes upon any Affected Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or thereunder or its obligation to advance funds hereunder or thereunder or under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider thereof or otherwise in respect of any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Affected Party with respect to any of the Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder and thereunder, the funding of any purchases hereunder and thereunder or a Program Support Agreement, by an amount deemed by such Affected Party to be material, then, upon notice by such Affected Party through the Administrative Agent, the Seller shall pay to the Collection Account, such additional amount or amounts as will compensate such Affected Party for such increased cost or reduction.

(b) If any Affected Party shall have determined that, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Affected Party (or its parent) as a consequence of such Affected Party’s obligations under the Transaction Documents or with respect thereto to a level below that which such Affected Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then, by such Affected Party through the Administrative Agent, the Seller shall pay to the Collection Account within ten (10) days, such additional amount or amounts as will compensate such Affected Party (or its parent) for such reduction. For avoidance of doubt, any accounting interpretation, including, without limitation. Accounting Research Bulletin No. 41, or any other interpretation of the Financial Accounting Standards Board (“FASB”), including FASB Interpretation No. 46: Consolidation of Variable Interest Entities, shall constitute an adoption, change, request or directive subject to this Section 9.2(b).

(c) The Administrative Agent shall promptly notify the Seller of any event of which it has knowledge, occurring after the date hereof, which will entitle an Affected Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect the Affected Party’s right to receive such compensation. A notice by the Administrative Agent or the applicable Affected Party claiming compensation under this Section 9.2 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or any applicable Affected Party may use any reasonable averaging and attributing methods.

(d) Each party hereto hereby agrees that, subject to any adjustment as provided herein in the event of any future change in applicable Law or regulation, so long as the transactions contemplated by this Agreement (after giving effect to the Insurance Policy) continue to be rated “AAA” (or its equivalent) by each of the Rating Agencies, in no event shall the Yield plus any increased costs which are attributable to FASB Interpretation No. 46 exceed a rate per annum equivalent to the Offshore Rate plus seventy-five basis points (0.75%) per annum.

SECTION 9.3 Taxes. All payments and distributions made hereunder by the Seller or the Servicer (each, a “Payor”) to the Insurer, any Purchaser, the Administrative Agent or any other Secured Party (each, a “Payee”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any Payee (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the Payee’s net income or gross receipts (“Excluded Taxes”). In the event that any withholding or deduction from any payment made by the Payor hereunder is required in respect of any Taxes, then such Payor shall:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Administrative Agent and the Payee an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c) pay to the Collection Account for distribution to such Payee such additional amount or amounts as is necessary to ensure that the net amount actually received by the Payee will equal the full amount such Payee would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any Payee with respect to any payment received by such Payee hereunder, the Payee may pay such Taxes and the Payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the Payee after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Payee would have received had such Taxes not been asserted.

If the Payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Payee the required receipts or other required documentary evidence, the Payor shall indemnify the Payee for any incremental Taxes, interest, or penalties that may become payable by any Payee as a result of any such failure.

SECTION 9.4 Other Costs and Expenses; Breakage Costs. The Seller agrees upon receipt of a written invoice, to pay or cause to be paid (to the Collection Account), and to save the Purchasers, the Administrative Agent and the Insurer harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses (including without limitation, due diligence expenses) incurred by officers or employees of any Purchaser and/or the

Administrative Agent and/or the Insurer) or intangible, documentary or recording taxes incurred by or on behalf of any Purchaser or the Administrative Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any of the Purchaser’s, the Administrative Agent’s or the Insurer’s enforcement or preservation of rights (including, without limitation, the perfection, protection or maintenance of value (after the occurrence of a Servicer Default) of the Asset Interest and other actions described in Section 6.1(n), in each case, to the extent that the Servicer has failed to perform such actions) or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”; it being understood that any Transaction Costs paid by the Seller for the protection or maintenance of value (after the occurrence of a Servicer Default) of the Asset Interest shall be deemed to be Permissible Servicer Expenses for all purposes of this Agreement, and such Transaction Costs shall be entitled to be reimbursed from any related Recovery Proceeds or pursuant to clause (viii) of Section 2.12).

SECTION 9.5 [Reserved].

SECTION 9.6 Indemnities by the Servicer. (a) Without limiting any other rights which the Administrative Agent, any of the Purchasers, the Insurer or the other Indemnified Parties may have hereunder or under applicable Law, but subject to the limitations contained in Section 7.8, the Servicer hereby agrees to indemnify and hold harmless on an after tax basis, each of the Indemnified Parties from and against any and all Indemnified Amounts (but not including special, exemplary, punitive or consequential losses) arising out of or resulting from (whether directly or indirectly) (A) the failure of any information contained in any Monthly Servicer Report (to the extent provided by the Servicer) to be true, complete and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true, complete and correct, (B) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party, to have been true, complete and correct as of the date made or deemed made, (C) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract, (D) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable not performed in accordance with the Standard of Care, or (E) any failure of the Servicer to perform its duties (including the Services) or obligations in accordance with the Standard of Care or any other term or provision of this Agreement. The Servicer hereby agrees to pay each Indemnified Party such Indemnified Amounts promptly upon written demand from such Person (or the Administrative Agent on behalf of such Person).

(b) Each Indemnified Party shall promptly notify the Administrative Agent and the Insurer of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.6; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Administrative Agent or the applicable Indemnified Party claiming compensation under this Section 9.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authorization of the Administrative Agent. Each Purchaser and the Insurer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Purchaser or the Insurer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 10.3 Liability of the Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Purchaser or the Insurer for any recital, statement, representation, warranty or covenant made by the Transferor, the Seller or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Transferor, the Seller, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Purchaser or the Insurer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Transferor, the Seller or the Servicer or any of their respective Affiliates.

SECTION 10.4 Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Insurer, the Originator, the Transferor, the Seller or the Servicer or the Performance Guarantor), independent accountants and other experts selected by the Administrative Agent or the Insurer. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Insurer (in the case where the Insurer is the Control Party) or Majority Purchasers (in the case where the Administrative Agent is the Control Party) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Insurer or the Purchasers, as applicable, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Insurer (in the case where the Insurer is the Control Party) and the Majority Purchasers (in the case where the Administrative Agent is the Control Party) or, if required hereunder, all Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon the Insurer and such Purchasers, as the case may be.

(b) For purposes of determining compliance with the conditions specified in Article V on the Closing Date, each Purchaser that has executed this Agreement and the Insurer shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Purchaser or the Insurer for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Purchaser or the Insurer, as applicable.

SECTION 10.5 Notice of Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default. The Administrative Agent shall not be deemed to have knowledge or notice from any Raytheon Entity, any Purchaser, the Servicer, or the Insurer of the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default, unless the Administrative Agent has received written notice from the Insurer, a Purchaser or the Servicer referring to this Agreement, describing such Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default, and stating that such notice is a “Notice of Event of Default or Unmatured Event of Default” or “Notice of Servicer Default or Unmatured Servicer Default,” as applicable. The Administrative Agent will notify the Purchasers and the Insurer of its receipt of any such notice. The Administrative Agent shall (subject to Section 10.4) take, or refrain from taking, such action with respect to such Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default as may be requested by the Insurer (in the case where the Insurer is the Control Party) or the Majority Purchasers (in the case where the Administrative Agent is the Control Party); provided, however, that, unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default as it shall deem advisable or in the best interest of the Purchasers.

SECTION 10.6 Credit Decision; Disclosure of Information by the Administrative Agent. Each Purchaser and the Insurer acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Transferor, the Seller or the Servicer or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Purchaser or the Insurer as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Purchaser, including any Purchaser by assignment, and the Insurer represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Transferor, the Seller or the Servicer or any of their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Seller hereunder. Each Purchaser and the Insurer also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Transferor, the Seller or the Servicer. Except for notices, reports and other documents expressly herein required to be furnished to the Purchasers and the Insurer by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser or the Insurer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Transferor, the Seller or the Servicer or any of their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7 Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Alternate Purchasers shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Seller and without limiting the obligation of the Seller to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Alternate Purchaser shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Insurer (in the case where the Insurer is the Control Party) or the Majority Purchasers (in the case where the Administrative Agent is the Control Party) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Alternate Purchaser shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Seller. The undertaking in this Section 10.7 shall survive payment on the Final Payout Date and the resignation or replacement of the Administrative Agent.

SECTION 10.8 Administrative Agent in Individual Capacity. Bank of America (and any successor acting as Administrative Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor or any of their Subsidiaries or Affiliates as though Bank of America were not the Administrative Agent or an Alternate Purchaser hereunder and without notice to or consent of any of the Purchasers or the Insurer. The Purchasers and the Insurer acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor or any of their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Bank of America (and its Affiliates) shall be under no obligation to provide such information to them. With respect to its Commitment, Bank of America (and any successor acting as Administrative Agent) in its capacity as an Alternate Purchaser hereunder shall have the same rights and powers under this Agreement as any other Alternate Purchaser and may exercise the same as though it were not the Administrative Agent or an Alternate Purchaser, and the term “Alternate Purchaser” or “Alternate Purchasers” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.

SECTION 10.9 Resignation or Removal of Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Purchasers, the Insurer and each of the Rating Agencies. The Administrative Agent may be removed by the Control Party “for cause” upon thirty (30) days’ written notice from the Control Party to the Seller, the Servicer, the Administrative Agent, each Purchaser and each of the Rating Agencies. For purposes of this Section 10.9(a), “for cause” means the occurrence and continuance of any of the following:

(i) an Event of Bankruptcy with respect to the Administrative Agent;

(ii) the Administrative Agent shall violate, in any material respect, any provision of this Agreement or any other Transaction Documents to which it is a party, which violation has not been cured (if capable of being cured) within thirty (30) days of the Administrative Agent receiving notice from the Control Party of such violation; or

(iii) the occurrence of an act by the Administrative Agent that constitutes fraud, gross negligence, misappropriation of funds, willful misconduct, criminal activity or other material violation of law in the performance of its obligations under this Agreement or any other Transaction Document to which it is a party or in any other agreement under which the Administrative Agent acts as an agent or secured party on behalf of the Control Party.

(b) If the Administrative Agent resigns or is removed for cause pursuant to Section 10.9(a), any successor Administrative Agent must be reasonably acceptable to each of the Majority Purchasers and the Insurer (if the Insurer is the Control Party). If the Insurer is the Control Party and the Insurer and the Majority Purchasers cannot agree on a satisfactory successor within the thirty (30) day after such resignation or removal, then the Insurer may designate a successor Administrative Agent to act as secured party on behalf of the Secured Parties, and such successor Administrative Agent shall have the rights (i) to exercise all rights and remedies of the Administrative Agent with respect to the Transaction Documents, including with respect to any Receivables or other Affected Assets or other property transferred or collateral pledged under the Transaction Documents, (ii) to receive from the Raytheon Entities all payments required to be submitted to the Administrative Agent under the Transaction Documents, (iii) to maintain ownership and control of and to administer the Collection Account and the allocations of payments from the funds on deposit therein and (iv) to possession of each letter of credit and each other instrument, document and certificate included in the Affected Assets. Such successor Administrative Agent shall not, however, unless the Purchasers otherwise agree, be entitled to act as Administrator or otherwise administer the Transaction Documents on behalf of the Conduit Purchaser or in connection with any transfers from the Conduit Purchaser to the Alternate Purchasers under this Agreement. The provisions of Article X shall insure to the benefit of such successor Administrative Agent to the extent of the rights, duties and obligations assumed by it.

(c) This Section 10.9 shall not limit the effect of any other Section of this Article X.

SECTION 10.10 Payments by the Administrative Agent. Unless specifically allocated to an Alternate Purchaser pursuant to the terms of this Agreement, all amounts received by the Administrative Agent shall be paid subject to and in accordance with the priorities for payment set forth in Section 2.12.

SECTION 10.11 Administrative Agent to Hold Letters of Credit. After (i) the occurrence of a Servicer Default or (ii) such time as the Performance Guarantor ceases to be rated at least “BBB-” (or its equivalent) by each of the Rating Agencies, the Servicer shall deliver to the Administrative Agent and thereafter the Administrative Agent, on behalf of the Secured Parties shall hold (or cause to be held by a third-party bailee acceptable to each of the Administrative Agent and the Control Party) all letters of credit associated with any Receivables.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Administrative Agent, the Purchasers, the Administrator and the Insurer with respect to any representation and warranty made or deemed to be made by the Transferor or the Seller pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 11.2 Waivers; Amendments. (a) No failure or delay on the part of the Administrative Agent, the Purchasers, the Administrator, any Alternate Purchaser or the Insurer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement (including, without limitation, Schedule I) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Transferor, the Seller, the Servicer, the Administrative Agent and the Control Party; provided, that if the Insurer is not the Control Party, no such amendment or waiver shall, unless signed directly by the Insurer:

(i) amend, modify or waive any provision of the Transaction Documents in any way which would reduce the fees, reimbursements and amounts payable to the Insurer under the Transaction Documents (including any reimbursement obligations under the Insurance and Reimbursement Agreement or any rights to payment the Insurer has obtained due to the subrogation of the rights of the Purchasers and the Administrative Agent to the Insurer) or delay the payment of any such amounts or eliminate any indemnification claim or any recourse which the Insurer has or may have against any party to the Transaction Documents;

(ii) amend, modify or waive any provisions of the Transaction Documents (A) expressly relating to the rights of the Insurer or the representations, warranties, covenants and agreements in favor of the Insurer under the Transaction Documents, or (B) otherwise granting any privileges to the Insurer;

(iii) modify any provision of Section 2.12 or, directly or indirectly, any of the substantive provisions of Section 2.12 (including, without limitation, the priority for payment or the distribution amounts set forth in Section 2.12), in any manner that adversely affects the Insurer; provided, that nothing in this Agreement or any other Transaction Document shall require the consent of the Insurer to any change or modification to the definition of “Administrative Agent Fee Letter” or “Purchaser Fee Letter” except as provided in such definitions;

(iv) to the extent any Aggregate Unpaids are then due and owing to the Insurer, release the Performance Guarantor from any of its obligations under the Performance Guaranty;

(v) to the extent any Aggregate Unpaids are then due and owing to the Insurer, amend, modify or waive the provisions relating to payments of Permitted Dividends so as to relax the restrictions on such payments; or

(vi) to the extent any Aggregate Unpaids are then due and owing to the Insurer, release any Asset Interest or Affected Assets or any other pledged collateral from the security interests and liens created under the Transaction Documents;

provided, further that no such amendment or waiver shall, unless signed by each Alternate Purchaser directly affected thereby, (i) increase the Commitment of an Alternate Purchaser, (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of Alternate Purchasers which shall be required for the Alternate Purchasers or any of them to take any action under this Section 11.2 or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Administrative Agent or the Alternate Purchasers or (vi) extend or permit the extension of the Termination Date (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Alternate Purchaser); and provided, further, that the signature of the Transferor, the Seller and the Servicer shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not RACC or any Affiliate of RACC or a successor Servicer is designated pursuant to Section 7.1(a). In the event the Administrative Agent requests a Purchaser’s consent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from the such Purchaser within ten (10) Business Days of such Purchaser’s receipt of such request, then such Purchaser (and its percentage interest hereunder) shall be disregarded in determining whether the sufficient consent hereunder has been obtained. The Servicer shall provide promptly, and in any event within ten (10) Business Days after effectiveness, written notice to each of the Rating Agencies of each amendment to, or waiver of any term or provision of, this Agreement.

SECTION 11.3 Notices; Payment Information. Except as provided below, all communications and notices and payments provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number and, in the case of payments, sent by wire transfer pursuant to the wire transfer instructions for such party set forth in Schedule 11.3 or at such other address or facsimile number or pursuant to such other wire transfer instructions as such party may hereafter specify in writing for the purposes of notice or payment to each other party hereto. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid and sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3.

SECTION 11.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE ORIGINATOR, THE TRANSFEROR, THE SELLER AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE ORIGINATOR, THE TRANSFEROR, THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY OF THE PURCHASERS OR THE INSURER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE ORIGINATOR, THE TRANSFEROR, THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) The Originator, the Transferor, the Seller and the Servicer each hereby appoint CT Corporation System located at 111 8th Avenue, New York, New York 10011 as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any Purchaser, the Administrative Agent, the Administrator or any successor or assignee of any of them.

SECTION 11.5 Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall (together with the other Transaction Documents) constitute the entire agreement among the parties, hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 11.6 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 11.7 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 11.8 Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that none of the Raytheon Entities or any of their respective Affiliates shall assign (or shall permit or cause the assignment of) any of their respective rights, duties (including the Services, except duties delegated to a Sub-Servicer in accordance with and subject to the provisions of this Agreement) or obligations related to or in connection with this Agreement or any of the other Transaction Documents, without the prior written consent the Administrative Agent and, if no Insurer Default has occurred and is continuing, the Insurer. Notwithstanding the foregoing, the Transferor shall be entitled to sell no more than ninety-five percent (95%) of its interest in the Seller or the cash flow distributable thereto representing the Seller’s subordinated interest in the Receivables and the other Affected Assets constituting the difference between the Unpaid Balance (as of the Closing Date) and the Investment (without giving effect to any reduction therein), and shall at all times retain at least five percent (5%) of the total of any such interest. Prior to the sale of any such interest, the Administrative Agent and, if no Insurer Default has occurred and is continuing, the Insurer, shall have received evidence satisfactory to such Person that the subordinated interest so sold is the subject of a subordination agreement and related legal opinions (including (i) an opinion to the effect that such sale will not result in adverse tax consequences to the Transferor, the Seller or any Purchaser and (ii) opinions affirming or reaffirming, after giving effect to such sale, each of the “true sale” and “non-consolidation” opinions of Bingham McCutchen LLP delivered pursuant to Section 5.1), which subordination agreements and legal opinions in each case, shall be in form and substance reasonably acceptable to the Administrative Agent and, if no Insurer Default has occurred and is continuing, the Insurer. Except as provided in Section 11.8 (b) below, no provision of this Agreement shall in any manner restrict the ability of any Purchaser to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.

(b) Any Alternate Purchaser may assign all or any portion of its Commitment and its interest in the Net Investment, the Asset Interest and its other rights and obligations hereunder to any Person with the written approval of the Administrator, on behalf of the Conduit Purchaser, and the Administrative Agent. In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the Net Investment, the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Administrative Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Net Investment and the Asset Interest which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Administrative Agent, the Servicer and the Seller. All costs and expenses of the Administrative Agent incurred in connection with any assignment hereunder shall be borne by the applicable assignor. No Alternate Purchaser shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.

(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Raytheon Entity or the performance or observance by any Raytheon Entity of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished by any Raytheon Entity pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Administrative Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this

Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against, or join any other Person in instituting against, or solicit or encourage any Person to institute against, the Conduit Purchaser or the Seller any proceeding of the type referred to in Section 11.11 prior to the later of (a) date which is one year and one day after the payment in full of all Commercial Paper or other rated indebtedness of the Conduit Purchaser (or its related commercial paper issuer) and (b) the Final Payout Date.

(d) Without limiting the foregoing, the Conduit Purchaser may, from time to time, with prior or concurrent notice to the Seller and Servicer, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by the Conduit Purchaser to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Transaction Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Purchaser and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Purchaser’s obligations, if any, hereunder or any other Transaction Document, and the Conduit Purchaser shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Purchaser and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment shall be made to the applicable agent or the Administrator, as applicable, on behalf of the Conduit Purchaser and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Net Investment funded with commercial paper issued by the Conduit Purchaser from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Purchaser on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) (rather than the Conduit Purchaser), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Administrative Agent or Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by the Conduit Purchaser to a Conduit Assignee of all or any portion of the Net Investment shall in any way diminish the related Alternate Purchasers’ obligation under Section 2.3 to fund any Investment not funded by the Conduit Purchaser or such Conduit Assignee or to acquire from the Conduit Purchaser or such Conduit Assignee all or any portion of the Net Investment pursuant to Section 3.1.

(e) In the event that the Conduit Purchaser makes an assignment to a Conduit Assignee in accordance with Section 11.8(d) above, the Alternate Purchasers: (i) if requested by Bank of America, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by Bank of America, shall execute (either directly or through a participation agreement, as determined by the Administrator) the Program Support Agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Alternate Purchaser with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to Bank of America and the Alternate Purchasers), (iii) if requested by the Conduit Purchaser, shall enter into such agreements as requested by the Conduit Purchaser pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of the Conduit Purchaser (or which agreements shall be otherwise reasonably satisfactory to the Conduit Purchaser and the Alternate Purchasers), and (iv) shall take such actions as the Administrative Agent shall reasonably request in connection therewith.

(f) Each of the Originator, the Transferor, the Seller, the Servicer and the Insurer hereby agrees and consents to the assignment by the Conduit Purchaser from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Program Support Provider.

(g) Notwithstanding anything to the contrary in this Section 11.8, (i) no Purchaser may assign all or any portion of the Net Investment unless it has demonstrated to the reasonable satisfaction of the Administrative Agent that such assignment will not cause the aggregate number of Purchasers and other holders of beneficial interests in the Net Investment (including any Persons holding participations in the Asset Interest) to exceed fifty (50) (determined in accordance with the Investment Company Act of 1940, as amended); and (ii) the Transferor shall not be allowed to sell interests in the subordinated cash flow as described in Section 11.8(a) unless it has demonstrated to the reasonable satisfaction of the Administrative Agent and the Insurer that the beneficial owners of such interests, together with all other beneficial owners of outstanding securities of the Seller (other than the persons referred to in clause (i) above) would not exceed fifty (50) (determined in accordance with the Investment Company Act of 1940, as amended). For purposes of the foregoing, beneficial ownership by a company shall be deemed to be ownership by one person except that, if such company owns more than ten percent (10%) of the outstanding voting securities of the Seller and is, or but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, would be an “investment company” as defined in such act, the beneficial ownership shall be deemed to be that of the holders of such company’s outstanding securities (other than short-term paper).

SECTION 11.9 Waiver of Confidentiality. Subject to the following sentence and Section 11.14, the Administrative Agent, each Purchaser, the Administrator and the Insurer agree to keep any non-public information related to the transactions contemplated by this Agreement and the Transaction Documents, received by it directly from any Raytheon Entity, strictly confidential. Each of the Originator, the Transferor, the Seller and the Servicer hereby consents to the disclosure of any information with respect to it received by the Administrative Agent, any Purchaser, the Administrator or the Insurer (a) to any other Purchaser or potential Purchaser, the Administrative Agent, the Insurer, any nationally recognized statistical rating organization rating Commercial Paper, any dealer or placement agent of or depositary for Commercial Paper, the Administrator, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document, (b) in connection with any litigation relating to any Transaction Document, and (c) as may be required by applicable Law or order of a court of competent jurisdiction.

SECTION 11.10 Confidentiality Agreement. Each of the Originator, the Transferor, the Seller and the Servicer hereby agrees that during the term of this Agreement and for two (2) years after the termination of this Agreement, it will not disclose the contents of this Agreement (other than in accordance with the filing requirements of the Securities and Exchange Commission, if any) or any other Transaction Document or any other proprietary or confidential information of or with respect to any Purchaser, the Administrative Agent, the Insurer, the Administrator or any Program Support Provider to any other Person except (a) its auditors, attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or nationally recognized statistical rating organizations are informed of the highly confidential nature of such information, (b) as otherwise required by applicable law or order of a court of competent jurisdiction, (c) in connection with any litigation relating to any Transaction Document, or (d) pursuant to Section 11.14 or (e) an Obligor or its advisors, as required in connection with obtaining any consent required pursuant to the related Contract.

SECTION 11.11 No Bankruptcy Petition Against the Conduit Purchaser. Each of the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor hereby covenants and agrees (and the Insurer, by its execution of this Agreement, expressly acknowledges) that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of the Conduit Purchaser (or its related commercial paper issuer), it will not institute against, or join any other Person in instituting against, or solicit or encourage any Person to institute against, the Conduit Purchaser any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 11.12 No Bankruptcy Petition Against the Transferor and the Seller. (a) Each of the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor (and, so long as no Insurer Default has occurred and is continuing, each of the Administrative Agent and each Purchaser) hereby covenants and agrees (and the Insurer, by its execution of this Agreement, expressly acknowledges) that, prior to the date which is one year and one day after the payment in full of all Aggregate Unpaids, it will not institute against or join any other Person in instituting against, or solicit or encourage any Person to institute against, the Transferor any proceeding of a type referred to in the definition of Event of Bankruptcy.

(b) Each of the Originator, the Transferor, the Seller, the Servicer and the Performance Guarantor (and, so long as no Insurer Default has occurred and is continuing, each of the Administrative Agent and each Purchaser) hereby covenants and agrees (and the Insurer, by its execution of this Agreement, expressly acknowledges) that, prior to the date which is one year and one day after the payment in full of all outstanding Aggregate Unpaids, it will not institute against, or join any other Person in instituting against, or solicit or encourage any Person to institute against, the Seller any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 11.13 No Recourse Against Conduit Purchaser, Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of the Conduit Purchaser under this Agreement and all other Transaction Documents are solely the corporate obligations of the Conduit Purchaser and shall be payable solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Purchaser contained in this Agreement shall be had against AMACAR Group, L.L.C. (the “Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of the Conduit Purchaser or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Purchaser, and that no personal liability whatsoever shall attach to or be incurred by the Corporate Services Provider (or any Affiliate thereof), or the stockholder, employee, officer, director or incorporator of the Conduit Purchaser or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of the Corporate Services Provider (or any Affiliate thereof) and every such stockholder, employee, officer, director or incorporator of the Conduit Purchaser or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that the Conduit Purchaser shall be considered to be an Affiliate of the Corporate Services Provider; and provided, further, that this Section 11.13 shall not relieve any such stockholder, employee, officer, director or incorporator of the Conduit Purchaser or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 11.14 Tax Treatment. Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any such party (or its representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 11.15 Independent Nature of Purchasers’ Rights; Miscellaneous. The obligations of the Purchasers under this Agreement and the other Transaction Documents are several and no Purchaser shall be responsible for the obligations or Commitments of any other Purchaser. Nothing contained in this Agreement or in any other Transaction Document, and no action taken by any Purchaser, the Administrative Agent, the Administrator or the Insurer, pursuant to this Agreement or any other Transaction Document, shall be deemed to constitute any such Person as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to the Administrative Agent, each Purchaser, the Administrator and the Insurer shall be a separate and independent debt.

SECTION 11.16 Limitation of Liability. No claim may be made by any Raytheon Entity or any other Person against any of the Administrative Agent, any Purchaser or the Insurer or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential, exemplary or punitive damages or losses in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each Raytheon Entity and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages or losses, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11.17 Third Party Beneficiary. Each of the parties hereby acknowledges and agrees that the Insurer (and its successors and assigns) is an express third party beneficiary of this Agreement and shall be entitled to rely on and directly enforce each of the representations, warranties, covenants and agreements contained herein as if it were party hereto as the Insurer.

SECTION 11.18 Certain Understandings Regarding the Originator and the Transferor. Each of the parties hereto acknowledges and agrees that (a) pursuant to the First Tier Agreement, the Originator incurred certain obligations and liabilities in favor of the Transferor (collectively, the “Originator Obligations”) which were assigned by the Transferor to the Seller pursuant to the Sale and Conveyance Agreement and were assigned by the Seller to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, (b) pursuant to the Sale and Conveyance Agreement, the Transferor incurred certain obligations and liabilities in favor of the Seller (collectively, the “Transferor Obligations”) which were assigned by the Seller to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and (c) without derogating or otherwise modifying the express obligations of the Originator and the Transferor contained in this Agreement and the other Transaction Documents, the inclusion of the Originator and the Transferor as parties to this Agreement is intended as an administrative convenience in order to (i) recognize the Secured Parties as the assignees of the Originator Obligations and Transferor Obligations, respectively, and (ii) restate such Originator Obligations and Transferor Obligations as provided for herein for the purpose of confirming and ratifying such obligations, without the intent to expand such Originator Obligations and/or Transferor Obligations, as applicable.

SECTION 11.19 Representation of the Conduit Purchaser. The Conduit Purchaser hereby represents and warrants that, on the Closing Date: (i) it is the sole Purchaser funding the Investment and (ii) it would be deemed to constitute not more than one (1) beneficial owner of the Seller’s securities for purposes of Section 3(c)(1) of the Investment Company Act of 1940, as amended.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

GENERAL AVIATION RECEIVABLES CORPORATION, as Seller

By:	/s/ Andrew A. Matthews
Title:	President

RAYTHEON AIRCRAFT RECEIVABLES CORPORATION, individually and as Transferor

By:	/s/ Andrews A. Matthews
Title:	President

RAYTHEON AIRCRAFT CREDIT CORPORATION, individually, as Originator and as Servicer

By:	/s/ Andrew A. Mathews
Title:	President

RECEIVABLES CAPITAL CORPORATION, as Conduit Purchaser

By:	/s/ Evelyn Echevarria
Title:	Vice President

Commitment	BANK OF AMERICA, N.A., as Administrative Agent, as Administrator and as an Alternate Purchaser

$286,040,103.53	By:	/s/ Erle R.L. Archer
	Title:	Principal

ACKNOWLEDGED AND AGREED: MBIA INSURANCE CORPORATION

By:	/s/ Adam M. Garta
Title:	Assistant Secretary

ACKNOWLEDGED AND AGREED: RAYTHEON COMPANY, as Performance Guarantor

By:	/s/ Richard A. Goglia
Title:	Vice President & Treasurer

SCHEDULE I

Section 2.4 of this Agreement shall be read in its entirety as follows:

SECTION 2.4 Determination of Yield and Rate Periods. (a) From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment and of calculating Yield with respect thereto, the Administrative Agent shall allocate the Net Investment to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type. In addition, at any time when the Net Investment is not divided into more than one portion, “Portion of Investment” means 100% of the Net Investment.

(b) From time to time the Administrative Agent shall notify the Servicer and the Seller of the number of Portions of Investment and the Rate Type of each Portion of Investment.

(c) As used in this Section 2.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined)

“Alternate Rate” means, for any Rate Period for any Portion of Investment, an interest rate per annum equal to seventy-five basis points (0.75%) per annum above the Offshore Rate for such Rate Period; provided, however, that in the case of:

(i) any Rate Period which commences on a date other than a Settlement Date or which commences prior to the Administrative Agent receiving at least three (3) Business Days notice thereof, or

(ii) any Rate Period relating to a Portion of Investment which is less than five million dollars ($5,000,000),

the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on such day. The “Alternate Rate” for any date on or after the declaration of Termination Date pursuant to Section 8.2 shall be an interest rate equal to two percent (2.00%) per annum above the Base Rate in effect on such day.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 1/2 of one percent (1%) and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“CP Rate” means, for any Rate Period for any Portion of Investment, the per annum rate equivalent to the weighted average cost (as determined by the Administrator and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with

Schedule I-1

respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser (or the related commercial paper issuer), other borrowings by the Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Purchaser or the Administrator to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, the Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by it.

“Fluctuation Factor” means 1.5.

“Offshore Rate” means for any Rate Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Rate Period:

(a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Rate Period, or

(b) in the event the rate referenced in the preceding Section 2.4(a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in

Schedule I-2

Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period, or

(c) in the event the rates referenced in the preceding Sections 2.4(a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Rate Period) in same day funds in the approximate amount of the applicable Portion of Investment to be funded by reference to the Offshore Rate and with a term equivalent to such Rate Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period; and

“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of one percent (1%)) in effect on such day, whether or not applicable to any Purchaser, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Rate Period” means, unless otherwise mutually agreed by the Administrative Agent and the Servicer (on behalf of the Seller), (a) with respect to any Portion of Investment funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (and including) the last day of the current Fiscal Month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Rate Period for such Portion of Investment and ending on (and including) the last day of the current Fiscal Month; and (b) with respect to any Portion of Investment not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (but excluding) the next following Settlement Date, and (ii) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; provided, that

(A) any Rate Period with respect to any Portion of Investment (other than any Portion of Investment accruing Yield at the CP Rate) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same Fiscal Month as such day, such Rate Period shall end on the next preceding Business Day;

(B) in the case of any Rate Period for any Portion of Investment which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Administrative Agent; and

Schedule I-3

(C) any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by, the Administrative Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.

“Yield” means:

(i) for any Portion of Investment during any Rate Period to the extent a Conduit Purchaser funds such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

(CPR + PF + DF) x I x D
360

(ii) for any Portion of Investment funded by the Alternate Purchasers and for any Portion of Investment to the extent the Conduit Purchaser will not be funding such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

D
AR x I x 360

where:

AR	=	the Alternate Rate for such Portion of Investment for such Rate Period,

CPR	=	the CP Rate for such Portion of Investment for such Rate Period (as determined by the Administrator on or prior to the fifth (5th) Business Day of the Fiscal Month next following such Rate Period),

D	=	the actual number of days during such Rate Period,

DF	=	5.0 basis points per annum,

I	=	the weighted average of such Portion of Investment during such Rate Period, and

PF	=	the Program Fee Rate

Schedule I-4

; provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (ii) that at all times after the declaration of the Termination Date pursuant to Section 8.2, Yield for all Portion of Investment shall be determined as provided in clause (ii) of this definition; provided, however, that in the event that at any time the Yield shall exceed a per annum rate equal to the Offshore Rate plus seventy-five basis points (0.75%) per annum, such excess shall only be payable pursuant to clause (xi) of Section 2.12 and shall not be guaranteed by the Insurance Policy.

(d) Offshore Rate Protection; Illegality. (i) If the Administrative Agent is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any proposed Rate Period, then

(A) the Administrative Agent shall forthwith notify the Conduit Purchaser or Alternate Purchasers, as applicable, and the Servicer and the Seller that the Offshore Rate cannot be determined for such Rate Period, and

(B) while such circumstances exist, none of the Conduit Purchaser, the Alternate Purchasers or the Administrative Agent shall allocate any Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(ii) If, with respect to any outstanding Rate Period, the Conduit Purchaser or any of the Alternate Purchasers on behalf of which the Administrative Agent holds any Portion of Investment notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Investment or that the Offshore Rate applicable to such Portion of Investment will not adequately reflect the cost to the Person of funding or maintaining such Portion of Investment for such Rate Period, then (A) the Administrative Agent shall forthwith so notify the Seller, the Servicer and the Purchasers and (B) upon such notice and thereafter while such circumstances exist none of the Administrative Agent, the Conduit Purchaser or the Alternate Purchasers, as applicable, shall allocate any other Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.

(iii) Notwithstanding any other provision of this Agreement, if the Conduit Purchaser or any of the Alternate Purchasers, as applicable, shall notify the Administrative Agent that such Person has determined (or has been notified by any Program Support Provider) that the introduction of or any change in or in the interpretation of any Law makes it unlawful (either for the Conduit Purchaser, such Alternate Purchaser, or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful, for the Conduit Purchaser, such Alternate Purchaser or such Program Support Provider, as applicable, to fund the

Schedule I-5

purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to the Administrative Agent, the obligation or ability of the Conduit Purchaser or such Alternate Purchaser or Program Support Provider, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate; or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

Schedule I-6

SCHEDULE II

Obligors, Subleases and Cash Deposits, Brazilian Operating Leases, Repossession

Insurance, Subleases, Letters of Credit, Exempt Receivables and Extended Receivables

[To be agreed upon by the Administrative Agent, MBIA and the Performance Guarantor,

and provided by the Servicer]

Schedule II-1

SCHEDULE III

Performance Guarantor Financial Covenants

I. ADDITIONAL SERVICER DEFAULTS. So long as the Servicer is RACC or an Affiliate thereof, except as such provisions may be otherwise deemed amended or waived as set forth in Part III of this Schedule III, it shall be a Servicer Default if either of the following events occurs:

(a) Debt to Capitalization. The Performance Guarantor shall permit Total Debt to exceed (i) 55% of Total Capitalization at any time from and after the Closing Date to, but excluding, June 28, 2004 and (ii) 50% of Total Capitalization at any time from June 28, 2004 and thereafter; or

(b) Consolidated Interest Coverage Ratio. The Performance Guarantor shall permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Performance Guarantor ending with any fiscal quarter (i) after the Closing Date until, but excluding, June 28, 2004 to be less than 2.5 to 1.0 and (ii) commencing June 28, 2004 and thereafter to be less than 3.0 to 1.0.

II. DEFINED TERMS.

Capitalized terms in this Schedule III which are not otherwise defined in this Agreement shall have the following definitions:

“Consolidated EBITDA” shall mean, for any period, the sum of (a) Consolidated Net Income for such period and (b) the aggregate amounts deducted in determining Consolidated Net Income in respect of (i) Consolidated Net Interest Expense for such period, (ii) income taxes, depreciation and amortization of the Performance Guarantor and its consolidated Subsidiaries for such period determined in accordance with GAAP and (iii) write-offs of goodwill as required, or as would be required in the next succeeding fiscal year of the Performance Guarantor, by Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets.

“Consolidated Interest Coverage Ratio” shall mean for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Net Interest Expense for such period.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or deficit) of the Performance Guarantor and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided that (i) for the fiscal quarter of the Performance Guarantor and its consolidated Subsidiaries ending April 1, 2001, such Consolidated Net Income shall be increased by $325,000,000 representing one-time charges recorded in connection with the discontinued operations of Raytheon Engineers and Constructors, (ii) for the fiscal quarter of the Performance Guarantor and its consolidated Subsidiaries ending July 1, 2001, such Consolidated Net Income shall be increased by an aggregate amount not to exceed $272,000,000 for such fiscal quarter, representing additional one-time charges to the extent recorded in connection with the discontinued operations of Raytheon Engineers and Constructors during such fiscal quarter, (iii) for the fiscal quarter of the Performance Guarantor and its consolidated Subsidiaries ending September 30, 2001, such Consolidated Net Income shall be increased by an

Schedule III-1

aggregate amount not to exceed $750,000,000 representing one-time charges recorded in connection with the inventory write-down and valuation reserve related to various aircraft, (iv) for the fiscal quarter of the Performance Guarantor and its consolidated Subsidiaries ending June 30, 2002, such Consolidated Net Income shall be increased by an aggregate amount not to exceed $450,000,000 for such quarter, representing one-time charges to the extent recorded in connection with the discontinued operations of Raytheon Engineers and Constructors with respect to such fiscal quarter and (v) for the fiscal quarter of the Performance Guarantor and its consolidated Subsidiaries ending June 29, 2003, such Consolidated Net Income shall be increased by an amount not to exceed $100,000,000 for such fiscal quarter, representing one-time charges to the extent recorded in connection with the discontinued operations or Raytheon Engineers and Constructors with respect to such fiscal quarter.

“Consolidated Net Interest Expense” shall mean, for any period, net interest expense of the Performance Guarantor and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Mandatorily Redeemable Equity Securities” shall mean the 17,500,000 equity security units, including any remarketed securities, issued by the Performance Guarantor in May 2001. Each equity security unit consists of a contract to purchase shares of the Performance Guarantor’s common stock on May 15, 2004, and a mandatorily redeemable equity security, with a stated liquidation amount of $50.00 due on May 15, 2004. The mandatorily redeemable equity security represents an undivided interest in the assets of RC Trust I, a Delaware business trust, formed for the purpose of issuing these securities and whose assets consist solely of subordinated notes issued by the Performance Guarantor.

“Stockholders Equity” shall mean, as at any date of determination, the stockholders’ equity of the Performance Guarantor and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

“Total Capitalization” shall mean, as at any date of determination, the sum of Total Debt at such date, the dollar amount of Mandatorily Redeemable Equity Securities outstanding on such date as determined in accordance with GAAP, and Stockholders’ Equity at such date.

“Total Debt” shall mean, at a particular date, all amounts which would be included as indebtedness (including capitalized leases) on a consolidated balance sheet of the Performance Guarantor and its consolidated Subsidiaries, determined in accordance with GAAP.

III. AMENDMENTS AND WAIVERS

It is understood and agreed that the above-described financial covenants of the Performance Guarantor as of the date hereof are equivalent to the financial covenants and agreements of the Performance Guarantor set forth in Section 7.05 of the Raytheon Revolver. In the event that the Performance Guarantor requests from the banks party to the Raytheon Revolver an amendment or waiver of any such financial covenant or agreement set forth in such Section 7.05, then (i) the Servicer shall provide a written request for such amendment or waiver to each of the Administrative Agent and the Insurer at the same time that the request for such amendment or waiver under the Raytheon Revolver is requested, (ii) each of the Administrative

Schedule III-2

Agent and the Insurer will have the same amount of time (but, in no event, less than a period of five (5) Business Days) to consider and give its approval or disapproval of such amendment or waiver as is given to the parties under the Raytheon Revolver to grant the approval or disapproval and (iii) if the Administrative Agent or the Insurer does not respond in the time period specified in clause (ii), then the Administrative Agent or the Insurer, as applicable, shall be deemed to have given the same response as the required parties under the Raytheon Revolver. If both the Administrative Agent and the Insurer agree in writing (or are deemed to have so agreed pursuant to the immediately preceding clause (iii)), with the response of the required parties under the Raytheon Revolver, the provisions of this Schedule III shall be deemed automatically amended to conform to the revised covenants set forth in Section 7.05 of the Raytheon Revolver, and the Servicer will promptly distribute a revised version of this Schedule III (reflecting such revised covenants) to each of the Administrative Agent and the Insurer.

Schedule III-3

SCHEDULE IV

Schedule of Receivables

[To be agreed upon by the Administrative Agent, MBIA and the Performance Guarantor,

and provided by the Servicer]

Schedule IV-1

SCHEDULE V

List of Sub-Servicers

None

Schedule V

SCHEDULE 4.1(g)

List of Actions and Suits

Those matters described in the Performance Guarantor’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2003.

4.1(g)-1

SCHEDULE 4.1(i)

Location of Certain Offices and Records of the

Transferor, the Seller and the Servicer

Principal Place of Business:

The Transferor:	101 South Webb Road, Suite 300A, Wichita, Kansas 67207

The Seller:	101 South Webb Road, Suite 300B, P.O. Box 2985, Wichita, Kansas 67207

The Servicer:	101 South Webb Road, Suite 300, Wichita, Kansas 67207

Chief Executive Office:

The Transferor:	101 South Webb Road, Suite 300A, Wichita, Kansas 67207

The Seller:	101 South Webb Road, Suite 300B, P.O. Box 2985, Wichita, Kansas 67207

The Servicer:	101 South Webb Road, Suite 300, Wichita, Kansas 67207

Location of Records:

The Transferor:	101 South Webb Road, Suite 300A, Wichita, Kansas 67207

The Seller:	101 South Webb Road, Suite 300B, P.O. Box 2985, Wichita, Kansas 67207

The Servicer:	101 South Webb Road, Suite 300, Wichita, Kansas 67207

4.1(i)-1

SCHEDULE 4.1(j)

List of Subsidiaries, Divisions and Tradenames of the Transferor, the Seller

and the Servicer; FEINs

Subsidiaries:	RARC:	GARC
	GARC:	None

Divisions:	RARC:	None
	GARC:	None
	RACC:	None

Tradenames:	RARC:	None
	GARC:	None
	RACC:	None

Federal Employer
Identification Number:	RARC:	74-2819665
	GARC:	20-0181291
	RACC:	48-0619846

4.1(j)-1

SCHEDULE 4.1(r)

List of Blocked Account Banks and Blocked Accounts

Name of Blocked Account Bank	Blocked Account
JPMorgan Chase (Collection Account Bank) 2 Chase Manhattan Plaza, 22nd Floor New York, New York 10005 Attention: Frances Ruke Telephone: (212) 552-7040	323368867 (Collection Account)

4.1(r)-1

SCHEDULE 11.3

Address and Payment Information

If to the Conduit Purchaser:

Receivables Capital Corporation
c/o AMACAR Group, L.L.C. 6525 Morrison Boulevard, Suite 318 Charlotte, North Carolina 28211
Attention:	Doris Hearn
Telephone:	704/365-0569
Facsimile:	704/365-1362

Payment Information:

Deutsche Bank, New York, NY
ABA No.: 021 001 033
BNF: BTCO as Depository for Bank of America
Account No.: 00 384 710
Ref: Raytheon Aircraft - RCC
Attention: Jessica Richmond

(with a copy to the Administrator)

If to the Seller:

GENERAL AVIATION RECEIVABLES CORPORATION 101 South Webb Road, Suite 300B P.O. Box 2985 Wichita, Kansas 67207
Attention:	General Counsel
Telephone:	316/676-0438
Facsimile:	316/676-4636

Payment Information: JPMorgan Chase Bank ABA No.: 021 000 021 SWIFT Code: CHAS8S33 Account No.: 910-40032-763 Ref: Raytheon Company (with a copy to the Administrator)

11.3-1

If to the Transferor (to be provided in a separate notice):

RAYTHEON AIRCRAFT RECEIVABLES CORPORATION 101 South Webb Road, Suite 300A
Wichita, Kansas 67207
Attention:	General Counsel
Telephone:	316/676-6524
Facsimile:	316/676-4636

If to the Servicer:

RAYTHEON AIRCRAFT CREDIT CORPORATION 101 South Webb Road, Suite 300 Wichita, Kansas 67207
Attention:	General Counsel
Telephone:	316/676-7673
Facsimile:	316/676-4636

If to the Administrative Agent:

Bank of America, N.A., as Administrative Agent 231 South LaSalle Street, 16th Floor Chicago, Illinois 60697
Attention:	Banc of America Securities LLC
Global Structured Finance
Conduit Investment Management
Telephone:	312/828-3119
Facsimile:	312/453-3410

If to the Administrator:

Bank of America, N.A., as Administrator Hearst Tower 19th Floor Charlotte, North Carolina 28255
Attention:	Banc of America Securities LLC
Global Structured Finance
Conduit Investment Management
Telephone:	704/386-8361
Facsimile:	704/387-2828
Attention:	Camille Zerbinos

11.3-2

Payment Information:

If to the Administrative Agent for the Cash Reserve Account:

Bank of America, N.A.

Charlotte, North Carolina

ABA: 053 000 196

BNF: Bank of America as Agent for Receivables Capital Corporation

Raytheon Air Cash Reserve Account

Account No.: 0006 8765 2978

Ref: Raytheon Air Cash Reserve Funds

Attention:	Shawn Glanzer
Telephone:	704/388-2650
Facsimile:	704/387-2828

If otherwise to the Administrative Agent:

Deutsche Bank ABA 021-001-033 BTCO as depository for Bank of America, as Administrator
Account No:	00-384-710
Ref: Bank of America, as Administrator
Attention:	Jessica Richmond

If to the Insurer:

MBIA Insurance Corporation 113 King Street Armonk, New York 10504
Attention:	IPM/STF-Corporate
(with reference to Policy # 42457)
Telephone:	914/273-4545
Facsimile:	914/765-3810

Payment Information:

JPMorgan Chase Bank
New York, New York
ABA #021000021
for credit to MBIA Insurance Corporation
Premium Account #910-2-721-728
Re: Raytheon Securitization Policy No. 42457

11.3-3

Exhibit A

Form of Assignment and Assumption Agreement

Reference is made to the Fifth Amended and Restated Purchase and Sale Agreement dated as of September 1, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among GENERAL AVIATION RECEIVABLES CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”), RAYTHEON AIRCRAFT RECEIVABLES CORPORATION, a Kansas corporation (“RARC”), as Transferor (in such capacity, the “Transferor”), RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation (“RACC”), as servicer (in such capacity, the “Servicer”), RECEIVABLES CAPITAL CORPORATION, a Delaware corporation (together with the other Purchasers from time to time party thereto, the “Purchasers”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”). Terms defined in the Agreement are used herein with the same meaning.

[                                    ] (the “Assignor”) and [                                             ] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents. Such interest expressed as a percentage of all rights and obligations of the Alternate Purchasers, shall be equal to the percentage equivalent of a fraction, the numerator of which is $[            ] and the denominator of which is the Facility Limit. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth on the signature page hereto.

2. [In consideration of the payment of $[                        ], being [                    ]% of the existing Net Investment, and of $[                    ], being [                    ]% of the aggregate unpaid accrued Yield, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Administrative Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [                    ]% interest in and to all of the Assignor’s right, title and interest in and to the Net Investment.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Raytheon Entity or the performance or observance by any Raytheon Entity of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

Exhibit A-1

4. The Assignee (i) confirms that it has received a copy of the Agreement and the First Tier Agreement together with copies of the financial statements referred to in Section 6.1(a) of the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement (this “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any of its Affiliates, the Assignor or any other Alternate Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with the terms of the Agreement all of the obligations required to be performed by it as an Alternate Purchaser thereunder; and (v) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof[; and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States of America certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

5. The effective date for this Assignment shall be the later of (i) the date on which the Administrative Agent receives this Assignment executed by the parties hereto and receives the consent of the Administrator, on behalf of the Conduit Purchaser, and (ii) the date of this Assignment (the “Effective Date”). Following the execution of this Assignment and the consent of the Administrator, on behalf of the Conduit Purchaser, this Assignment will be delivered to the Administrative Agent for acceptance and recording.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of an Alternate Purchaser thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, to the extent that the Agreement expressly requires the Administrative Agent to make payments to an Alternate Purchaser the Administrative Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in Net Investment, Yield and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

Exhibit A-2

8. The Assignee shall not be required to fund hereunder an aggregate amount at any time outstanding in excess of $[                    ], minus the aggregate outstanding amount of any interest funded by the Assignee in its capacity as a participant under a Program Support Agreement.

9. The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [            ] per annum and (b) the Commitment during the period after the Effective Date for which such fees are owing and paid by the Seller pursuant to the Agreement. [Amounts paid under this section shall be credited against amounts payable to the Assignee under Section 19 of the Participation Agreement dated as of [date] by and between Bank of America, National Association and [Alternate Purchaser] (and vice versa).]

10. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11. This Assignment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Assignment among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings with respect to such subject matter.

12. If any one or more of the covenants, agreements, provisions or terms of this Assignment shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Assignment and shall in no way affect the validity or enforceability of the other provisions of this Assignment.

13. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this Assignment shall be effective as delivery of an executed counterpart hereof.

14. This Assignment shall be binding on the parties hereto and their respective successors and assigns.

Exhibit A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Exhibit A-4

Address for notices and Account for payments:

For Credit Matters:	For Administrative Matters:

Bank of America, N.A., as Administrative Agent 231 South LaSalle Street, 16th Floor Chicago, Illinois 60697	Bank of America, N.A. Hearst Tower 19th Floor Charlotte, North Carolina 28255

Attention: Willem Van Beek	Attention: Camille Zerbinos

Telephone: 312/828-3119 Telefax: 312/453-3410	Telephone: (704) 386-8361 Telefax: (704) 388-0027

Account for Payments:

Deutsche Bank

ABA Number: 021-001-033 Account Number: 00-384-710 Attention: Jessica Richmond

Re: [ ]

Consented to this [ ] day of [ ], 20	Accepted this[ ] day of [ ], 20

Bank of America, N.A., as Administrator	Bank of America, N.A., as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

Exhibit A-5

Exhibit B

Credit and Collection Policies

The Servicer’s Credit and Collection Policy, relating to Contracts and Receivables, existing on the Closing Date hereof are as set forth in manuals that were delivered by the Servicer to the Administrative Agent and the Insurer prior to the Closing Date.

Exhibit B-1

Exhibit C

Form of Monthly Servicer Report

[To be agreed upon by the Administrative Agent, MBIA and the Performance Guarantor and to be provided by the Servicer]

[To include the monthly certifications listed under “Reports and Information” on the Term Sheet.]

Exhibit C-1

Exhibit D

Form of Assignments of Rents

[To be inserted]

Exhibit D-1

Exhibit E

Microsoft Excel Report

[To be inserted]

Exhibit E-1

Exhibit F

Form of Certificate of Perfection

[date]

Pursuant to and in accordance with Section 2.9(c) of that certain Fifth Amended and Restated Purchase and Sale Agreement, dated as of September 1, 2003, by and among Raytheon Aircraft Credit Corporation, as originator and servicer, General Aviation Receivables Corporation, as seller, Raytheon Aircraft Receivables Corporation, as transferor, the Purchasers as defined therein, and Bank of America, N.A., as Administrative Agent, as Administrator and as Alternate Purchaser and the other Alternate Purchasers from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”; capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Purchase and Sale Agreement), the Servicer hereby certifies to each of the Administrative Agent and each of the Secured Parties that:

(1)	All items related to the Receivables identified on Schedule 1 attached hereto (the “Subject Receivables”) which as of the date of the Investment did not satisfy the requirements of perfection referred to in the definition of “Investment Condition” now have been executed, recorded and delivered as contemplated by Section 6.1(q) of the Purchase and Sale Agreement; and

(2)	The amount requested to be disbursed from the Cash Reserve Account in respect of the Subject Receivables is $ which is the lesser of (a) the current balance in the Cash Reserve Account minus the amount of any net loss incurred on any Eligible Investments made from funds on deposit in the Cash Reserve Account to the extent not previously deducted from any prior payment to the Seller pursuant to Section 2.9(c) of the Purchase and Sale Agreement and (b) $ [100% of the aggregate Unpaid Balance of the Subject Receivables].

The Servicer hereby requests that the Control Party instruct the Administrative Agent to disburse the funds to which the Seller is entitled pursuant to paragraph 2 above in accordance with the following instructions:                                                  .

RAYTHEON AIRCRAFT CREDIT CORPORATION, as Servicer

By:
Name:
Title:

Exhibit F-1

Exhibit G

Form of Notice of Release

[date]

Pursuant to and in accordance with Section 2.9(c) of that certain Fifth Amended and Restated Purchase and Sale Agreement, dated as of September 1, 2003, by and among Raytheon Aircraft Credit Corporation, as originator and servicer, General Aviation Receivables Corporation, as seller, Raytheon Aircraft Receivables Corporation, as transferor, the Purchasers as defined therein, and Bank of America, N.A., as Administrative Agent, as Administrator and as Alternate Purchaser and the other Alternate Purchasers from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”; capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Purchase and Sale Agreement), the Control Party hereby instructs the Administrative Agent that:

(1)	In reliance upon the Certificate of Perfection dated as of with respect to the Receivables identified on Schedule I hereto (the “Subject Certificate of Perfection”, a copy of which is attached hereto), the amount authorized to be released to the Seller is $ .

The Control Party hereby directs and authorizes the Administrative Agent to disburse the amount referred to in paragraph (1) above to the Seller in accordance with the instructions provided in the attached Subject Certificate of Perfection.

[CONTROL PARTY]

By:
Name:
Title:

Exhibit G-1

Annex A

Minimum Capital Payments and Related Settlement Dates

Amount of Investment due	Related Settlement Date
$70,107,868.51	The Settlement Date occurring in October 2005
$56,086,294.81	The Settlement Date occurring in April 2007
$56,086,294.81	The Settlement Date occurring in October 2008
$42,064,721.11	The Settlement Date occurring in April 2010
$28,043,147.40	The Settlement Date occurring in October 2011
$14,021,573.70	The Settlement Date occurring in April 2013
$14,021,573.70	The Settlement Date occurring in October 2014

Annex A-1

Annex B

Duties of the Servicer

Standard of Care

In performing the Services, the Servicer shall comply with the Standard of Care.

Receivable Management

The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to administer, service and collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, in accordance with the Standard of Care and solely in accordance with the Credit and Collection Policy. The Servicer shall enforce the rights and interests of the Administrative Agent, the Purchasers and the Insurer in and under the Receivables and the Contracts and with respect to the Aircraft.

General services in connection with each Receivable

The Servicer shall:

•	Monitor the performance of the Obligor under the relevant Receivable;

•	Bring to the attention of each Obligor any concerns regarding the performance of the Obligor of its obligations under the relevant Contract; and

•	Remind the Obligor, where appropriate, of its obligations under the relevant Contract to provide periodic information.

Collections and Disbursements

The Servicer shall:

•	Prepare and issue invoices, notices and advices to each Obligor for all payments due including rents, deposits, reserves, fees, principal, interest, interest on past due amounts, late payment charges, any payments due in respect of taxes and any other payments that may be due under the relevant Receivable;

•	Use reasonable administrative efforts to enforce payment of each Receivable in the event of non-payment by the relevant due date;

•	Direct all Obligors to remit payments relating to the Receivables solely to a post office box, lockbox or deposit account, in each case covered by a Blocked Account Agreement;

•	Remit (or cause to be remitted) daily to the Collection Account, all Collections within five (5) Business Days (i) after deposit thereof into either of the Raytheon Aircraft and Affiliated Companies Account or the RACC Intrust Bank Account and (ii) in the case of Collections otherwise received by any Raytheon Entity or any Affiliate of a Raytheon Entity, after identification by such the Servicer of such funds as Collections.

•	Maintain appropriate records regarding payments made and payments due under each Receivable;

Annex B-1

•	Review from time to time the level of rents, payments of principal and interest, deposits, letters of credit and other amounts that may be adjusted under any Receivable that shall include but not be limited to adjustments resulting from changes in the underlying interest rate;

•	Make all necessary adjustments as a result of such a review and amend its records appropriately; and

•	Provide for the timely drawing on any letters of credit, deposits, guarantees or other credit support held in relation to the relevant Receivable in each case using commercially reasonable efforts to maximize the Collections with respect to such Receivable (except as otherwise expressly set forth in this Agreement).

Administrative Services

The Servicer shall:

•	Monitor receipts in and withdrawals from the Collection Account;

•	Calculate the amounts due to each party as directed by Section 2.12 of this Agreement and provide notice to the Administrative Agent of all payments due on each Settlement Date;

•	With respect to any Receivable backed by a letter of credit, prepare any drawing request required under such letter of credit and, if the payment due under such Contract is not made by the drawing deadline under such letter of credit, coordinate with the Administrative Agent or bailee possessing such letter of credit so as to make a drawing thereunder. The Servicer may maintain letters of credit and cash collateral as expressly provided in this Agreement. Further, if the expiration date of any letter of credit related to any Receivable is not extended when a principal balance of such Receivable remains outstanding, the Servicer shall, or shall cause the appropriate Raytheon Entity to, coordinate with the Administrative Agent or bailee possessing such letter of credit so as to draw the aggregate available amount under such letter of credit prior to the expiration thereof;

•	Use commercially reasonable efforts to monitor payment of taxes and other governmental charges with respect to the Receivables;

•	Use commercially reasonable efforts to monitor licensing, permits and other documentation required with respect to the Receivables;

•	File financing statements and continuation statements and other applicable documents to ensure the Administrative Agent maintains, subject to the Investment Condition, a first priority, perfected security interest in the Receivables, Affected Assets and the Related Security;

•	Use commercially reasonable efforts to monitor and identify laws, rules and regulations applicable to the Receivables; and

•	Maintain an information management system with respect to the Receivables and the Collateral with substantially the same capability as the system maintained by the Servicer on the Closing Date.

Annex B-2

Amendments to Documents

Except as otherwise provided in this Agreement or provided below, the Servicer may not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or extend, amend or otherwise modify the rights of the Seller other than:

•	Where the entire Receivable is being transferred to another entity affiliated with the current Obligor reflecting credit characteristics at least as favorable as those in effect prior to such transfer;

•	The Obligor under an existing Aircraft Fractional Share substitutes the current collateral for another Aircraft Fractional Share of the same model type with prevailing market value equal to or greater than the current collateral. The Servicer shall be entitled to amend the existing Contracts or enter into new Contracts provided that the principal financial terms of the Receivable, including, without limitation, the principal amount thereof, remain unchanged and all other provisions of such Contract are at least as favorable as those prior to such amendment or entry into such new Contract and the Servicer takes all actions perfect or to maintain perfection as are required by this Agreement;

•	To waive in accordance with the Standard of Care any late payment penalty or default interest that may accrue as a result of any late payment or other default;

•	The Servicer shall use commercially reasonable practices in managing past due amounts owing in respect of Receivables. In that connection, the Servicer shall be permitted to structure plans to bring not more than three months of past due amounts under a Receivable current over a repayment period not to exceed 180 days. For reporting purposes, such a Receivable will still be shown as past due until such past due amounts, as rescheduled, have been repaid in full;

•	In the case of a prepayment of a Receivable in respect of an Aircraft Fractional Share in connection with the transfer of a portion of such Aircraft Fractional Share back to Flight Options, to permit a release in the amount of the lien on the portion of such Aircraft Fractional Share so transferred pro rata with the amount of the Receivable prepayment; and

•	To extend the term of any Brazilian operating lease as set forth in the “Brazilian Operating Lease” section in Schedule II to a date no later than the Settlement Date occurring in September 2014; provided that the Servicer simultaneously receives extended powers of attorney in favor of the Administrative Agent effective through a date no earlier than three (3) months after the new scheduled expiration date of such lease.

Insurance Provisions

The Servicer shall:

•	Monitor the performance of the obligations of Obligors relating to insurance (including hull values, war risks and liabilities) required by the relevant Contract;

•	Bring to the attention of each Obligor any concerns regarding the nature of the prevailing insurances;

•	Obtain copies of associated documentation ensuring that they reflect the requirements of the relevant Contract;

Annex B-3

•	Obtain and maintain acceptable levels of contingent insurance coverage that become applicable if at any time there ceases to be acceptable insurance coverage for the relevant Contract; and

•	In the event that any Aircraft is declared a total loss, the Servicer shall take all steps necessary to ensure that all funds due and payable to the loss payee under the insurances are received and applied in the appropriate manner.

Enforcement

The Servicer shall take all commercially reasonable steps in accordance with the Standard of Care following any default by an Obligor under any applicable Contract to preserve and enforce the rights of the Administrative Agent, the Purchasers and the Insurer under the relevant Contract. Where the Servicer has declared an event of default thereunder, this shall include repossessing or taking possession of the relevant Aircraft and pursuing legal action with respect thereto. In the case of an Aircraft Fractional Share, upon the request of the Administrative Agent (with the prior written consent of the Control Party), or the Control Party (with prior written notice to the Administrative Agent), the Servicer shall exercise its right to have Flight Options repurchase such interest for a price based on fair market value at such time and apply such proceeds to the repayment of the related Receivable.

Repossession

At any time the Servicer deems it proper and lawful to repossess an Aircraft, the Servicer shall use its affiliates, dealers and sales representatives to take specific action to recover such Aircraft and transport such Aircraft to a facility within the continental United States designated by the Servicer over which the Servicer has control, or any other facility or location that the Servicer considers appropriate. After repossession of an Aircraft, the Servicer shall maintain the Aircraft free and clear of all Adverse Claims (other than any Permitted Lien). All previously unreimbursed costs and expenses associated with such repossession, to the extent comprising Permissible Servicer Expenses, shall be payable to the Servicer pursuant to clause (viii) of Section 2.12 of this Agreement or, to the extent relating to a specific Receivable and outstanding at the time of the receipt of any related Recovery Proceeds, from such Recovery Proceeds.

As part of this process, the Servicer shall:

•	Obtain information regarding the location of the Aircraft;

•	Prepare the information and documentation respecting the basis for the repossession;

•	Make arrangements to ensure that the Aircraft can be repossessed;

•	Make enquiries to ensure that the repossession can be effectuated without violating any laws, regulations or other pronouncements of any governmental authority and without violating any rights of entities (including, without limitation, the related Obligors) that hold an interest in the Aircraft;

•	In no event shall the Servicer be required to undertake a repossession if it reasonably believes that to do so would be improper, unlawful, imprudent or otherwise inappropriate;

•	Liaise with and instruct as appropriate legal counsel to effect the repossession of the Aircraft;

Annex B-4

•	Ensure that the Aircraft is airworthy and make arrangements to take possession of the Aircraft and transport it to an appropriate facility;

•	Deregister the Aircraft and reregister it in another jurisdiction if necessary;

•	Pay any necessary amounts due to permit the Aircraft to be transported to an appropriate facility; and

•	The Servicer shall be reimbursed for previously unreimbursed Permissible Servicer Expenses that it incurs in relation to the repossession of an Aircraft, including third party legal fees and expenses, payment of outstanding liens, airport fees, pilot fees and expenses, required permits and licenses, air navigation fees, fuel and essential maintenance, through clause (viii) of Section 2.12, or to the extent relating to a specific Receivable and outstanding at the time of the receipt of any related Recovery Proceeds, from such Recovery Proceeds.

Refurbishment

•	As soon as practicable following the date that the Aircraft is in the possession of the Servicer it shall, through its affiliates, dealers or representatives, analyze the technical condition of the Aircraft. Where necessary a detailed technical inspection of the Aircraft shall be carried out;

•	The Servicer shall undertake all refurbishment work required for airworthiness by the FAA and the local aviation administration if the Aircraft is located at a facility outside the United States;

•	The Servicer shall use its commercially reasonable judgment to undertake any refurbishment work that is deemed necessary to facilitate the sale of the Aircraft or where the price to be paid by a prospective purchaser would be increased by an amount equal to not less than the cost of such refurbishment;

•	The Servicer shall perform any refurbishment tasks diligently and undertake in good faith to do so within commercially reasonable costs and timeframes; and

•	The Servicer shall be reimbursed for any previously unreimbursed Permissible Servicer Expenses, including costs relating to all reconditioning, repair, test flights, ferrying, air navigation fees, pilot fees and expenses, required permits and licenses, repainting, recertification costs and other related services necessary or appropriate in order for the Aircraft to be remarketed effectively together with all inspection costs and fees, through clause (viii) of Section 2.12 of this Agreement, and, to the extent relating to a specific Receivable and outstanding at the time of the receipt of any related Recovery Proceeds, from such Recovery Proceeds.

Remarketing

For any Aircraft repossessed by the Servicer, the Servicer shall remarket such Aircraft. In that connection, the Servicer shall:

•	Use commercially reasonable efforts to conduct a marketing effort to sell and/or lease the Aircraft comparable to the efforts the Servicer would use should the Aircraft form part of its used aircraft inventory (such effort shall include advertisements in publications, direct mail, posting details on the internet and any other means that would be expected of a firm recognized in the business of selling similar aircraft);

Annex B-5

•	In remarketing the Aircraft, the Servicer shall not favor aircraft owned or managed by it ahead of the Aircraft;

•	Provide details and specifications to any prospective purchaser;

•	Consider and evaluate all bona fide offers;

•	Accept any offer that results in the full repayment of the associated Receivable and accept the highest offer that it views as representative of the prevailing market for similar aircraft;

•	Arrange for storing, hangaring, maintaining, repairing, demonstrating, insuring, fuelling, testing and ferrying the Aircraft as well as obtaining and paying for related Permissible Servicer Expenses including permits, licenses, air navigation fees, pilot fees and expenses and other commercially reasonable costs as part of its remarketing effort including any sales commissions payable; and

•	Be reimbursed for all previously unreimbursed Permissible Servicer Expenses incurred with remarketing through clause (viii) of Section 2.12 of this Agreement or, to the extent relating to a specific Receivable and outstanding at the time of the receipt of any related Recovery Proceeds, from such Recovery Proceeds.

Servicer Reports

Within ten (10) Business Days of the end of each Fiscal Month, the Servicer shall provide a Monthly Servicer Report containing details of:

•	All Receivables;

•	The aging of Receivables;

•	Any Contracts expiring during the previous Fiscal Month;

•	All prepayments; and

•	Number and dollar amount of:

delinquencies,

losses,

defaults and

repossessed inventory

Annex B-6